      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1999
                                                      REGISTRATION NO. 333-70981
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       PRE-EFFECTIVE AMENDMENT NO. 3 TO
                       --------------------------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                ----------------------------------------------
                     FIRST COMMUNITY FINANCIAL CORPORATION
            (Exact name of Registrant as specified in its charter)

   NORTH CAROLINA                   6036                      56-2119954
 (State or other              (Primary Standard            (I.R.S. Employer
   jurisdiction                  Industrial              Identification Number)
 of incorporation or       Classification Code Number)
   organization)

                            708 SOUTH CHURCH STREET
                             POST OFFICE BOX 1837
                     BURLINGTON, NORTH CAROLINA 27216-1837
                                (336) 227-3631
         (Address, including zip code, and teltphone number, including area code, of Registrant's principal executive offices)
                            ______________________

   WILLIAM R. GILLIAM, PRESIDENT                             COPIES TO:
 First Community Financial Corporation                  EDWARD C. WINSLOW III
      708 South Church Street                           RANDALL A. UNDERWOOD
       Post Office Box 1837               Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
 Burlington, North Carolina 27216-1837                 2000 Renaissance Plaza
(336) 227-3631                                          Post Office Box 26000
                                                   Greensboro, North Carolina 27420

(Name and address, including zip code,
and telephone number, including area
code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                            ______________________
                        CALCULATION OF REGISTRATION FEE

======================================================================================================
    TITLE OF EACH CLASS             DOLLAR         PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
    OF SECURITIES TO BE            AMOUNT TO        OFFERING PRICE      AGGREGATE       REGISTRATION
         REGISTERED              BE REGISTERED        PER SHARE       OFFERING PRICE         FEE
------------------------------------------------------------------------------------------------------
Common Stock, no par value    $37,207,500/(1)(2)/      $15.00           $37,207,500    $10,343.69/(3)/
======================================================================================================

(1) The amount to be registered is based upon the maximum of the valuation range of Community Savings Bank, SSB and the Registrant, as established by an independent appraisal.
(2) Includes $1,500,000 for shares to be contributed to a charitable foundation, as described herein.
(3)  Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

PROSPECTUS
                     FIRST COMMUNITY FINANCIAL CORPORATION
                    UP TO 2,380,500 SHARES OF COMMON STOCK
                               $15.00 PER SHARE

     First Community Financial Corporation is offering shares of its common stock for $15.00 per share. First Community is the proposed holding company for Community Savings Bank, SSB, which is converting from a mutual savings bank to a stock savings bank.

     First Community is offering the shares first to Community Savings' depositors and borrowers who have subscription rights. To purchase shares in that offering, depositors and borrowers must submit a properly completed order form, together with full payment for the shares, to Community Savings before __________, Eastern time, on __________, 1999.

     If First Community does not sell enough shares in the offering described above to complete the conversion, the remaining shares will be offered for sale to members of the general public with preference given to people who live in Alamance County, North Carolina. First Community could begin the offering to members of the general public at any time during the subscription offering and could terminate it at any time without notice.

     First Community is offering between a minimum of 1,530,000 shares and a maximum of 2,070,000 shares based upon an independent appraisal. If the appraiser increases its valuation, the number of shares sold could be increased by 15% above the maximum to 2,380,500 shares.

==========================================================================================================
                                     Per Share at    Per Share at
                                       Minimum         Maximum       Total at Minimum    Total at Maximum
----------------------------------------------------------------------------------------------------------
Purchase Price                          $15.00          $15.00          $22,950,000         $31,050,000

Estimated Underwriting, Marketing
 and Other Fees and Expenses            $ 0.57          $ 0.49          $   874,000         $ 1,005,000

Estimated Net Proceeds                  $14.43          $14.51          $22,076,000         $30,045,000
==========================================================================================================

     First Community has applied for approval for the common stock to be listed for quotation on the Nasdaq National Market. If First Community does not satisfy the conditions for quotation on the Nasdaq National Market, it will apply for approval to be listed for quotation on the Nasdaq Small Cap Market. If it is listed on either Nasdaq market, First Community expects to use FCFN as its listing symbol.

     Trident Securities, Inc. has agreed to assist First Community in selling the shares, but does not guarantee that the minimum number of shares will be sold. First Community and Community Savings will hold all funds received from subscribers in an interest-bearing savings account at Community Savings until First Community completes or terminates the offering.

     Community Savings has established a stock information center at Community Savings' headquarters office at 708 South Church Street, Burlington, North Carolina, telephone number (336) 221-1503.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE ADMINISTRATOR OF THE SAVINGS INSTITUTIONS DIVISION, NORTH CAROLINA DEPARTMENT OF COMMERCE, ANY STATE SECURITIES COMMISSION, NOR THE FEDERAL DEPOSIT INSURANCE CORPORATION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

     FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE _____.
                           TRIDENT SECURITIES, INC.
                              _____________, 1999

                          COMMUNITY SAVINGS BANK, SSB
                           BURLINGTON, NORTH CAROLINA


                          [MAP OF NORTH CAROLINA WITH
                          ALAMANCE COUNTY HIGHLIGHTED]

                                                      __________________________
                                                        . MAIN OFFICE
                                                          708 S. CHURCH STREET
                                                          BURLINGTON, NC

                                                        . 166 HUFFMAN MILL ROAD
                                                          BURLINGTON, NC

                                                        . 257 S. GRAHAM HOPEDALE
                                                          BURLINGTON, NC

                                                        . 227 S. MAIN STREET
                                                          GRAHAM, NC
                                                      __________________________

                                    SUMMARY

     This summary highlights selected information from this prospectus and does not contain all the information that you need to know before making an informed investment decision. To understand the stock offering fully, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of Community Savings.

FIRST COMMUNITY FINANCIAL     First Community is a North Carolina corporation
CORPORATION                   recently organized by the Board of Directors of
                              Community Savings to acquire all of the capital stock that Community Savings will issue upon its conversion from the mutual to stock form of ownership. First Community has not yet engaged in any business. Upon completion of the conversion, its business will initially consist solely of owning Community Savings, investing the proceeds of the conversion that it retains and investing the principal and interest payments from the loan it will make to Community Savings' employee stock ownership plan.

                              First Community's executive office is located at 708 South Church Street, Burlington, North Carolina, and its telephone number is (336) 227-3631.

COMMUNITY SAVINGS BANK, SSB   Community Savings is a North Carolina-chartered
                              mutual savings bank headquartered in Burlington, North Carolina. Community Savings conducts business through its headquarters office in Burlington, North Carolina, its two full service branches in Burlington, its full service branch in Graham, North Carolina and its loan origination office in Burlington. Community Savings' primary market area consists of the communities in Alamance County, North Carolina. Alamance County is located in the Piedmont area of North Carolina east of Greensboro and west of Durham. At December
                              31, 1998, Community Savings had assets of $172.9 million, net loans of $127.2 million and deposits of $140.4 million.

                              Highlights of Community Savings' operations include:

                              . Capital Position. As of December 31, 1998, Community Savings had equity of $23.2 million. Its capital substantially exceeded all minimum capital requirements imposed by its federal and state regulators.

                              . Profitable Operations. For the fiscal years ended December 31, 1998, 1997 and 1996,
                                   Community Savings had net income of $271,000, $590,000 and $399,000 and a return on average assets of 0.16%, 0.36% and 0.26%.



                              . Sale of Fixed Rate Loans. Community Savings sells most of its fixed interest rate home mortgage loans in the secondary market and retains most of its variable interest rate home mortgage loans.

                         . Offerings of New Products. For many years, Community Savings operated as a traditional thrift institution in accepting deposits and making almost exclusively home mortgage loans. However, Community Savings has recently begun to change its methods of operation so that in the future it will be able to offer its customers a wider array of products and operate more like a community bank than a traditional thrift institution. While this transformation process is not yet complete, many of the organizational changes necessary to the process have occurred at substantial cost to Community Savings.

                         . Changing Asset Mix. In recent years, the composition of Community Savings' assets has changed significantly, as investments have decreased, and loans - particularly commercial, construction and consumer loans - have significantly increased. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -Management Strategy."

THE CONVERSION              The conversion involves the transformation of
                            Community Savings from mutual to stock form, First
                            Community's acquisition of all of the outstanding capital stock of Community Savings and First
                            Community's sale of its common stock to the depositors and borrowers of Community Savings and other persons who have the right to purchase shares.
                            The conversion and the offerings will not be completed if they are not approved by various federal and state regulatory officials and by the members of Community Savings eligible to vote at a special meeting to be held on _______________, 1999.

REASONS FOR THE CONVERSION  Management believes that converting Community
                            Savings from mutual to stock form and organizing First Community as a holding company will enhance Community Savings' ability to complete the process of transforming itself from a traditional thrift institution to a community bank and its ability to compete in its changing operating environment. If the conversion is approved and completed, First Community and Community Savings intend to pursue the business strategy described in this prospectus with the goal of enhancing shareholder value over the long term. Neither First Community nor Community Savings has any plan to be acquired by any larger financial institution.

COMMUNITY SAVINGS CHARITABLE  To continue its long-standing support of
FOUNDATION                    charitable causes in its local community,
                              Community Savings has established Community
                              Savings Charitable Foundation. If the conversion is approved and completed, Community Savings expects to acquire from First Community up to 100,000 newly issued shares of First Community's common stock for up to $1,500,000 and contribute those shares to the foundation. The foundation will use those shares to support various charitable causes in the communities in which Community Savings operates.

THE OFFERINGS                 Shares of First Community's common stock are being
                              offered in a subscription offering to the following persons in the following order of priority:

                              (1) Community Savings' depositors as of June 30, 1997 who had deposits at the close of business on that date of at least $50;

                              (2) Community Savings' employee stock ownership plan;

                              (3) Community Savings' depositors as of March 31, 1999 who had deposits at the close of business on that date of at least $50;

                              (4) Community Savings' depositor and borrower members as of April 15, 1999 who did not have deposits of at least $50 on June 30, 1997 or March 31, 1999; and

                              (5)  directors, officers and employees of
                                   Community Savings who are not described in categories (1) through (4) above.

                              If First Community receives more subscriptions than there are shares offered, available shares will be allocated among subscribers, and subscriptions of subscribers in prior categories will be filled first.

                              Shares of common stock not subscribed for in the subscription offering, if any, will be offered in a community offering to members of the general public, with priority given to people and trusts for people who are residents of Alamance County, North Carolina. First Community and Community Savings may reject orders in the community offering in whole or in part. If there is a community offering, management expects that First Community will offer all shares not purchased in the community offering in a broader offering to the public.

STOCK PRICING AND NUMBER OF   The purchase price of the stock offered in the
SHARES TO BE OFFERED          conversion is $15.00 per share. The amount of
                              stock sold, which is based upon an independent valuation of the estimated market value of First
                              Community and Community Savings, will be between $22,950,000 and $35,707,500.

                              If errors are made in allocating shares, First Community may issue additional shares of its common stock. See "The Conversion - Purchase Price of Common Stock and Number of Shares
                              Offered."

EXPIRATION DATE OF THE        Subscription rights in the subscription offering
SUBSCRIPTION AND              expire at 12:00 Noon, Eastern Time, on
COMMUNITY OFFERINGS           _______________, 1999, unless extended. First
                              Community may commence a community offering at any time after the subscription offering begins and may end any community offering at any time, but not later than _______________, 1999, unless extended with the approval of regulatory officials.

STOCK PURCHASE LIMITATIONS    Minimum: 30 shares for $450.

                              Maximum:

                              . No purchaser may buy more than 15,000 shares for $225,000.

                              . No purchasers exercising subscription rights as a result of a single account may buy more than 15,000 shares for $225,000 in the aggregate.

                              . Purchasers acting together may buy no more than 20,000 shares for $300,000 in the aggregate.

                              .    Purchasers, together with

                                   . their spouse or relatives who live in the same home or who are directors or executive officers of Community Savings,

                                   .  corporations or other organizations of
                                      which a purchaser is an officer, partner or 10% owner, and

                                   . trusts and estates in which the purchaser has a substantial beneficial interest or serves as a fiduciary may buy no more than 20,000 shares for
                                   $300,000 in the aggregate.

                              . Community Savings' employee stock ownership plan may buy up to 8% of the sum of the shares issued in the conversion and the shares contributed to the foundation.

                              Purchase limitations may be changed by Community Savings' Board of Directors. For a more detailed description of the maximum purchase limitations, see "The Conversion - Minimum and Maximum Purchase Limitations."

HOW TO ORDER STOCK            If you have subscription rights, you may order
                              shares of stock in the subscription offering only by returning the original of the stock order form accompanying this prospectus, properly completed with full payment for all of the shares ordered. Community Savings must receive original stock order forms and required payments for purchases in the subscription offering prior to 12:00 noon on _______________, 1999. Copies of stock order forms, including facsimile copies, will not be accepted.

                           Purchasers in the community offering must deliver original stock order forms and required payments for purchases prior to the time the community offering terminates, which may be at any time, but not later than ________________, 1999, unless extended with the consent of regulatory officials. Once an order is delivered, it cannot be revoked or changed without the consent of Community Savings.

REQUIRED FORMS OF PAYMENT  Payment for subscriptions may be made:
FOR SHARES
                           .  in cash, if delivered in person;

                           .  by check, bank draft or money order; or

                           . by authorization of withdrawal from savings accounts and certificates of deposit maintained at Community Savings which contain sufficient funds for the purchase.

                           No wire transfers will be accepted.

                           Payment for stock may be made from funds in an IRA, Keogh or similar account at Community Savings; however, persons wishing to use their Community Savings IRA's to purchase stock must visit the Stock Information Center by ________________, 1999 in order to complete the necessary paperwork.

                           See "The Conversion - Exercise of Subscription Rights and Purchases in the Community Offering."

MARKET FOR COMMON STOCK    Neither First Community nor Community Savings has
                           ever issued stock to the public before, and there is no existing market for the common stock. First
                           Community has applied for approval to have the common stock listed for quotation on the Nasdaq National
                           Market. If it does not satisfy the conditions for approval to be listed for quotation on the Nasdaq
                           National Market, it will apply to have the common stock listed for quotation on the Nasdaq Small Cap
                           Market. If the common stock is listed for quotation on either Nasdaq market, First Community expects to use FCFN as its listing symbol.

DIVIDEND POLICY            After the conversion, First Community currently
                           expects to pay cash dividends on the common stock twice each year at an initial semiannual rate of 15 cents per share, or an annual rate of 30 cents per share. First Community expects that the first dividend will be paid after the end of the first calendar quarter which ends at least six months after the conversion. First Community also could pay special nonrecurring cash dividends. First
                           Community's Board of Directors will determine if and when dividends will be paid. There can be no assurance that dividends will be paid or that, if dividends are paid, they will not be reduced or eliminated in the future. Banking regulations and commitments made to bank regulators in connection with the conversion restrict First Community's ability to pay regular and special dividends and to make distributions which represent returns of capital for tax purposes.





                           For a detailed discussion of these commitments and First Community's dividend policy, see "Dividend Policy."

SUBSCRIPTION RIGHTS ARE    Subscriptions rights may be exercised only by the
NOT TRANSFERABLE           person to whom they are issued and only for his or
                           her own account. If you transfer your subscription rights, you will forfeit your right to purchase, and other sanctions may be imposed on you.


USE OF PROCEEDS            First Community expects to loan proceeds of the
                           offering to the employee stock ownership plan to enable the plan to purchase shares of common stock in the offerings. First Community plans to retain approximately half of the remaining net proceeds and to pay the remainder of the net proceeds to Community
                           Savings in exchange for all of the capital stock of Community Savings. Community Savings expects to use up to $1,500,000 to purchase newly issued shares of common stock from First Community, and will then contribute those shares to the foundation. Management expects that the proceeds retained by First Community and the proceeds paid by First Community to Community
                           Savings will be invested in loans, mortgage-backed securities and investments consisting primarily of U.S. government and federal agency obligations, interest-earning deposits and other marketable securities.

                           The following chart illustrates how management expects to initially use the proceeds of the offering. The chart assumes that 1,800,000 shares will be sold. The amounts shown in the chart are estimates only. The estimated amounts would be different if the number of shares sold is different from 1,800,000, if the actual expenses of the offering are different from estimated amounts or if there is an oversubscription and Community Savings' employee stock ownership plan is unable to buy its shares in the subscription offering.

                               USES OF PROCEEDS

                       $27,000,000
                   Gross Offering Proceeds


         -------------------------------------------

     $940,000                                 $26,060,000
     Estimated offering expenses              Estimated net proceeds

           ------------------------------------------------------------------------------


$2,280,000 (8.8% OF estimated         $11,890,000 (45.6% of                 $11,890,000 (45.6% of estimated net proceeds)
net proceeds)                         estimated nae proceeds)               Paid to Community Savings
Estimated loan to ESOP;               Held by First Community
ESOP will use loan proceeds to        for working capital and
buy First Community common            investment in interest
stock directly from First Com-        earning deposits and                 -------------------------------
munity in the conversion, or          other investments,
if the ESOP's order is not filled     including possible non-
in the conversion, in the open        interest savings deposits
market                                at Community Savings

                                                                   $1,5000,000 (5.7% of         $10,390,000 (39.9% of estimated
                                                                   estimated net proceeds)      net proceeds)
                                                                   Paid to First Community      Invested by Community Savings in
                                                                   for shares contributed       loans, interest earning deposits and

                                                                   to foundation                other investments

                              First Community and Community Savings could also use proceeds of the offerings for other purposes. See "Use of Proceeds."

STOCK OWNERSHIP BY            The directors and executive officers of First
MANAGEMENT                    Community and of Community Savings and their
                              associates currently anticipate subscribing for
                              218,333 shares of common stock at a cost of $3,275,000, which represents from 9.2% to 14.3% of the shares of common stock to be issued in the conversion. In addition directors, officers and other employees are expected to have control over large numbers of shares as a result of Community
                              Savings' employee stock ownership plan and proposed management recognition and stock option plans.



                              Management could use the voting power resulting from its ownership to block mergers, consolidations and other business combinations and to perpetuate its control of First Community. See "Stock Purchases By Directors and Executive Officers" and "Anti-Takeover Provisions Affecting First Community and Community Savings."

BENEFITS OF THE CONVERSION    As a part of the conversion, Community Savings
                              will establish an employee stock ownership plan to provide retirement benefits to employees.

                              After the conversion, First Community and Community Savings intend to adopt a management recognition plan which would make stock grants to directors and employees and a stock option plan which would grant stock options to directors and employees. These plans will be subject to approval at a meeting of stockholders.

                                             ESTIMATED      PERCENTAGE OF SHARES
                                             VALUE OF   ISSUED, INCLUDING SHARES
                                              SHARES    ISSUED TO THE FOUNDATION
           Employee stock ownership plan    $2,280,000              8.0%

           Stock awards                     $1,140,000              4.0%

           Stock options                            --             10.0%
                                            ----------             ----
                Total                       $3,420,000             22.0%

           In connection with the conversion, Community Savings will enter into an employment agreement with W. R. Gilliam, its President and Chief Executive Officer, and First Community will enter into special termination agreements with four other executive officers. The employment agreement and special termination agreements provide certain potential benefits to executive officers in the event of a change in control.

           See "Management of Community Savings" for more details regarding these benefits.

                                 RISK FACTORS

     Investors should consider the following factors, in addition to the information presented elsewhere in this prospectus, before deciding whether to purchase the common stock.

AFTER THE CONVERSION, FIRST COMMUNITY'S RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES, AND THIS COULD REDUCE THE VALUE OF THE COMMON STOCK.

     It is expected that First Community's return on equity initially will be below industry norms. Investors expecting a return on equity which will meet or exceed industry norms for the foreseeable future should carefully evaluate and consider the risk that such returns will not be achieved.

     Historically, Community Savings' earnings have been negatively impacted by the fact that its asset portfolio contained lower levels of loans and higher levels of investment securities than its peer institutions. Investments generally produce lower rates of return than loans. In recent years Community Savings has taken steps to increase the amount of loans outstanding, particularly higher yielding construction, commercial and consumer loans. Nevertheless, these operating changes have not yet caused Community Savings' earnings to match the earnings of its peer institutions. Community Savings' return on average equity for the years ended December 31, 1997 and 1996 was 2.60% and 1.82%, as compared to substantially higher 6.75% and 3.62% averages for North Carolina savings institutions. Community Savings' return on average equity for the year ended December 31, 1998 was 1.04%.

     At December 31, 1998, Community Savings' ratio of retained income to assets was 13.4%. Assuming the sale of 1,800,000 shares of common stock in the conversion and the contribution of 100,000 shares to the foundation, First Community's ratio of equity to assets would have been 29.3%. It is doubtful that First Community will be able to quickly deploy the capital raised in the conversion in loans and other earning assets in a manner consistent with its business plan and operating philosophies and in a manner which will generate near-term earnings which will support its higher capital position.

     In addition, the costs associated with new stock-based employee benefits, such as the employee stock ownership plan and management recognition plan, will increase First Community's future compensation expenses, thereby adversely affecting its net income and return on equity.

COMMUNITY SAVINGS PLANS TO CONTINUE INCREASING ITS LEVELS OF CONSTRUCTION, COMMERCIAL AND CONSUMER LOANS, AND THIS WILL INCREASE THE RISKS ASSOCIATED WITH ITS LOAN PORTFOLIO.

     Community Savings plans to continue increasing its levels of construction, commercial and consumer loans in the near future. Such loans generally require specialized underwriting skills and involve more risk than single family mortgage loans, which now represent the majority of Community Savings' assets. See "Business of Community Savings - Lending Activities - Commercial, Financial and Agricultural Lending," "- Construction Lending," and "- Consumer
Lending."

INCREASING INTEREST RATES COULD REDUCE COMMUNITY SAVINGS' EARNINGS.

     Community Savings' earnings, as is the case with savings institutions generally, are dependent to a large degree on its net interest income, which is generally the difference between interest income from loans and investments and interest expense on deposits and borrowings. Community Savings' interest income and interest expense are significantly affected by general economic conditions and by policies of the federal government and various regulatory agencies.

     Community Savings' interest rate risk analyses indicate that Community Savings' asset and liability structure presents significant interest rate risk and that the value of Community Savings' assets and net interest income could be negatively impacted by increases in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

THERE IS A LIMITED MARKET FOR THE COMMON STOCK WHICH COULD MAKE IT DIFFICULT TO SELL AND NEGATIVELY AFFECT THE TRADING PRICE.

     Neither First Community nor Community Savings has ever issued stock to the public. Consequently, no market now exists for the common stock. Purchasers of common stock should recognize that the absence of an active and liquid trading market may make it difficult to sell the common stock and may have an adverse effect on the price. First Community has applied for approval to have the common stock listed for quotation on the Nasdaq National Market. If First Community does not satisfy the conditions for quotation on the Nasdaq National Market, it will apply to have the common stock listed for quotation on the Nasdaq Small Cap market. However, the existence of a public trading market will depend upon the presence in the marketplace of both willing buyers and willing sellers at any given time. Because of the limited number of shares which will be sold in the offering, there can be no assurance that an active and liquid trading market will develop, or once developed, continue. See "Market for Common Stock."

THE PLANNED USES OF THE OFFERING PROCEEDS ARE NOT SPECIFIC.

     Management has developed specific plans for using only a small portion of the anticipated offering proceeds. Assuming that 1,800,000 shares are sold in the offerings, management expects to loan approximately $2,280,000, or 8.75% of the estimated net proceeds, to Community Savings' employee stock ownership plan to enable the plan to buy shares of First Community common stock. However, the employee stock ownership plan will pay all of this amount back to First Community when it purchases the common stock unless there is an oversubscription and its stock order is not filled in the offerings and as a result the plan is forced to buy its shares in the open market. In addition, $1,500,000, or 5.75% of the estimated net proceeds, will be used by Community Savings to buy the newly issued shares to be contributed to the foundation, but this $1,500,000 will be returned to First Community when the shares are purchased from it. Except as set forth above, no specific plans have been developed for the use of the offering proceeds. Management expects that the proceeds will initially be invested in loans, mortgage-backed securities and other investments in accordance with Community Savings' then existing lending and investment policies and used for general working capital needs. See "Use of Proceeds."

THE SHARES OF COMMON STOCK OFFERED IN THE OFFERINGS ARE NOT INSURED.

     The shares of common stock offered in the offerings are not savings accounts or savings deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. The stock is subject to investment risk, including the loss of the principal amount invested.

THE COSTS ASSOCIATED WITH THE EMPLOYEE STOCK OWNERSHIP PLAN WILL REDUCE FIRST COMMUNITY'S EARNINGS AND STOCKHOLDERS' EQUITY AND CANNOT BE ACCURATELY PREDICTED.

     Community Savings' employee stock ownership plan expects to purchase, with funds borrowed from First Community, 8% of the sum of the number of shares of common stock issued in the conversion and the number of shares contributed to the foundation. See "Management of Community Savings - Employee Stock Ownership Plan." Assuming the issuance of 2,070,000 shares in the conversion and the contribution of 100,000 shares to the foundation, 173,600 shares would be purchased by the employee stock ownership plan, which - if such shares are acquired at $15.00 per share - would have a value of $2,604,000. The purchase of common stock paid by the plan will reduce the stockholders' equity and the earnings of First Community.

     If, because of an oversubscription for shares of common stock or for any other reason, the plan is unable to purchase in the conversion 8% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation, then the plan expects to purchase such shares in the open market after the conversion. In that event, the actual cost of the plan may be more or less than the amounts set forth above because the price paid for its shares will depend upon the price at which the plan can acquire shares in the open market.

     Applicable accounting rules require the measure of compensation recorded by First Community to be based upon the fair value of the shares owned by the employee stock ownership plan. Since the fair value of the shares following the offering cannot be predicted, Community Savings cannot reasonably estimate the impact of the plan on its financial statements. While an increase in the fair value of the shares will cause an increase in plan-related expenses for accounting purposes, an increase in the fair value of the shares after they are acquired would not increase the actual out-of-pocket cost of the plan.

THE OWNERSHIP AND VOTING INTERESTS OF STOCKHOLDERS MAY BE DILUTED BY THE ISSUANCE OF SHARES UNDER THE MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN. THOSE PLANS WILL ALSO INCREASE FIRST COMMUNITY'S COMPENSATION EXPENSES AND REDUCE ITS EARNINGS.

     Management expects to request First Community's stockholders to approve a management recognition plan and a stock option plan at a meeting after the conversion. Shares issued under the two plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. If shares issued under the plans consist of newly issued shares of common stock, the voting and ownership interests of existing stockholders would be diluted.

     The cost of the shares acquired by the management recognition plan will be expensed equally over the period within which the shares become unrestricted. If 2,070,000 shares of common stock are issued in the conversion and 100,000 shares are contributed to foundation and if the management recognition plan acquired 86,800 shares at a cost of $15.00 per share with these shares vesting equally over a five year period, the total annual expense of the management recognition plan would be $260,400 per year. The granting of options under the stock option plan may also result in compensation expenses which can not be determined.

     See "Pro Forma Data" and "Management of Community Savings - Proposed Management Recognition Plan" and "- Proposed Stock Option Plan."

ESTABLISHMENT OF THE FOUNDATION WILL DILUTE THE VOTING AND OWNERSHIP INTERESTS OF STOCKHOLDERS.

     Community Savings expects to purchase from the foundation 100,000 newly issued shares of First Community common stock, with an expected value of $1,500,000. As a result of the establishment of the foundation, the number of outstanding shares will be increased by 100,000. Consequently, persons purchasing shares in the conversion will have their ownership and voting interests in First Community diluted accordingly. Because the shares will be acquired by First Community's wholly-owned subsidiary, their issuance will not result in additional capital on a consolidated basis. See "Pro Forma Data"and "Comparison of Valuation and Pro Forma Information with No Foundation."

THE ESTABLISHMENT OF THE FOUNDATION WILL REDUCE EARNINGS.

     Community Savings will recognize an estimated $1,500,000 expense in the quarter in which it makes the contribution to the foundation, which is expected to be the second quarter of 1999. Such expense will have a material adverse impact on Community Savings' earnings for the 1999 fiscal year, possibly resulting in an operating loss for that year. Community Savings expects that the contribution expense will be partially offset by the tax deductibility of the expense. Community Savings has been advised by its tax counsel that the contribution to the foundation will be deductible for federal income tax purposes, subject to a limitation based on 10% of Community Savings' annual taxable income. If the foundation had been established at December 31, 1998, Community Savings would have reported a net loss of $719,000 for the 1998 fiscal year, rather than reporting net income of $271,000. See "The Conversion -Establishment of the Charitable Foundation - Tax Considerations."

THE CONTRIBUTION TO THE FOUNDATION MAY NOT BE TAX DEDUCTIBLE, WHICH WOULD FURTHER REDUCE EARNINGS.

     Community Savings estimates that substantially all of the contribution to the foundation should be deductible for federal tax purposes over a permissible six-year period. However, no assurance can be made that Community Savings will have sufficient pre-tax income over the five-year period following 1999 to fully use the carryover related to the excess contribution in 1999. If it does not, the expected tax benefit associated with the foundation will be reduced, and the foundation's negative impact on earnings will be increased. Furthermore, although First Community and Community Savings have received an opinion of their tax counsel that Community Savings should be entitled to the deduction for the contribution to the foundation, there can be no assurance that the IRS will recognize the foundation as a tax exempt organization or that the deduction will be permitted. If the foundation was not considered tax exempt, there would be no tax benefit related to the foundation, and the negative impact on earnings would be increased. See "The Conversion - Establishment of the Charitable Foundation - Tax Considerations."

FIRST COMMUNITY'S GOVERNING DOCUMENTS, REGULATORY PROVISIONS AND VOTING CONTROL OF DIRECTORS, OFFICERS AND EMPLOYEES MAY PREVENT OR DISCOURAGE MERGERS, ACQUISITIONS AND OTHER CHANGES IN CONTROL WHICH MIGHT BE FAVORED BY SOME STOCKHOLDERS AND MAY MAKE IT DIFFICULT TO REPLACE EXISTING MANAGEMENT.

     First Community's articles of incorporation and bylaws contain provisions that may discourage attempts to acquire control of First Community that are not negotiated with First Community's Board of Directors. These provisions may result in First Community being less attractive to a potential acquiror and may result in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. In addition, these provisions may have the effect of discouraging takeover attempts that some stockholders might believe to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then-current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors or to remove incumbent management. These provisions include, among others, that certain merger, consolidation, or other business combinations must receive the affirmative vote of at least 75% of the stockholders if not approved by at least 75% of the directors who are not affiliated with the other organization involved in the transaction. For a detailed discussion of these provisions, see "Anti-Takeover Provisions Affecting First Community and Community Savings."

     Banking laws and regulations may deter potential acquirors from seeking to
obtain control of First Community.   These laws and regulations require
regulatory approval of purchases of as little as 10% of any class of equity security of First Community or Community Savings. For a more detailed discussion of these laws and regulations, see "Anti-Takeover Provisions Affecting First Community and Community Savings" and "Supervision and Regulation
- Regulation of First Community."

     Directors and executive officers of Community Savings and First Community, as a result of their expected purchases in the offering and their voting control over shares which may be held by stock based employee benefit plans and the foundation, could have the voting power to block mergers, consolidations and other business combinations and to perpetuate their control of Community Savings and First Community. See "Stock Purchases By Directors and Executive Officers"; "Anti-Takeover Provisions Affecting First Community and Community Savings - Anti-Takeover Effect of Employment Agreement, Special Termination Agreements, and Benefit Plans" and the Foundation and "Management of Community Savings - Employee Stock Ownership Plan" and " - Proposed Management Recognition Plan" and "-Proposed Stock Option Plan."

AGREEMENTS WITH EMPLOYEES MAY DISCOURAGE MERGERS, ACQUISITIONS AND CHANGES IN MANAGEMENT CONTROL WHICH MAY BE FAVORED BY SOME STOCKHOLDERS.

     In connection with the conversion, Community Savings will enter into an employment agreement with W. R. Gilliam, its President and Chief Executive Officer and will enter into special termination agreements with four other executive officers. See "Management of Community Savings - Employment Agreement" and " - Special Termination Agreements." Because these agreements provide certain benefits to employees in the event of a change in control, the existence of the employment agreement and special termination agreements may tend to discourage mergers, consolidations, acquisitions or other transactions that would result in a change in control of First Community or Community Savings. See "Anti-Takeover Provisions Affecting First Community and Community Savings - First Community - Anti-Takeover Effect of Employment Agreement, Special Termination Agreements and Benefit Plans."

SUBSCRIBERS MAY BE TAXED ON THE SUBSCRIPTION RIGHTS.

     If the subscription rights granted in connection with the conversion are determined to have any value, the receipt of subscription rights will be taxable to recipients who exercise their subscription rights to purchase shares. Whether subscription rights have any value is a factual determination. Community Savings has received an opinion from its independent appraiser stating that the subscription rights do not have value, but that opinion is not binding on the IRS. See "The Conversion - Income Tax Consequences."

IF THE COMPUTER SYSTEMS OF COMMUNITY SAVINGS AND ITS SERVICE PROVIDERS DO NOT FUNCTION PROPERLY IN THE YEAR 2000, BUSINESS OPERATIONS COULD BE DISRUPTED AND EARNINGS COULD BE REDUCED.

     An important business risk has emerged regarding whether existing software programs and operating systems will function properly during the year 2000. Community Savings has taken actions to minimize its risks related to possible system failures. There can be no assurances, however, that the actions taken by Community Savings and its service providers will be effective to remedy all potential problems. If actions taken are not successful in preventing all year 2000 computer problems, Community Savings' or its vendors' resulting errors, potential systems interruptions and the costs necessary to update software could have a materially adverse effect on First Community's business, financial condition, earnings and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000."

THERE COULD BE DELAYS IN COMPLETING THE CONVERSION WHICH COULD MEAN THAT CONDITIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK MAY ADVERSELY CHANGE BEFORE SHARES ARE ISSUED AND BECOME TRADEABLE.

     The conversion cannot be completed until approvals from various banking regulators are received. Final approvals will not be received for an indefinite number of days after the end of the offering period which is expected to expire on ____________________, 1999. Until the approvals are received and the conversion is completed, no stock certificates will be issued and no shares of common stock may be traded. During this period, business and other conditions relevant to an investment in the shares could adversely change, but subscribers will not have the right to cancel or change their orders.

FIRST COMMUNITY COULD ISSUE ADDITIONAL SHARES TO CORRECT ERRORS IN ALLOCATIONS WHICH COULD DILUTE THE OWNERSHIP AND VOTING RIGHTS OF STOCKHOLDERS.

     If errors are made in allocating shares among subscribers, First Community may issue additional shares up to three percent of the shares issued in the conversion, in order to correct them. The additional shares, if any, would be issued at $15.00 per share. If additional shares were issued, the ownership and voting interests of existing shareholders would be diluted accordingly. See "The Conversion - Purchase Price of Common Stock and Number of Shares Offered."

                               SELECTED FINANCIAL
                      AND OTHER DATA OF COMMUNITY SAVINGS

     Below are summaries of historical financial and other data of Community Savings. This information is based in part on the Consolidated Financial Statements and Notes to Consolidated Financial Statements of Community Savings included in this prospectus. All averages presented in this prospectus have been calculated on a monthly basis unless otherwise stated.

                                                 At or for the       At or for the       At or for the
                                                   Year Ended          Year Ended          Year Ended
                                               December 31, 1998   December 31, 1997   December 31, 1996
                                               ------------------  ------------------  ------------------
                                                                 (Dollars In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                             $172,936            $167,817            $156,751
Loans receivable, net
   Held for sale                                               --                 287               2,256
   Held for investment                                    127,230             114,546              85,871
Investments
   Available for sale                                      16,477               9,082               6,991
   Held to maturity                                            --              13,397              25,403
Mortgage-backed securities
   Available for sale                                      14,628               9,497              12,486
   Held to maturity                                            --               8,650              11,314
Federal funds sold                                             --                 300                 350
Deposits                                                  140,417             134,697             122,524
Advances from Federal Home Loan Bank                        5,000               6,700               9,000
Retained income                                            23,157              22,837              22,167

SELECTED OPERATING DATA:
Total interest and dividend income                       $ 12,544            $ 11,583            $ 10,620
Total interest expense                                      6,967               6,740               6,380
                                                         --------            --------            --------
Net interest income                                         5,577               4,843               4,240
Provision for loan loss                                       550                 360                  60
                                                         --------            --------            --------
Net interest income after provision for
   loan loss                                                5,027               4,483               4,180
Other operating income                                        561                 365                 357
Other operating expense                                     5,179               3,879               3,937
                                                         --------            --------            --------
Income before income taxes                                    409                 969                 600
Income tax expense                                            138                 379                 201
                                                         --------            --------            --------
Net income                                               $    271            $    590            $    399
                                                         ========            ========            ========

SELECTED OTHER DATA:
Return on average assets                                     0.16%               0.36%               0.26%
Return on average retained income                            1.16%               2.60%               1.82%
Average retained income to average assets                   13.61%              13.94%              14.26%
Retained income to end of period assets                     13.39%              13.61%              14.14%
Interest rate spread for period                              2.87%               2.54%               2.20%
Net interest margin                                          3.46%               3.14%               2.87%
Nonperforming assets to total assets                         0.14%               0.14%               0.14%
Loan loss reserves to nonperforming loans                  536.69%             324.07%             226.73%
Average interest-earning assets to average-
   interest bearing liabilities                            113.78%             113.79%             115.48%
Other operating expense to average assets                    3.03%               2.38%               2.55%

                              RECENT DEVELOPMENTS

     Below are summaries of historical financial and other data of Community Savings for the periods and at the dates indicated. The information as of March 31, 1999 and for the three months then ended are derived from unaudited financial statements. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for the fair presentation of data are included. All averages have been calculated on a monthly basis unless otherwise stated. Ratios for the three month periods ending March 31, 1999 and March 31, 1998 have been annualized so that they can be compared to ratios for the one year periods set forth in the "Selected Financial and Other Data of Community Savings." The operating and other data presented for the three months ended March 31, 1999 are not necessarily indicative of the results which can be expected for the year ending December 31, 1999.

                                              At               At
                                        March 31, 1999  December 31, 1998
                                        --------------  -----------------
                                             (Dollars In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                  $174,671         $172,936
Loans receivable, net
 Held for investment                           131,349          127,230
Investments
 Available for sale                             16,170           16,477
Mortgage-backed securities
 Available for sale                             12,377           14,628
Deposits                                       142,252          140,417
Advances from Federal Home Loan Bank             5,000            5,000
Retained income                                 23,281           23,157

                                                                                For the Three Months Ended
                                                                                --------------------------

                                                                              March 31, 1999  March 31, 1998
                                                                              --------------  --------------
                                                                                  (Dollars In Thousands)
SELECTED OPERATING DATA:
Total interest and dividend income                                                  $  3,133        $  3,099
Total interest expense                                                                 1,638           1,761
Net interest income                                                                    1,495           1,338
Provision for loan loss                                                                   90             100
Net interest income after provision for
  loan loss                                                                            1,405           1,238
Other operating income                                                                   257             119
Other operating expense                                                                1,220             821
Income before income taxes                                                               443             536
Income tax expense                                                                       108             186
Net income                                                                          $    335        $    350

SELECTED OTHER DATA:
Return on average assets                                                                0.77%           0.83%
Return on average retained income                                                       5.75%           6.07%
Average retained income to average assets                                              13.39%          13.59%
Retained income to end of period assets                                                13.30%          13.39%
Interest rate spread for period                                                         3.08%           2.28%
Net interest margin                                                                     3.64%           3.16%
Nonperforming assets to total assets                                                    0.19%           0.16%
Loan loss reserves to nonperforming loans                                             435.29%         320.36%
Average interest-earning assets to average-interest bearing liabilities               113.83%         121.47%
Other operating expense to average assets                                               2.80%           1.94%

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1999 AND DECEMBER 31, 1998 AND COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1999 AND MARCH 31, 1998.

     FINANCIAL CONDITION

     Total assets increased 1.0% $174.7 million at March 31, 1999, compared to $172.9 million at December 31, 1998. Loan production continued to emphasize commercial and consumer credits in an effort to diversify the loan portfolio and reduce the reliance on single family home mortgage loans. At March 31, 1999, approximately 67% of Community Savings' loan portfolio, before net items, consisted of home mortgage loans, while at December 31, 1998, approximately 71% of the loan portfolio, before net items, were home mortgage loans.

     Deposits increased to $142.3 million at March 31, 1999 from $140.4 million at December 31, 1998, an increase of 1.31%. Loans, net of reserves, increased 3.24% at March 31, 1999 to $131.3 million from the December 31, 1998 balance of $127.2 million. Investments and mortgage-backed securities decreased 8.2% to $28.5 million at March 31, 1999 compared to the December 31, 1998 balance of $31.1 million. Management's emphasis on building a solid net interest income stream via loan portfolio growth is evidenced by the $4.1 million increase in net loans funded by the $2.6 million reduction in investments and mortgage-backed securities and $1.8 million increase in deposits for the three month period ended December 31, 1998.

     Borrowed funds, collateralized through an agreement with the Federal
Home Loan Bank of Atlanta, remained unchanged at $5.0 million at March 31, 1999.

     Community Savings' non-performing assets, which are composed of loans
90 days or more delinquent, foreclosed real estate and repossessed assets, were $323,000, or 0.19% of total assets, at March 31, 1999, compared to $248,000, or 0.14% of total assets, at December 31, 1998. In the opinion of management, the $1.4 million allowance for loan losses at March 31, 1999, or 1.07% of the loan portfolio, before net items, was adequate to cover potential losses.

     RESULTS OF OPERATIONS

     Net Income. Net income for the three-month period ended March 31, 1999 decreased 4.3% to $335,000 compared to $350,000 for the three-month period ended March 31, 1998. The reduction in earnings was primarily the result of expenses related to replacement of computer equipment for Year 2000 preparedness purposes and increased compensation expenses incurred in attracting, retaining and hiring personnel experienced in commercial banking.

     Interest Income. Interest income increased 1.1% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. The increase in interest income primarily resulted from an 8.65% increase in interest and fees on loans.

     Interest Expense. Interest expense decreased 7.0% for the three months ended March 31, 1999 compared to the three months ended March 31,1998. The decrease in interest expense was primarily the result of a 5.9% decrease in interest expense on deposits reflecting a moderately lower interest rate environment and management's effort to refine deposit pricing schemes. A 25.8% decrease in borrowing interest expense reflects a 12.2% decrease in outstanding borrowings from $5.7 million at March 31,1998 to $5.0 million at March 31,1999 and a moderately lower interest rate environment.

     Net Interest Income. Net interest income, before the provision for loan losses, for the three-month period ended March 31, 1999, increased 11.7% or $156,000 compared to the three-month period ended March 31,1998. The continuing emphasis placed on loan growth was the primary cause of the increase in net interest income.

     Provision for Loan Losses. Loans charged off against the allowance for loan losses during the three-month period ended March 31, 1999 totaled $15,000 or .01% of average loans outstanding. A provision of $90,000 was added to the allowance for loan losses, increasing the period end balance to $1.4 million or 1.07% of outstanding loans. During the three months ended March 31, 1998, a $100,000 provision was added to the allowance for loan losses. Management considered the allowance for loan losses to be adequate at March 31,1999.

     After March 31, 1999, Community Savings learned that a borrower owing approximately $1.2 million to Community Savings under three loans may be unable to pay his indebtedness as it comes due. One $315,000 loan is secured by a single family residence, one $824,000 loan is secured by a mini storage warehouse facility and one $26,000 loan is unsecured. Management does not believe that Community Savings will suffer any loss on the $315,000 loan, but believes that it may suffer losses on the other two loans. Management is unable to estimate the extent of the probable losses based upon information now available. Any losses would reduce the allowance for loan losses and could reduce earnings in future periods.

     Other Income.  Non-interest, or "other," income increased $138,000 or
116% to $257,000 for the three-month period ended March 31, 1999 compared to $119,000 for the three-month period ended March 31,1998. Although management is encouraged by the increase in non-interest income, continued emphasis will be placed on improving non-interest income revenue. A wholly owned subsidiary of Community Savings, Community Financial Services, Inc., a retail securities broker and financial advisor, was formed in December 1997 for the sole purpose of increasing non-interest income. This newly formed subsidiary contributed $31,000 of the non-interest income during the three months ended March 31, 1999.

     General and Administrative Expenses. General and administrative, or non-interest, expenses increased 48.6% or $399,000 for the three months ended March 31, 1999, compared to the three-month period ended March 31,1998. Community Savings incurred approximately $60,000 in expenses related to upgrading in-house computer equipment in connection with Year 2000 preparedness. Compensation expense increased $249,000 as Community Savings has sought to hire, retain and attract commercial bank experienced personnel needed to fulfill the bank's long-term objectives.


                     FIRST COMMUNITY FINANCIAL CORPORATION

     Community Savings caused First Community to be incorporated under North Carolina law in October 1998 for the purpose of acquiring and holding all of the outstanding capital stock of Community Savings to be issued in connection with the conversion. First Community has received conditional approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Administrator of the Savings Institution Division, North Carolina Department of Commerce (the "Administrator") to become a bank holding company and as such will be subject to regulation by the Federal Reserve and the Administrator. The holding company structure will give First Community greater flexibility than Community Savings currently has to expand and diversify its business activities. See "Supervision and Regulation - Regulation of First Community."

     Prior to completion of the conversion, First Community will not own any material assets or transact any material business. Upon completion of the conversion, on an unconsolidated basis, First Community will have no significant assets other than the stock of Community Savings acquired in the conversion, the loan receivable with respect to the loan made to Community Savings' employee stock ownership plan (the "ESOP") to enable the ESOP to purchase shares of common stock in the conversion, and the portion of the net proceeds First Community retains from the sale of common stock in the conversion. Some of the proceeds of the offerings retained by First Community could subsequently be deposited in, loaned to, or invested in Community Savings. First Community will have no significant liabilities upon completion of the conversion. The management of First Community is set forth under "Management of First Community." First Community's executive office is located at the headquarters office of Community Savings at 708 South Church Street, Burlington, North Carolina.

     The existing management of First Community believes it will be in the best interests of First Community, Community Savings and First Community's stockholders for First Community to remain an independent company.

                          COMMUNITY SAVINGS BANK, SSB

     Community Savings is a North Carolina-chartered mutual savings bank. Community Savings was organized in 1934. Community Savings has been a member of the Federal Home Loan Bank system and its deposits have been federally insured since 1934. Community Savings' deposits are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law.

     Community Savings is a member of the Federal Loan Home Bank of Atlanta, which is one of the 12 regional banks for federally-insured savings institutions and other eligible members comprising the Federal Home Loan Bank system. As a North Carolina-chartered savings bank, Community Savings is regulated by the Administrator. Community Savings is further subject to regulations of the FDIC with respect to certain matters and, as a subsidiary of First Community, will be indirectly subject to regulation by the Federal Reserve. See "Supervision and Regulation - Regulation of First Community" and "- Regulation of Community Savings."

     Community Savings conducts business through three full service offices in Burlington, North Carolina, one full service office in Graham, North Carolina and one loan origination office in Burlington. Community Savings' primary market area encompasses Alamance County, North Carolina, although the bank has recently begun making significant amounts of loans to borrowers in Guilford County to the west. At December 31, 1998, Community Savings had total assets of $172.9 million, net loans of $127.2 million, deposits of $140.4 million and retained income of $23.2 million.

     Community Savings is a community-oriented financial institution which offers a variety of financial services to meet the needs of the communities it serves. Community Savings is principally engaged in the business of attracting deposits from the general public and using such deposits to make residential real estate loans, commercial loans, construction loans, home equity line of credit loans, consumer loans and various investments.

     Community Savings' revenues are derived primarily from interest on loans. Community Savings also receives interest income from its investments, mortgage-backed securities and interest-earning deposit balances. Community Savings also receives non-interest income from transaction and service fees and other sources. Community Savings' major expenses are interest on deposits and general and administrative expenses such as compensation and employee benefits, federal deposit insurance premiums, data processing expenses and occupancy and related expenses.

                                USE OF PROCEEDS

     Community Savings is not converting at this time because it needs additional capital to achieve any specific business objective. Community Savings now has no stockholders. While the institution has a significant net worth, its existing members are not able to receive any return on such net worth like stockholders of a stock institution. Community Savings is converting to stock form and forming First Community as its holding company so that it will have increased flexibility to react to changes in its operating environment, so that it will have greater capital and enhanced access to capital markets in the future and so that its depositors and other members and its management and employees will be able to share in the net worth and earnings of Community Savings as stockholders. See "The Conversion - General" and "The Conversion - Purposes of Conversion."


     Although the actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed, First Community estimates that the net proceeds will be between $22,076,000 and

$30,045,000, based on the current valuation range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the valuation range, First Community estimates that net proceeds will equal $34,627,500. See "Pro Forma Data" for the assumptions used to arrive at these amounts. The actual net proceeds may vary materially from the estimated amounts.


     The estimated amount of net proceeds includes proceeds from the sale of the shares which First Community expects to be purchased by the ESOP in the subscription offering with funds borrowed from First Community. First Community expects the amount loaned to the ESOP to range from $1,956,000, assuming 1,530,000 shares are issued in the conversion, to $2,604,000, assuming 2,070,000 shares are issued in the conversion. If for any reason the ESOP is unable to purchase its shares in the subscription offering, First Community expects the ESOP to purchase its shares in the open market - in which event the cost of the purchases may be higher or lower because the purchase price per share may be higher or lower than $15.00. See "Management of Community Savings-Employee Stock Ownership Plan."

     After first deducting the amount of the net proceeds loaned by First Community to the ESOP, which are estimated to range from $1,956,000 to $2,604,000, First Community expects to retain approximately 50% of the remaining net proceeds of the offering and will pay the balance of the net proceeds to Community Savings in exchange for all of the common stock of Community Savings to be issued in connection with the conversion. From such balance paid to Community Savings, First Community expects that Community Savings will pay $1,500,000 back to First Community for the 100,000 shares of common stock to be issued to Community Savings and then contributed to Community Savings Charitable Foundation.

     First Community expects to use the portion of the net proceeds it retains for working capital and investment purposes. First Community does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. The types and amounts of First Community's investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors. In the event management determines that the return on these proceeds would be increased if they are invested by Community Savings in loans or other assets, First Community expects to loan the proceeds to, or invest them in, or to deposit them in either interest-bearing or noninterest-bearing accounts at, Community Savings. Community Savings would then invest those amounts in loans or investments in accordance with its then existing lending and investment policies.


     Net proceeds paid to Community Savings initially will become part of Community Savings' general funds and will be invested primarily in loans, mortgage-backed securities and investments consisting primarily of interest-earning deposit balances, U.S. government and federal agency obligations and other marketable securities in accordance with Community Savings' lending and investment policies. The relative amounts Community Savings will invest in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. In using the proceeds paid to it, Community Savings expects to continue its recent efforts to invest more of its assets in commercial, construction and consumer loans and less of its assets in investment and mortgage backed securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management Strategy." Management is not able to predict the yields which will be produced by the investment of the proceeds of the offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made. Community Savings will use proceeds not so invested for general corporate purposes. The following chart illustrates how management currently expects to initially use the proceeds of the offering. The chart assumes that 1,800,000 shares will be sold. The amounts shown in the chart are estimates only. The estimated amounts set forth in the chart would be different if the number of shares sold is different from 1,800,000, if the actual expenses of the offering are different from estimated amounts or if there is an oversubscription and the ESOP is unable to buy its shares in the subscription offering.

                               USES OF PROCEEDS

                       $27,000,000
                Gross Offering Proceeds
          $940,000                                $26,060,000
       Estimated offering expenses           Estimated net proceeds

     $2,280,000 (8.8% of estimated         $11,890,000 (45.6% of                 $11,890,000 (45.6% of estimated net proceeds)
     net proceeds)                         estimated net proceeds)               Paid to Community Savings
     Estimated loan to ESOP;               Held by First Community
     ESOP will use loan proceeds to        for working capital and
     buy First Community common            investment in interest
     stock directly from First Com-        earning deposits and
     munity in the conversion,             other investments,
     or if the ESOP's order is not filled  including possible non-
     in the conversion, in the open        interest savings deposits
     market                                at Community Savings
                                                                         $1,500,000 (5.7 % of       $10,390,000 (39.9% of estimated
                                                                         estimated net proceeds)    net proceeds)
                                                                         Paid to First Community    Invested by Community Savings in
                                                                         for shares contributed     loans, interest earning deposits
                                                                         to foundation              and other investments

     First Community and Community Savings could also use proceeds of the offering to support future expansion of operations through acquisitions of other financial institutions or their branches or the opening of new branches in or near Community Savings' primary market area. There are no pending agreements or understandings regarding any such acquisitions or branch openings, and there are no pending negotiations regarding any such acquisitions or branch openings at this time. However, Community Savings has entered into a contract to purchase land which may be used to replace an existing branch and is considering the purchase of another location which could be used for a new office. If both properties are acquired, Community Savings expects that the land acquisition costs will not exceed $1.2 million, and adequate capital currently exists to make such purchases.

     The proceeds of the offering will increase Community Savings' net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch acquisitions, business combinations or otherwise. Payments for shares of common stock made through the withdrawal of existing deposit accounts at Community Savings will not result in the receipt of new funds for investment.


     If the proposed management recognition plan is adopted, the plan will acquire a number of shares of common stock equal to 4% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation. See "Management of Community Savings - Proposed Management Recognition Plan." The management recognition plan may acquire its shares in the open market or through First Community's issuance of authorized but unissued shares. If the plan acquires its shares in the open market, Community Savings may provide the funds for such purchase from the proceeds of the conversion. Management estimates that the management recognition plan will acquire between 65,200 and 86,800 shares, assuming the issuance of between 1,530,000 and 2,070,000 shares, respectively, and the contribution of 100,000 shares to the foundation. If the plan acquires all such shares in the open market, and if such shares were acquired at a price of $15.00 per share, Community Savings would contribute between $978,000 and $1,302,000 to the plan for this purpose.


     If the proposed stock option plan is adopted, the plan could acquire a number of shares of common stock in the open market equal to 10% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation. These shares would be held by the stock option plan for issuance upon the exercise of stock options. To the extent the stock option plan does not acquire sufficient shares to satisfy options granted under the plan, First Community will reserve authorized but unissued shares for this purpose. See "Management of Community Savings - Proposed Stock Option Plan." In the event shares are acquired in the open market, First Community or Community Savings may provide the funds for such purchase from the proceeds of the conversion. Management estimates that the stock option plan will acquire between 163,000 and 217,000 shares, assuming the issuance of between 1,530,000 and 2,070,000 shares, respectively, in the conversion. If the plan acquires all such shares in the open market, and if such shares were acquired at a price of $15.00 per share, First Community or Community Savings would contribute between $2,445,000 and $3,255,000 to the stock option plan for this purpose.

     Upon completion of the conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include, but are not limited to:


     (1) market and economic factors such as the price at which the common stock is trading, the volume of trading, the attractiveness of other investment alternatives in terms of the rates of return and risks involved in the investments,


     (2) the ability to increase the book value and earnings per share of the remaining outstanding shares and improve First Community's return on equity;

     (3) the reduction of dilution to stockholders caused by having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and


     (4) any other circumstances in which repurchases would be in the best interests of First Community and its stockholders.

     There will be no stock repurchases unless both First Community and Community Savings will be capitalized in excess of applicable regulatory requirements after the repurchases and unless capital will be adequate taking into account, among other things, the level of nonperforming assets and other risks, First Community's and Community Savings' current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. Federal regulations require that, subject to certain exceptions, First Community must obtain approval of the Federal Reserve prior to repurchasing common stock for in excess of 10% of its net worth during any 12 month period. See "Supervision and Regulation - Regulation of First Community - Dividend and Repurchase Limitations." First Community has no intention to repurchase any common stock during the first year following the conversion.

                                DIVIDEND POLICY

     Upon conversion, First Community's Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. First Community now expects to pay cash dividends on the common stock twice each year at an initial semiannual rate of 15 cents per share (or an annual rate of 30 cents per share). First Community expects to pay the first dividend after the end of the first calendar quarter ending at least six months after the conversion. In addition, the Board of Directors may decide from time to time that it is prudent to pay special nonrecurring cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends.


     First Community's Board of Directors will periodically review its policy concerning dividends. Declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities available to First Community and Community Savings, capital requirements, regulatory limitations, First Community's and Community Savings' results of operations and financial condition, tax considerations and general economic conditions. After a review of such factors, First Community's Board of Directors may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. First Community can give no assurances that any dividends will in fact be paid on the common stock or, if dividends are paid, that they will not be reduced or discontinued in the future.


     Community Savings has agreed with the FDIC that, within the first year after completion of the conversion, neither First Community nor Community Savings will pay any dividend or make any distribution that represents, or is characterized as, or is treated for tax purposes as, a return of capital. Community Savings has also agreed to send prior written notice to the FDIC if it decides to pay such a dividend or make such a distribution within three years after completion of the conversion. The FDIC has indicated that, in such event, it would expect Community Savings to establish that there has been a change in the assumptions or conditions underlying its existing business plan which makes such a dividend or distribution appropriate.

     First Community's income sources initially will consist of earnings on the capital it retains from the offering, interest received from the loan to the ESOP and dividends paid by Community Savings to First Community, if any. Consequently, First Community's ability to pay dividends may depend upon dividend payments by Community Savings to First Community, which payments are subject to various restrictions. Under current North Carolina regulations, Community Savings could not declare or pay a cash dividend if its effect would be to reduce Community Savings' net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after the conversion, Community Savings will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of (1) its net income for the most recent fiscal year, or (2) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "Supervision and Regulation - Regulation of Community Savings - Restrictions on Dividends and Other Capital Distributions." As a converted institution, Community Savings also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the conversion. See "The Conversion -Effects of Conversion - Liquidation Rights." Also, see "Taxation - Federal Income Taxation" for a discussion of federal income tax provisions that may limit the ability of Community Savings to pay dividends to First Community without incurring a recapture tax.

                            MARKET FOR COMMON STOCK


     First Community, as a newly organized company, has never issued capital stock to the public, and consequently, there is no established market for its common stock at this time. First Community has applied for approval to have its common stock listed for quotation on the Nasdaq National Market.


     First Community can give no assurance that the common stock will in fact be listed for quotation on the Nasdaq National Market. In order to initially qualify for listing on the Nasdaq National Market, the market value of the common stock purchased in the offering by persons not associated with First Community (the "public float") must equal at least $18 million, and First Community must have at least 400 stockholders and at least three market makers. If the amount of common stock sold in the offering is below the $27 million midpoint of the current valuation range, the public float, as computed by Nasdaq, may be less than $18 million. Although management believes that First Community will have at least 400 stockholders, management can give no assurance that it will. First Community will seek to encourage and assist at least three market makers to make a market in the common stock, but there is no assurance that will occur. First Community expects that Trident Securities will act as a market maker.


     If First Community does not satisfy the conditions for quotation on the Nasdaq National Market, it will apply to have the common stock listed for quotation on the Nasdaq Small Cap Market. The listing requirements for the Nasdaq Small Cap Market are easier to satisfy, but management can give no assurance that First Community will satisfy them.


     A public trading market having the desirable characteristics of depth, liquidity and orderliness will depend upon the presence in the marketplace of both willing buyers and willing sellers at any given time, which is not within First Community's control. Management can give no assurance that an active trading market will develop or be maintained or that any investor will be able to sell the common stock at or above the purchase price paid in the offering.

                                CAPITALIZATION


     The following table presents the historical capitalization of Community Savings at December 31, 1998 and the pro forma capitalization of First Community at such date after giving effect to the sale of the common stock, the contribution of 100,000 shares of common stock to the foundation and application of the assumptions set forth under "Pro Forma Data," assuming that 1,530,000; 1,800,000; 2,070,000; and 2,380,500 shares of common stock are sold at the minimum, midpoint, maximum and 15% above the maximum of the current valuation range. A change in the number of shares issued in the conversion may materially affect such pro forma capitalization. See "Use of Proceeds" and "The
Conversion - Purchase Price of Common Stock and Number of Shares Offered." The table does not reflect withdrawals from deposit accounts for the purchase of common stock; any such withdrawals would reduce pro forma deposits. Also, the table does not reflect the issuance of any shares which may be reserved for issuance pursuant to the stock option plan. See "Management of Community
Savings - Proposed Stock Option Plan."

                                                            FIRST COMMUNITY  PRO FORMA CAPITALIZATION AT DECEMBER 31, 1998
                                                                                  BASED UPON SALE OF
                                                     ----------------------------------------------------------------------------
                                                        1,530,000          1,800,000          2,070,000          2,380,500
                                     HISTORICAL        SHARES AT A        SHARES AT A        SHARES AT A        SHARES AT A
                                   CAPITALIZATION        PRICE OF           PRICE OF           PRICE OF           PRICE OF
                                  DECEMBER 31, 1998  $15.00 PER SHARE   $15.00 PER SHARE   $15.00 PER SHARE   $15.00 PER SHARE(1)
                                  -----------------  ----------------   ----------------   ----------------   ----------------
                                                                         (IN THOUSANDS)
Deposits                                   $140,417        $  140,417         $  140,417         $  140,417         $  140,417
Borrowings                                    5,000             5,000              5,000              5,000              5,000
                                           --------        ----------         ----------         ----------         ----------
Total deposits and borrowings              $145,417        $  145,417         $  145,417         $  145,417         $  145,417
                                           ========        ==========         ==========         ==========         ==========

Capital stock:
Preferred stock, no par value
 per share:
     authorized - 5,000,000
      shares; assumed
     outstanding - none                    $      -        $        -         $        -         $        -         $        -
Common stock, no par value per
 share;
authorized -- 20,000,000
 shares; assumed
          outstanding - as
           shown plus 100,000
     shares to be contributed
      to foundation                               -            23,576             27,560             31,545             36,128
Less: Expense of contribution
 to foundation                                    -            (1,500)            (1,500)            (1,500)            (1,500)
Plus: Tax benefit of
 contribution to foundation (2)                   -               510                510                510                510
Less Common stock acquired by
 ESOP(3)                                          -            (1,956)            (2,280)            (2,604)            (2,977)
          Common stock acquired                   -              (978)            (1,140)            (1,302)            (1,488)
           by management
           recognition plan (3)
Retained earnings -
 substantially restricted                    23,010            23,010             23,010             23,010             23,010
Accumulated other comprehensive                 147               147                147                147                147
 income                                    --------        ----------         ----------         ----------         ----------
Total Equity                               $ 23,157        $   42,809         $   46,307         $   49,806         $   53,830
                                           ========        ==========         ==========         ==========         ==========

(1) Represents the number of shares of common stock that would be issued in the conversion after giving effect to a 15% increase in maximum valuation in the valuation range.


(2) Based upon an effective tax rate of 34%, the recognition of the federal tax benefit is limited annually to 10% of First Community's annual taxable income, subject to the ability of First Community to carry forward any unused portion of the deduction for five years following the year of the contribution.


(3) Assumes that 8% of the sum of the number of shares of common stock offered hereby plus the number of shares contributed to the foundation will be purchased by the ESOP in the conversion. The funds used by the ESOP to acquire shares will be borrowed from First Community. Assumes that, after the conversion, a number of shares equal to 4% of the sum of the number of shares of common stock offered hereby plus the number of shares contributed to the foundation will be purchased by the management recognition plan with funds contributed by Community Savings. The common stock acquired by both the ESOP and the management recognition plan is reflected as a reduction of stockholders' equity. See "Management of Community Savings - Employee Stock Ownership Plan" and "- Proposed Management Recognition Plan."

                                PRO FORMA DATA


     First Community cannot determine the net proceeds from the sale of the common stock until the conversion is completed. However, management currently estimates that net proceeds will be between $22,076,000 and $34,627,500 (including net proceeds from shares expected to be purchased by the ESOP with funds borrowed from First Community), based upon the following assumptions:


     . 22.8%, 20.6%, 18.9% and 17.5% of the common stock sold in the conversion at the minimum, midpoint, maximum and 15% above the maximum, respectively, of the valuation range will be sold to the ESOP and directors and executive officers and their associates, as defined in Community Savings' Plan of Conversion, and that Trident Securities will not receive certain compensation with respect to such sales;

     . none of the shares of common stock will be sold in any syndicated community offering;

     . fees will be payable to Trident Securities with respect to the subscription and community offerings as described in "The Conversion - Marketing Arrangements;" and

     . conversion expenses, excluding the fees and commissions to Trident Securities, will be approximately $558,000.

Actual net proceeds may vary depending upon the number of shares sold to the ESOP and to directors, executive officers and their associates, the number of shares, if any, sold in a syndicated community offering pursuant to selected dealer arrangements and the actual expenses of the conversion. Payments for shares made through withdrawals from existing Community Savings deposit accounts will not result in the receipt of new funds for investment by Community Savings. However, capital will increase and interest-bearing liabilities will decrease by the amount of such withdrawals.


     Under Community Savings' plan of conversion, the common stock must be sold at an aggregate price equal to not less than the minimum nor more than the maximum of the valuation range based upon an independent appraisal. The valuation range as of March 12, 1999 is from a minimum of $22,950,000 to a maximum of $31,050,000, with a midpoint of $27,000,000. However, with the consent of the Administrator and the FDIC, the aggregate price of the common stock sold may be increased to up to 15% above the maximum of the valuation range, or to $35,707,500, without a resolicitation and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the subscription offering. See "The Conversion - Purchase Price of Common Stock and Number of Shares
Offered."

     Pro forma consolidated net earnings and book value of First Community at or for the year ended December 31, 1998 have been based upon the following assumptions:

     . the sale of shares of common stock occurred at the beginning of such period and yielded net proceeds available for investment of $22,076,000, $26,060,000, $30,045,000 and $34,627,500 (based upon the issuance of 1,530,000, 1,800,000; 2,070,000 and 2,380,500 shares, respectively, at $15.00 per share) on such date; and

     . such net proceeds were invested on a consolidated basis at the beginning of the period at a yield of 4.60%, which represents the average one-year treasury constant maturity rate for the last week of December, 1998. First Community did not use the arithmetic average of Community Savings' weighted-average yield on interest-earning assets and weighted-average interest rate paid on deposits. Management believes that the one-year Treasury rate is a more appropriate rate for purposes of preparing the pro forma data because proceeds from the conversion are expected to be initially invested in instruments with similar yields and maturities.

The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected in the table. Such withdrawals have no effect on pro forma stockholders' equity, and management does not believe that such withdrawals will have a material impact on pro forma net earnings or pro forma net earnings per share. In calculating pro forma net earnings, an effective tax rate of 36% has been assumed, resulting in a yield after taxes of 2.944%. Historical and pro forma per share amounts have been calculated by dividing Community Savings' historical amounts and First Community's pro forma amounts by the indicated number of shares of common stock, assuming that such number of shares had been outstanding during the entire period.

     The following table gives effect to the issuance of 100,000 shares of First Community's common stock to Community Savings and the contribution of such shares to the foundation at the time the conversion is completed. In addition, the valuation range takes into account the dilutive impact of the issuance of the shares to be contributed to the foundation.

     The following pro forma information is not intended to represent the market value of the common stock, the value of net assets and liabilities or of future results of operations. The assumptions regarding investment yields should not be considered indicative of actual yields for future periods. The following information is not intended to be used as a basis for projection of results of operations for future periods.

                                                                           At or For the Year Ended December 31, 1998
                                                           -------------------------------------------------------------------------

                                                              1,530,000          1,800,000          2,070,000          2,380,500
                                                           shares at $15.00   shares at $15.00   shares at $15.00   shares at $15.00
                                                              per share          per share          per share          per share
                                                              (Minimum)          (Midpoint)         (Maximum)       (15% above Max.)
                                                           ----------------   ----------------   ----------------   ----------------
                                                                       (Dollars in Thousands, except per share amounts)
Gross proceeds                                                   $   22,950         $   27,000         $   31,050        $   35,708
  Plus shares contributed to foundation (1)                           1,500              1,500              1,500             1,500
                                                                 ----------         ----------         ----------        ----------
  Pro forma market capitalization                                $   24,450         $   28,500         $   32,550        $   37,208
                                                                 ==========         ==========         ==========        ==========

Gross proceeds                                                   $   22,950         $   27,000         $   31,050        $   35,708
Less offering expenses and commissions                                 (874)              (940)            (1,005)           (1,080)
                                                                 ----------         ----------         ----------        ----------
  Estimated net conversion proceeds (2)                              22,076             26,060             30,045            34,628
  Less common stock acquired by ESOP (3)                             (1,956)            (2,280)            (2,604)           (2,977)
  Less common stock acquired by management
    recognition plan (4)                                               (978)            (1,140)            (1,302)           (1,488)
                                                                 ----------         ----------         ----------        ----------

  Estimated proceeds available for investment                    $   19,142         $   22,640         $   26,139        $   30,163
                                                                 ==========         ==========         ==========        ==========
Net income
  Historical                                                     $      271         $      271         $      271        $      271
  Pro forma adjustments:
    Net income from proceeds                                            564                667                770               888
    ESOP                                                                (83)               (97)              (111)             (127)
    Management recognition plan                                        (125)              (146)              (167)             (191)
                                                                 ----------         ----------         ----------        ----------
    Pro forma (5)                                                $      626         $      694         $      763        $      841
                                                                 ==========         ==========         ==========        ==========
Net income per share
  Historical                                                     $     0.19         $     0.16         $     0.14        $     0.12
  Pro forma adjustments:
    Net income from proceeds                                           0.39               0.39               0.40              0.40
    ESOP (3)                                                          (0.06)             (0.06)             (0.06)            (0.06)
    Management recognition plan (4)                                   (0.09)             (0.09)             (0.09)            (0.09)
                                                                 ----------         ----------         ----------        ----------
    Pro forma net income per share (5)                           $     0.43         $     0.41         $     0.39        $     0.38
                                                                 ==========         ==========         ==========        ==========
Number of shares used in calculating earnings per share
 (7)                                                              1,456,133          1,697,333          1,938,533         2,215,913
                                                                 ==========         ==========         ==========        ==========

Stockholders' equity (book value) (6)
  Historical                                                     $   23,157         $   23,157         $   23,157        $   23,157
  Estimated net conversion proceeds                                  22,076             26,060             30,045            34,628
  Plus: Shares contributed to foundation                              1,500              1,500              1,500             1,500
  Less: Contribution to foundation                                   (1,500)            (1,500)            (1,500)           (1,500)
  Plus: Tax benefit of contribution to foundation (5)                   510                510                510               510
  Less common stock acquired by:
    ESOP                                                             (1,956)            (2,280)            (2,604)           (2,977)
    Management recognition plan                                        (978)            (1,140)            (1,302)           (1,488)
                                                                 ----------         ----------         ----------        ----------
    Pro forma stockholders' equity                               $   42,809         $   46,307         $   49,806        $   53,830
                                                                 ==========         ==========         ==========        ==========
Stockholders' equity (book value) per share (6)
  Historical                                                     $    14.21         $    12.19         $    10.67        $     9.34
  Estimated net conversion proceeds                                   13.54              13.72              13.85             13.96
  Plus: Shares contributed to foundation                               0.92               0.79               0.69              0.60
  Less:  Contribution to foundation                                   (0.92)             (0.79)             (0.69)            (0.60)
  Plus: Tax benefit of contribution to foundation (5)                  0.31               0.27               0.24              0.21
  Less common stock acquired by:
    ESOP (3)                                                          (1.20)             (1.20)             (1.20)            (1.20)
    Management recognition plan (4)                                   (0.60)             (0.60)             (0.60)            (0.60)
                                                                 ----------         ----------         ----------        ----------
    Pro forma stockholders' equity per share                     $    26.26         $    24.37         $    22.95        $    21.70
                                                                 ==========         ==========         ==========        ==========

Pro forma price to book value                                          57.1%              61.5%              65.4%             69.1%
                                                                 ==========         ==========         ==========        ==========

Pro forma price to net income (P/E ratio)                              34.9               36.6               38.5              39.5
                                                                 ==========         ==========         ==========        ==========

Number of shares used in calculating equity per share             1,630,000          1,900,000          2,170,000         2,480,500
                                                                 ==========         ==========         ==========        ==========

(1) It is assumed that Community Savings contributes to the foundation 100,000 shares of the common stock of First Community which are valued at $1,500,000.

(2) Subject to approval by First Community's stockholders, 10% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation may be reserved for issuance to directors, officers, and employees under the proposed stock option plan. In lieu of reserving shares for issuance, the stock option plan may purchase shares in the open market to be delivered upon the exercise of options. Because management cannot reasonably estimate the number of options which might be exercised or the option exercise price or whether the shares will be purchased in the open market, no provision for the stock option plan has been made in the pro forma calculations. At 15% above the maximum of the valuation range, it is expected that options to acquire 248,050 shares of the common stock could be granted under the stock option plan. If all shares under the stock option plan were newly issued, the exercise price was $15.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of common stock would increase from 2,480,500 to 2,728,550 and the pro forma earnings per share of the outstanding common stock for the year ended December 31, 1998 (based on shares released for the period pursuant to SOP 93-6) would have been $0.39, compared with $0.38, if the stock option plan did not exist. See "Management of Community Savings - Proposed Stock Option Plan."

(3) It is assumed that the ESOP will purchase 8% of the sum of the number of shares of common stock issued in the conversion and the number of shares contributed to the foundation. Pro forma ESOP adjustments assume that 6.67% of the shares will be committed to be released each year, and that expense is reduced by a 36% tax rate. See "Management of Community Savings
     - Employee Stock Ownership Plan."

(4) It is assumed that the management recognition plan will immediately purchase in the open market a number of shares equal to 4% of the sum of the number of shares of common stock issued in the conversion and the number of shares contributed to the foundation for issuance to directors, officers and employees, subject to approval by First Community's stockholders. Pro forma management recognition plan adjustments assume that expense will be amortized over an assumed five year vesting period with a full year of expense taken in 1998, and that expense is reduced by a 36% tax rate. See "Management of Community Savings - Proposed Management Recognition Plan."

(5) Does not give affect to the non-recurring expense that is expected to be recognized in the second quarter of 1999 as a result of the contribution to the foundation. First Community will recognize an after-tax expense for the amount of the contribution to the foundation which is expected to be $990,000 based upon an effective tax rate of 34%, which is the maximum federal tax rate. No state tax benefit was given because the permitted deduction for state tax purposes is not expected to have a material impact on net income.

(6) The retained earnings of Community Savings will be substantially restricted after the conversion. See "Dividend Policy," "Supervision and Regulation - Regulation of Community Savings - Restrictions on Dividends and Other Capital Distributions."

(7) Earnings per share are calculated based on the number of shares outstanding indicated in the table, which include shares to be acquired by the ESOP and the management recognition plan as set forth below. Pursuant to American Institute of Certified Public Accountants Statement of Position 93-6, earnings per share are calculated based on the ESOP shares released for the period according to scheduled contributions. Pursuant to Statement of Financial Accounting Standards No. 128, paragraphs 20 and 21, management recognition plan shares assumed to be unvested are included in computing earnings per share based on the use of the treasury stock method. As such, the assumed proceeds, principally the compensation costs attributed to future services and not yet recognized, are sufficient to repurchase an equivalent number of shares, effectively offsetting the assumed inclusion of the unvested shares.

                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     Community Savings is subject to the North Carolina savings bank requirement that net worth, computed in accordance with the requirements of the Administrator, equal or exceed 5% of total assets. In addition, Community Savings is subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier I capital to total assets (as defined in FDIC regulations) of at least 3%. All other institutions are required to maintain a ratio of 1% or 2% above the 3% minimum with an absolute minimum leverage ratio of not less than 4%. The FDIC also imposes requirements that (i) the ratio of Tier I capital to risk-weighted assets equal at least 4%, and (ii) the ratio of total capital to risk-weighted assets equal at least 8%. As demonstrated in the table below, Community Savings exceeds the North Carolina capital requirements and the FDIC Tier I and risk-based capital requirements on a historical and pro forma basis.

     The following table presents (i) Community Savings' historical regulatory capital position on December 31, 1998 and (ii) Community Savings' pro forma regulatory capital position on such date after giving effect to the assumptions set forth under "PRO FORMA DATA" and "CAPITALIZATION" and further assuming that First Community will retain 50% of the net proceeds of the common stock sold in the conversion after deducting the amount necessary to fund the loan to the ESOP and assuming that Community Savings will pay to First Community $1,500,000 in exchange for the shares to be issued to Community Savings and contributed to the foundation.

                                                                        Pro Forma Regulatory Capital Position at December 31, 1998
                                                                        ----------------------------------------------------------

                                                 Community Savings'
                                                     Historical                 1,530,000                    1,800,000
                                                Regulatory Capital           Shares sold at               Shares sold at
                                                    Position at              Price of $15.00              Price of $15.00
                                                 December 31, 1998              per share                    per share
                                              ----------------------    -----------------------      -----------------------
                                                          Percent of                 Percent of                   Percent of
                                                          Regulatory                 Regulatory                   Regulatory
                                              Amount      Assets(1)     Amount       Assets(1)       Amount       Assets(1)
                                              ------      ---------     ------       ---------       ------       ---------
                                                                                   (Dollars In Thousands)
Capital under generally accepted
accounting principles                         $23,157        13.4%       $33,217        18.2%          $35,047        19.0%
                                              =======        ====        =======        ====           =======        ====

Tier 1 (leverage) capital                     $23,010        13.1%       $33,070        18.1%          $34,900        18.9%
Tier 1 (leverage) capital requirement (2)       7,016         4.0%         7,314         4.0%            7,387         4.0%
                                              -------        ----        -------        ----           -------        ----
Excess                                        $15,994         9.1%       $25,756        14.1%          $27,513        14.9%
                                              =======        ====        =======        ====           =======        ====

Tier 1 risk adjusted capital                  $23,010        26.2%       $33,070        36.8%          $34,900        38.7%
Tier 1 risk adjusted capital requirement        3,513         4.0%         3,594         4.0%            3,608         4.0%
                                              -------        ----        -------        ----           -------        ----
Excess                                        $19,497        22.2%       $29,476        32.8%          $31,292        34.7%
                                              =======        ====        =======        ====           =======        ====

Total risk based capital                      $24,111        27.5%       $34,171        38.0%           36,001        39.9%
Total risk based capital requirement            7,027         8.0%         7,188         8.0%            7,217         8.0%
                                              -------        ----        -------        ----           -------        ----
Excess                                        $17,084        19.5%       $26,983        30.0%          $28,784        31.9%
                                              =======        ====        =======        ====           =======        ====

NC regulatory capital                         $24,111        13.9%       $34,171        18.7%          $36,001        19.5%
NC regulatory capital requirement               8,647         5.0%         9,150         5.0%            9,241         5.0%
                                              -------        ----        -------        ----           -------        ----
Excess                                        $15,464         8.9%       $25,021        13.7%          $27,760        14.5%
                                              =======        ====        =======        ====           =======        ====

                                                 ---------------------------------------------------
                                                         2,070,000                    2,380,500
                                                      Shares sold at               Shares sold at
                                                      Price of $15.00              Price of $15.00
                                                         per share                    per share
                                                 -----------------------      -----------------------
                                                              Percent of                   Percent of
                                                              Regulatory                   Regulatory
                                                 Amount       Assets(1)       Amount       Assets(1)
                                                 ------       ---------       ------       ---------
Capital under generally accepted
accounting principles                           $36,878        19.8%          $38,983         20.7%
                                                =======        ====           =======         ====

Tier 1 (leverage) capital                       $36,731        19.7%          $38,836         20.6%
Tier 1 (leverage) capital requirement (2)         7,460         4.0%            7,545          4.0%
                                                -------        ----           -------         ----
Excess                                          $29,270        15.7%          $31,291         16.6%
                                                =======        ====           =======         ====

Tier 1 risk adjusted capital                    $36,731        40.6%          $38,836         42.7%
Tier 1 risk adjusted capital requirement          3,623         4.0%            3,640          4.0%
                                                -------        ----           -------         ----
Excess                                          $33,107        36.6%          $35,196         38.7%
                                                =======        ====           =======         ====

Total risk based capital                        $37,832        41.8%          $39,937         43.9%
Total risk based capital requirement              7,246         8.0%            7,280          8.0%
                                                -------        ----           -------         ----
Excess                                          $30,585        33.8%          $32,657         35.9%
                                                =======        ====           =======         ====

NC regulatory capital                           $37,832        20.3%          $39,937         21.2%
NC regulatory capital requirement                 9,333         5.0%            9,438          5.0%
                                                -------        ----           -------         ----
Excess                                          $28,499        15.3%          $38,498         16.2%
                                                =======        ====           =======         ====

________________________________

(1) For the Tier 1 (leverage) capital and North Carolina regulatory capital calculations, percent of total average assets. For the Tier 1 risk-adjusted capital and total risk-based capital calculations, percent of total risk-weighted assets. Net proceeds (after ESOP and management recognition plan) were assumed to be invested in short-term treasury securities (0% risk-weight) and one-to-four family residential mortgage loans (50% risk-weight) with a weighted average risk-weight of 20%.

(2) For the purposes of this table, Community Savings has assumed that its leverage capital requirement is 4% of total average assets.

     COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

     If the conversion is approved by the members of Community Savings and completed, the foundation will be established and funded with 100,000 shares of First Community common stock valued at $1,500,000. However, for illustrative purposes only, if the foundation was not being established as part of the conversion, Community Savings' independent appraiser has estimated that the pro forma market value of First Community and Community Savings would be approximately $29,500,000 at the midpoint of the valuation range, which is approximately $1,000,000 greater than the pro forma market value of Community Savings if the foundation is established and funded by Community Savings as described in this prospectus. This would result in approximately $2,500,000, or a 9.26%, increase, in the amount of common stock offered for sale in the conversion at the midpoint of the valuation range. The price to pro forma stockholders' equity (book value) ratio and the price to pro forma income ratio would be approximately the same under both the current appraisal and the estimate of the value of First Community and Community Savings without the foundation. Further, at the midpoint of the valuation range, pro forma stockholders' equity per share and pro forma net income per share would be essentially the same with the foundation as without the foundation. This information is provided solely for purpose of providing members with sufficient information with which to make an informed decision about the effect of the foundation. The following table does not reflect the $1,500,000 expense Community Savings will accrue during the year ended December 31, 1999 as a result of its contribution of 100,000 shares to the foundation. There is no assurance that in the event the foundation was not being established that the appraisal prepared at that time would conclude that the pro forma market value of First Community and Community Savings would be same as that estimated below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, then current market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and other ratios, at the minimum, midpoint, maximum and 15% above the maximum of the valuation range, assuming the conversion was completed at December 31, 1998.

 COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT FOUNDATION
               AT DECEMBER 31, 1998 AND FOR THE YEAR THEN ENDED

                                               AT THE MINIMUM                AT THE MIDPOINT               AT THE MAXIMUM
                                         --------------------------     -------------------------     -------------------------
                                             WITH            NO            WITH            NO            WITH           NO
                                          FOUNDATION     FOUNDATION     FOUNDATION     FOUNDATION     FOUNDATION     FOUNDATION
                                         -----------     ----------     ----------     ----------     ----------     ----------
                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Estimated offering amount..............   $ 22,950       $ 25,075       $ 27,000       $ 29,500       $ 31,050       $ 33,925
Pro forma market capitalization........     24,250         25,075         28,500         29,500         32,550         33,925
Total assets...........................    192,588        194,092        196,086        197,914        199,585        201,737
Total liabilities......................    149,779        149,779        149,779        149,779        149,779        149,779
Pro forma stockholders' equity.........     42,809         44,313         46,307         48,135         49,806         51,958
Pro forma consolidated net income......        626            680            694            755            763            829
Pro forma stockholders' equity per
 share.................................      26.26          26.51          24.37          24.48          22.95          22.97
Pro forma consolidated net income
 per share.............................       0.43           0.46           0.41           0.43           0.39           0.41
Pro Forma Pricing Ratios:
 Offering price as a percentage of
 pro forma stockholders' equity per
 share.................................       57.1%          56.6%          61.5%          61.3%          65.4%          65.3%
 Offering price to pro forma net
 income per  share.....................       34.9           32.6           36.6           34.9           38.5           36.6
 Pro forma market capitalization to
 total assets..........................       12.7%          12.9%          14.8%          14.9%          16.6%          16.8%
Pro Forma Financial Ratios:
 Return on total assets................       0.33%          0.35%          0.36%          0.39%          0.39%          0.42%
 Return on stockholders' equity
  (annualized).........................       1.47%          1.54%          1.50%          1.57%          1.54%          1.60%
 Stockholders' equity to total assets..       22.2%          22.8%          23.6%          24.3%          25.0%          25.8%

                                          At 15% Above the Maximum
                                          ------------------------
                                             With           No
                                          Foundation     Foundation
                                          ----------     ----------
Estimated offering amount..............   $ 35,708       $ 39,014
Pro forma market capitalization........     37,208         39,014
Total assets...........................    203,609        206,133
Total liabilities......................    149,779        149,779
Pro forma stockholders' equity.........     53,830         56,354
Pro forma consolidated net income......        841            915
Pro forma stockholders' equity per
 share.................................      21.70          21.67
Pro forma consolidated net income per
 share.................................       0.38           0.39
Pro Forma Pricing Ratios:
 Offering price as a percentage of
 pro forma stockholders' equity per
 share.................................       69.1%          69.2%
 Offering price to pro forma net
 income per share......................       39.5           38.5
 Pro forma market capitalization to
 total assets..........................       18.3%          18.9%
Pro Forma Financial Ratios:
 Return on total assets................       0.42%          0.45%
 Return on stockholders'
   equity (annualized).................       1.57%          1.63%
 Stockholders' equity to
  total assets.........................       26.4%          27.3%

              STOCK PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

     Directors, officers and employees of Community Savings will be entitled to subscribe for shares of common stock in the subscription offering in their capacities as such and to the extent they qualify as eligible purchasers under Community Savings' Plan of Conversion. They may also purchase common stock in the community offering or in the syndicated community offering, if any. Shares purchased by such persons will be purchased at the same price per share - $15.00
- that will be paid by other purchasers in the offerings and such persons will be subject to the maximum purchase limitations applicable to all other purchasers of shares in the conversion.

     The following table sets forth for each of the executive officers and directors of Community Savings who intend to purchase common stock, and for all executive officers and directors as a group (including in each case all "associates" of such persons), the aggregate dollar amount of common stock for which such director or executive officer has informed Community Savings he and his associates intend to subscribe. The amounts reflected in the table are estimates only, and the number of shares of common stock actually subscribed for by the listed individuals may differ from the number reflected in the table.
The following table assumes that 1,800,000 shares of common stock will be issued and that sufficient shares will be available to satisfy the subscriptions of Community Savings' executive officers and directors and their associates.

                                              ANTICIPATED
                                                AMOUNT         ANTICIPATED          AS A PERCENT
                                              TO BE PAID    NUMBER OF SHARES          OF SHARES
NAME                                          FOR SHARES    TO BE PURCHASED (1)        ISSUED
----                                          ----------    ------------------         ------
Jimmy L. Byrd, Director                       $   300,000      20,000/(2)/            1.11%

W. R. Gilliam, Director, President and            300,000      20,000/(2)/            1.11%
  Chief Executive Officer

Julian P. Griffin, Director                       300,000      20,000/(2)/            1.11%

Edgar L. Hartgrove, Director                      300,000      20,000/(2)/            1.11%

William C. Ingold, Director                       300,000      20,000/(2)/            1.11%

Charles A. LeGrand, Director                      300,000      20,000/(2)/            1.11%

James D. Moser, Jr., Director                     300,000      20,000/(2)/            1.11%

W. Joseph Rich, Director                          160,000      10,667                 0.59%

Alfred J. Spitzner, Director                      200,000      13,333                 0.74%

Herbert N. Wellons, Director                      200,000      13,333                 0.74%

Larry H. Hall, Executive Vice President           225,000      15,000                 0.83%

Joseph C. Canada, Senior Vice President           300,000      20,000/(2)/            1.11%
  and Secretary

Judy L. Pennington, Vice President                 40,000       2,667                 0.14%

Christopher B. Redcay, Treasurer and Chief         50,000       3,333                 0.18%
Financial Officer
                                              -----------      -----------           -----
      Total                                   $ 3,275,000      218,333               12.12%
                                              ===========      ===========           =====

(1) Subscriptions by the ESOP are not aggregated with shares of common stock purchased by the executive officers and directors listed above. See "Management of Community Savings - Employee Stock Ownership Plan." Also, grants under the proposed management recognition plan and shares subject to option under the proposed stock option plan, if adopted following the conversion, are not aggregated with shares of common stock purchased by the executive officers and directors listed above. It is expected that the ESOP will acquire 8% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation . Recipients of shares under the ESOP will have voting control over the shares allocated to them, and trustees of the ESOP (directors of Community Savings) will have voting control over unallocated shares. See "Management of Community Savings - Employee Stock Ownership Plan." Under the proposed management recognition plan, if approved by First Community's stockholders, a number of shares equal to 4% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation could be issued to directors and certain employees of Community Savings. Recipients of shares under the management recognition plan will have voting control over such shares regardless of whether such shares have vested.
     See "Management of Community Savings - Proposed Management Recognition Plan." Under the proposed stock option plan, if approved by First Community's stockholders, directors and certain employees of Community Savings could receive options to purchase a number of shares equal to 10% of the sum of the number of shares issued in the conversion and the number
     of shares contributed to the foundation.   If shares are acquired in the
     open market and held by the stock option plan prior to the exercise of options under the plan, holders of unexercised options will have voting control over the shares held to fund their options. Shares would not be acquired by the stock option plan until the plan is approved by First Community's stockholders at a meeting not expected to be held until more than one year following the conversion. See "Management of Community Savings - Proposed Stock Option Plan."

(2)  Represents the maximum purchase allowed in the offering.

     In the event that:

     . the stock option plan is approved by First Community's stockholders and all of the stock options were granted to directors and executive officers and exercised and all the shares for such options are acquired by the stock option plan in the open market,

     . the management recognition plan is approved by First Community's stockholders, all of the management recognition plan shares which could be granted under the management recognition plan are granted and issued to directors and executive officers and all such shares are acquired in the open market,

     . the ESOP acquires 8% of the sum of the shares issued in the conversion and the shares contributed to the foundation and none of such shares are allocated, and

     . First Community did not issue any additional shares of its common stock,

the shares held by directors and executive officers and their associates as a group, including shares purchased outright in the conversion, shares purchased by the ESOP, shares purchased pursuant to the stock option plan, shares granted under the management recognition plan and shares issued to the foundation, would give such persons effective control over as much as 41.5% or 36.7%, at the minimum and maximum of the valuation range, respectively, of First Community's common stock issued and outstanding.

     Without the prior written consent of the Administrator, shares of common stock purchased by directors or executive officers of Community Savings in the conversion cannot be sold during a period of one year following the conversion, except upon death of the director or executive officer. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

     In addition, the North Carolina conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of First Community's common stock for a period of three years following the conversion, except from or through a broker or dealer registered with the SEC or Secretary of State of North Carolina, unless the prior written approval of the Administrator is obtained. This provision does not apply to negotiated transactions involving more than 1% of First Community's outstanding common stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of Community Savings or First Community which may be attributable to individual executive officers or directors. Purchases and sales of First Community's common stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other rules promulgated pursuant to the Exchange Act.


                                THE CONVERSION

THE BOARD OF DIRECTORS OF COMMUNITY SAVINGS HAS ADOPTED AND THE ADMINISTRATOR HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN COMMUNITY SAVINGS' PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF COMMUNITY SAVINGS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ADMINISTRATOR DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE ADMINISTRATOR.

GENERAL

     Community Savings was organized in 1934 and has operated since that time as a traditional savings and loan association. It recognizes that the banking and financial services industries are in the process of fundamental changes, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years Community Savings has been studying the environment in which it operates and its strategic options.

     As a result of its study of its strategic options, Community Savings adopted a plan of conversion providing for its transformation from a mutual savings bank to a stock savings bank, the acquisition of all of Community Savings' outstanding capital stock by First Community and the sale of First Community's common stock to Community Savings' depositors and borrowers and others as described in this prospectus (the "Plan of Conversion"). Community Savings believes that converting the bank from the mutual to stock form and organizing First Community to be its holding company will provide increased flexibility for Community Savings and First Community to react to changes in their operating environment, regardless of the strategies ultimately chosen.

     The existing management of Community Savings and First Community believes that it will be in the best interests of Community Savings, First Community and the stockholders of First Community for First Community to remain an independent financial institution. Assuming completion of the conversion, First Community and Community Savings intend to pursue the business strategy described in this prospectus with the goal of enhancing shareholder value over the long term. Neither First Community nor Community Savings has any existing plan to consider any business combination in which First Community or Community Savings would be acquired by another entity, and neither company has any agreement or understanding with respect to any such business combination.

     The Board of Directors' adoption of the Plan of Conversion is subject to approval by the members of Community Savings and receipt of required regulatory approvals. Pursuant to the Plan of Conversion, Community Savings will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of First Community. First Community will issue its common stock to be sold in the conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of Community Savings. By letter dated ______________, 1999, the Administrator approved the Plan of Conversion, subject to approval by the members of Community Savings and satisfaction of certain other conditions. A special meeting of Community Savings' members (the "Special Meeting") will be held on ______________, 1999 for the purpose of considering approval of the Plan of Conversion.

     Completion of the conversion is contingent also upon receipt of the approvals of the Federal Reserve and the Administrator for First Community to acquire Community Savings. Those approvals have been received. The conversion cannot be completed until the expiration of the Bank Merger Act of 1956 waiting period which began to run upon approval by the Federal Reserve of First Community's application and has expired. Finally, completion of the conversion is contingent upon receipt from the FDIC of a final non-objection letter with respect to the transaction. The FDIC has issued a conditional notification that it does not intend to object to the conversion.

     The following is a summary of all material provisions of the Plan of Conversion. It is qualified in its entirety by the provisions of the Plan of Conversion, which contains a more detailed description of the terms of the conversion. The Plan of Conversion is attached as Attachment I to Community Savings' Proxy Statement for the Special Meeting which has been delivered to all members of Community Savings. The Plan of Conversion can also be obtained by written request from Community Savings. See "Additional Information."

PURPOSES OF CONVERSION

     Community Savings, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, Community Savings will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a holding company offers a number of advantages which may be important to the future performance of Community Savings, including a larger capital base for Community Savings' operations, enhanced future access to capital markets and an opportunity for depositors of Community Savings to become stockholders of First Community.

     After completion of the conversion, the unissued common and preferred stock authorized by First Community's articles of incorporation will permit First Community, subject to market conditions, to raise additional equity capital through further sales of securities. Following the conversion, First Community will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of First Community and Community Savings. See "Management of Community Savings - Employee Stock Ownership Plan," "- Proposed Management Recognition Plan" and "- Proposed Stock Option Plan."

     Formation of a holding company will provide greater flexibility than Community Savings would otherwise have to expand and diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current understandings or agreements regarding any such business combinations.

EFFECTS OF CONVERSION

     GENERAL. Each person with a deposit account in Community Savings has pro rata rights, based upon the balance in his or her account, in the net worth of Community Savings upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further,

Community Savings' depositors can realize value with respect to their interests only in the unlikely event that Community Savings is liquidated and has a positive net worth. In that event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

     Upon Community Savings' conversion to stock form, its certificate of incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of Community Savings, including its net worth. The capital stock of Community Savings also will be separate and apart from deposit accounts and will not be insured by the FDIC or any other governmental entity. Certificates will be issued to evidence ownership of the capital stock. All of the outstanding capital stock of Community Savings will be acquired by First Community, which in turn will issue its common stock to purchasers in the conversion. The stock certificates issued by First Community will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at Community Savings. The capital stock of First Community also will not be insured by the FDIC or any other governmental entity.

     VOTING RIGHTS. Under Community Savings' current certificate of incorporation and bylaws, deposit account holders and borrowers have voting rights with respect to certain matters relating to Community Savings, including the election of directors. After the conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to Community Savings and will therefore not be able to elect directors of Community Savings or control its affairs; (ii) voting rights with respect to Community Savings will be vested in First Community as the sole stockholder of Community Savings; and
(iii) voting rights with respect to First Community will be vested in First Community's stockholders. Each purchaser of First Community's common stock will be entitled to vote on any matters to be considered by First Community's stockholders. For a description of the voting rights of the holders of the common stock, see "Description of Capital Stock."

     DEPOSIT ACCOUNTS AND LOANS. The account balances, interest rates and other terms of deposit accounts at Community Savings and the existing deposit insurance coverage of such accounts will not be affected by the conversion (except to the extent that a depositor directs Community Savings to withdraw funds to pay for his or her common stock). Furthermore, the conversion will not affect the balances, interest rates, maturities or other terms of loan accounts, or the obligations of borrowers under their individual contractual arrangements with Community Savings.

     CONTINUITY. Community Savings will continue without interruption, during and after completion of the conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its current offices operated by the existing management and employees of Community Savings.

     LIQUIDATION RIGHTS. In the unlikely event of a complete liquidation of Community Savings, either before or after conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after conversion would be as set forth below.

     Liquidation Rights Prior to the Conversion. As described above under "- General", prior to the conversion, in the event of a complete liquidation of Community Savings, each holder of a deposit account in Community Savings would receive such holder's pro rata share of any assets of Community Savings remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the value of such holder's deposit account was to the total value of all deposit accounts in Community Savings at the time of liquidation.

     Liquidation Rights After the Conversion. As required by North Carolina conversion regulations, the Plan of Conversion provides that, upon completion of the conversion, a memorandum account called a "Liquidation Account" will be established for the benefit of Community Savings' depositors as of June 30, 1997 who had aggregate deposits on the close of business on such at of at least $50.00 ("Eligible Account Holders") and Community Savings' depositors as of March 31, 1999 who had aggregate deposits on the close of business on such date of at least $50.00 ("Supplemental Eligible Account Holders"). The amount of the Liquidation Account will be equal to the net worth of Community Savings as of the date of its latest statement of financial condition contained in this prospectus. Under applicable regulations, Community Savings will not be permitted to pay dividends on, or repurchase any of, its capital stock if its net worth would thereby be reduced below the aggregate amount then required for the Liquidation Account. See "Dividend Policy" and Supervision and Regulation - Regulation of Community Savings - Restrictions on Dividends and Other Capital Distributions." After the conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of a liquidation of Community Savings, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), before any distributions are made on Community Savings' capital stock, equal to their proportionate interests at that time in the Liquidation Account.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account held as of June 30, 1997 (the "Eligibility Record Date") or as of March 31, 1999 (the "Supplemental Eligibility Record Date"), respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by the Qualifying Deposit (a deposit of at least $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable) of such deposit account divided by the total of all Qualifying Deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Community Savings is less than the balance in such deposit account on any other annual closing date or the balance in such an account on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the deposit account is closed. The Liquidation Account will never increase and will be correspondingly reduced as the interests in the Liquidation Account are reduced or cease to exist. In the event of a liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to First Community, as sole stockholder of Community Savings.

     A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured depository institution, whether or not Community Savings is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Administrator as then in effect.

OFFERING OF COMMON STOCK

     As part of the conversion, First Community is making the subscription offering of its common stock in the priorities and to the persons described below under "- Subscription Offering." In addition, any shares which remain unsubscribed for in the subscription offering will be offered in the community offering to members of the general public, with priority being given to natural persons and trusts of natural persons residing or located in Alamance County, North Carolina, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Alamance County. See "- Community Offering." If necessary, all shares of common stock not purchased in the subscription offering and community offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers to be managed by Trident Securities. See "- Syndicated Community Offering."

     The Plan of Conversion requires that the aggregate dollar amount of the common stock sold equal not less than the minimum nor more than the maximum of the valuation range which is established in connection with the conversion; provided, however, with the consent of the Administrator and the FDIC, the aggregate dollar amount of the common stock sold may be increased to as much as 15% above the maximum of the valuation range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the subscription offering. See "- Purchase Price of Common Stock and Number of Shares Offered."

     If a syndicated community offering is not feasible or successful and common stock having an aggregate value of at least the minimum of the valuation range is not subscribed for in the subscription and community offerings, First Community will consult with the Administrator to determine an appropriate alternative method of selling all shares of common stock offered in the conversion and not subscribed for in the offering. The same per share price ($15.00) will be paid by purchasers in the subscription, community and syndicated community offerings.

     The subscription offering will expire at the Expiration Time, which is 12:00 noon, Eastern Time, on _______________, 1999, unless, with the approval of the Administrator, the offering period is extended by First Community and Community Savings. The community offering, if any, may begin at any time after the subscription offering begins and will terminate at any time thereafter, but not later than _______________, 1999, unless extended with the approval of the Administrator. The syndicated community offering, if any, or other sale of all shares not subscribed for in the subscription and community offerings, will be made as soon as practicable following the Expiration Time. The sale of the common stock must, under the North Carolina conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the conversion.

     The commencement and completion of any required community or syndicated community offering will be subject to market conditions and other factors beyond First Community's control. Accordingly, no assurance can be given that any required community or syndicated community offering or other sale of common stock will be commenced at any particular time or as to the length of time that will be required to complete the sale of all shares of common stock offered, and significant changes may occur in the estimated pro forma market value of the common stock, together with corresponding changes in the offering price, the number of shares being offered, and the net proceeds realized from the sale of the common stock. The Plan of Conversion requires that the conversion be completed within 24 months after the date of approval of the Plan of Conversion by Community Savings' members.

SUBSCRIPTION OFFERING

     In accordance with North Carolina conversion regulations, non-transferable subscription rights have been granted under the Plan of Conversion to the following persons in the following order of priority:

     (1) Community Savings' "Eligible Account Holders," who are depositors as of June 30, 1997 who had aggregate deposits at the close of business on such date of at least $50 ("Qualifying Deposits");

     (2)   the ESOP;

     (3) Community Savings' "Supplemental Eligible Account Holders," who are depositors as of March 31, 1999, who had Qualifying Deposits on such date;

     (4) Community Savings' "Other Members," who are depositor and borrower members of Community Savings as of April 15, 1999, the voting record date for the Special Meeting, who are not Eligible Account Holders or Supplemental Eligible Account Holders; and

     (5) directors, officers and employees of Community Savings who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members.

All subscriptions received will be subject to the availability of common stock after satisfaction of subscriptions of all persons having prior rights in the subscription offering, and to the maximum purchase limitations and other terms and conditions set forth in the Plan of Conversion and described below. The beneficial owners of individual retirement accounts, Keogh savings accounts and similar retirement accounts, as opposed to the trustees or custodians of the accounts, are allowed to exercise subscription rights related to those accounts.

     In order to ensure proper identification of subscription rights, it is the responsibility of subscribers in the subscription offering to provide correct account verification information on the stock order form.

     ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder has been granted, without payment therefor, non-transferable subscription rights to purchase First Community common stock up to the maximum purchase limitation described in "- Minimum and Maximum Purchase Limitations." If Eligible Account Holders subscribe for more shares of First Community common stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of common stock equal to the lesser of 100 shares of common stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders.

     ESOP. The ESOP has been granted, without payment therefor, subscription rights to purchase a number of shares of First Community common stock up to 8% of the sum of the aggregate number of shares issued in the conversion and the number of shares contributed to the foundation. The ESOP is expected to
purchase such number of shares in the conversion.   If, because of an
oversubscription for shares of First Community common stock or for any other reason, the ESOP is unable to purchase in the conversion 8% of the sum of the total number of shares offered in the conversion and the number of shares contributed to the foundation, then the Board of Directors of First Community intends to approve the purchase by the ESOP in the open market, after the conversion, of such shares as are necessary for the ESOP to acquire such number of shares.

     SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable subscription rights to purchase First Community common stock up to the maximum purchase limitation described in "- Minimum and Maximum Purchase Limitations." If Supplemental Eligible Account Holders subscribe for more shares of First Community common stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of common stock equal to the lesser of 100 shares of common stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

     OTHER MEMBERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member (a member of Community Savings as of April 15, 1999 who is not an Eligible Account Holder or Supplemental Eligible Account Holder) has been granted, without payment therefor, non-transferable subscription rights to purchase First Community common stock up to the maximum purchase limitation described in "- Minimum and Maximum Purchase Limitations." If Other Members subscribe for more shares of First Community common stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members in the proportion that the number of votes eligible to be cast by each Other Member bears to the total number of votes eligible to be cast at the Special Meeting by all Other Members whose subscriptions remain unsatisfied.

     EMPLOYEES, OFFICERS, AND DIRECTORS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, Community Savings' employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable subscription rights to purchase First Community common stock up to the maximum purchase limitation described in "- Minimum and Maximum Purchase Limitations." If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

COMMUNITY OFFERING

     Any shares of First Community common stock which remain unsubscribed for in the subscription offering may be offered by First Community to members of the general public in the community offering, which may commence at any time after commencement of the subscription offering, with priority given to natural persons and trusts of natural persons residing or located in Alamance County, North Carolina, including IRA accounts, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Alamance County. The community offering may terminate at any time thereafter, but no later than _______________, 1999, unless further extended with the consent of the Administrator. The opportunity to subscribe for shares of common stock in the community offering is subject to the right of Community Savings and First Community, in their sole discretion, to accept or reject any such orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the termination of the community offering. In the event Community Savings and First Community reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at Community Savings' statement savings rate.

     In the event that subscriptions by subscribers in the community offering whose orders would otherwise be accepted exceed the shares available for purchase in the community offering, then subscriptions of natural persons and trusts of natural persons residing in Alamance County, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Alamance County ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by Community Savings and First Community) prior to any allocation to other subscribers in the community offering.

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of common stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by Community Savings and First Community in the entire amount of such order up to a number of shares no greater than 15,000 shares, which number shall be determined by the Board of Directors of Community Savings prior to the time the conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the community offering, in the event shares are available for such subscribers but there is an oversubscription by them.

     In order to ensure proper allocation of shares in the event of an oversubscription, it is the responsibility of subscribers in the community offering to provide correct addresses of residence on the stock order form.

SYNDICATED COMMUNITY OFFERING

     The Plan of Conversion provides that, if necessary, all shares of First Community common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers as selected dealers (the "Selected Dealers") to be formed and managed by Trident Securities acting as agent of First Community. First Community and Community Savings have the right to reject orders, in whole or in part, in their sole discretion in the syndicated community offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the syndicated community offering. First Community common stock sold in the syndicated community offering will be sold at the purchase price of $15.00 per share which is the same price as all other shares being offered in the conversion.

     It is estimated that the Selected Dealers, including Trident Securities, will receive a negotiated commission based on the amount of common stock sold by the Selected Dealer, payable by First Community. During the syndicated community offering, Selected Dealers may only solicit indications of interest from their customers to place orders for the purchase of shares of common stock with First Community as of a certain date (the "Order Date"). When and if Trident Securities and First Community believe that enough indications and orders have been received in the offerings to consummate the conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that First Community established for each Selected Dealer. After payment has been received by First Community from Selected Dealers, funds will earn interest at Community Savings' statement savings rate until the consummation of the conversion. In the event the conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The syndicated community offering may close at any time after the Expiration Time at the discretion of Community Savings and First Community, but in no case later than _______________, 1999 without the consent of the Administrator.

FRACTIONAL SHARES

     In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at Community Savings' statement savings rate, and amounts designated for withdrawal from deposit accounts will be released.

PURCHASE PRICE OF COMMON STOCK AND NUMBER OF SHARES OFFERED

     The purchase price of shares of common stock sold in the subscription offering, community offering and syndicated community offering will be $15.00 per share. The purchase price was determined by the Boards of Directors of First Community and Community Savings in consultation with Community Savings' financial advisor and sales agent, Trident Securities.

     The North Carolina regulations governing conversions of North Carolina-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of common stock of First Community sold in connection with the conversion be equal to not less than the minimum, nor more than the maximum, of the valuation range which is established by an independent appraisal in the conversion and is described below; provided, however, that with the consent of the Administrator and the FDIC the aggregate purchase price of the common stock sold may be increased to up to 15% above the maximum of the valuation range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the subscription offering.

     FDIC rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the conversion pursuant to its business plan.

     Community Savings has retained Ferguson & Company ("Ferguson"), an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of Community Savings and First Community and to assist Community Savings in preparing a business plan. For its services in determining such valuation and assisting with the business plan, Ferguson will receive an aggregate fee of $25,000, plus $3,500 for each written opinion or update of its appraisal, and will be reimbursed for its out-of-pocket expenses.

     Ferguson has informed Community Savings that its appraisal has been made in reliance upon the information contained in this prospectus, including the financial statements of Community Savings. Ferguson has further informed Community Savings that it also considered the following factors, among others, in making the appraisal:

     . the present and projected operating results and financial condition of First Community and Community Savings;

     . the economic and demographic conditions in Community Savings' existing market area;

     .    historical, financial and other information relating to Community
          Savings;

     .    the proposed dividend policy of First Community;

     . a comparative evaluation of the operating and financial statistics of Community Savings, including the ratio of its assets to liabilities, the composition of its assets and liabilities, levels of nonperforming assets, interest rate risk exposure, capital levels and operating efficiency, with those of other savings institutions;

     .    the aggregate size of the offering; and

     . the trading market for the securities of institutions Ferguson believes to be comparable in relevant respects to First Community and Community Savings and general conditions in the markets for such securities.


Ferguson has advised Community Savings that it has considered the effect of the conversion on the net worth and earnings potential of First Community and Community Savings. Ferguson also compared the projected price to book value ratio and price to earnings ratio to the ratios of a comparable group. In correlating the market value of First Community and Community Savings to the market value of comparable institutions, minor downward adjustments were made as a result of Community Savings' balance sheet and earnings characteristics and because the offering is a new issue of securities. Ferguson's appraisal has been based upon the assumption that Community Savings will purchase 100,000 newly issued shares of First Community's common stock for $15.00 per share and contribute such shares to the foundation immediately after consummation of the conversion.

     On the basis of its consideration of the above factors, Ferguson has advised Community Savings that, in its opinion, at March 12, 1999, the valuation range of Community Savings and First Community was from a minimum of $22,950,000 to a maximum of $31,050,000, with a midpoint of $27,000,000. Based upon such valuation and a purchase price for shares offered in the conversion of $15.00 per share, the number of shares to be offered ranges from a minimum of 1,530,000 shares to a maximum of 2,070,000 shares, with a midpoint of 1,800,000 shares.


     Set forth below is a table comparing the projected, or pro forma, price to book value ratios and price to earnings ratios for First Community at the minimum, midpoint, maximum and maximum, as adjusted, of the valuation range, as determined by Ferguson, as compared to a comparable group and to selected recent conversion transactions, as of the time of the March 12, 1999 valuation. The price to book value ratio is the ratio of the price per share to the book value per share of the institutions described. The price to earnings ratio is the ratio of the price per share to the earnings per share of the institutions described. The price to earnings ratio calculation for First Community is based upon projected earnings used to determine the valuation range, which excludes non-recurring and abnormal expenses.


                                                           PRICE TO          PRICE TO
                                                           --------          --------
FIRST COMMUNITY                                        BOOK VALUE RATIO   EARNINGS RATIO
---------------                                        -----------------  --------------
Pro forma at the minimum                                     57.1%             19.5
Pro forma at the midpoint                                    61.5%             21.6
Pro forma at the maximum                                     65.4%             23.4
Pro forma at the maximum, as adjusted                        69.1%             25.3

INSTITUTIONS COMPARABLE TO FIRST COMMUNITY
------------------------------------------
Average                                                     104.3%             16.2
Median                                                       94.0%             15.8

RATIOS FOR SELECTED RECENT CONVERSION TRANSACTIONS
--------------------------------------------------
Average                                                      69.6%             20.0
Median                                                       65.4%             14.1

          The Board of Directors of Community Savings has reviewed the methodology and assumptions used by Ferguson in preparing the appraisal and has determined that the valuation range, as well as the methodology and assumptions used, were reasonable and appropriate.

          Upon completion of the offerings, Ferguson will confirm or update its valuation of the estimated aggregate pro forma market value of Community Savings and First Community. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of common stock which will be offered and sold in the conversion.

          With the consent of the Administrator and the FDIC, the aggregate price of the shares sold in the conversion may be increased by up to 15% above the maximum of the valuation range, or to $35,707,500 (2,380,500 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the subscription offering.

          Also, the Plan of Conversion provides that, if there are errors in allocating shares among subscribers, an additional number of shares of common stock, up to three percent of the shares issued in the conversion, may be issued to correct those errors. Any such shares will be issued without any resolicitation of subscribers and without any right to cancel, rescind or change subscription orders.

          Because of the establishment of the foundation, the number of shares to be issued and outstanding following the conversion will be increased by 100,000 shares. Funding the foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the conversion, since a greater number of shares will be outstanding upon completion of the conversion than would be if the foundation
were not established.   See "Risk Factors - Establishment of the foundation will
dilute the voting and ownership interests of stockholders."

          No sale of shares may be consummated unless, after the expiration of the offering period, Ferguson confirms to Community Savings, First Community, the Administrator and the FDIC, that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Ferguson to conclude that the aggregate purchase price of the common stock sold in the conversion is incompatible with its estimate of the aggregate pro forma market value of Community Savings and First Community at the conclusion of the offering. If the aggregate pro forma market value of Community Savings and First Community as of such date is within the valuation range (or, with the consent of the Administrator and FDIC, not more than 15% above the maximum of the valuation range), then such pro forma market value will determine the number of shares of common stock to be sold in the conversion. If there has occurred a change in the aggregate pro forma market value of Community Savings and First Community so that the aggregate pro forma market value is below the minimum of the valuation range or more than 15% above the maximum of the valuation range, a resolicitation of subscribers may be made based upon a new valuation range, the Plan of Conversion may be terminated or such other actions as the Administrator and the FDIC may permit may be taken.

          In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be canceled, funds submitted with the subscription will be refunded promptly with interest at Community Savings' statement savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the SEC. A resolicitation may delay completion of
the conversion.   If the Plan of Conversion is terminated, all funds will be returned promptly with interest at Community Savings' statement savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "- Exercise of Subscription Rights and Purchases in the Community Offering."

          The valuation by Ferguson is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing common stock. Ferguson did not independently verify the financial statements and other information provided by Community Savings, nor did Ferguson value independently the assets or liabilities of Community Savings. The valuation considers Community Savings as a going concern and should not be considered as an indication of the liquidation value of Community Savings or First Community. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the conversion will thereafter be able to sell shares at prices in the range of the foregoing valuation of the pro forma market value thereof.

          A copy of the complete appraisal by Ferguson is on file and available for inspection at the office of the Savings Institutions Division of the North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy is also available for inspection at the Stock Information Center. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the SEC with respect to the common stock offered hereby. See "Additional Information."

EXERCISE OF SUBSCRIPTION RIGHTS AND PURCHASES IN COMMUNITY OFFERING

          In order for subscription rights to be effectively exercised in the subscription offering and in order to purchase in the subscription offering, the original signed stock order form in the form provided by First Community and Community Savings, accompanied by the required payment for the aggregate dollar amount of common stock desired or appropriate instructions authorizing withdrawal from one or more Community Savings deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Community Savings by the Expiration Time, which is 12:00 noon, Eastern Time, on __________________, 1999.


          The beneficial owners of individual retirement accounts, Keogh savings accounts and similar retirement accounts, as opposed to the trustees or custodians of the accounts, are allowed to exercise subscription rights related to those accounts.

          Subscription rights (i) for which Community Savings does not receive original signed stock order forms by the Expiration Time (unless such time is extended), or (ii) for which stock order forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not Community Savings has been able to locate the persons entitled to such rights. Copies of the stock order form, including copies sent by facsimile, will not be accepted.


          In order to purchase in the community offering, the stock order form, accompanied by the required payment for the aggregate dollar amount of common stock desired or appropriate instructions authorizing withdrawal from one or more Community Savings deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Community Savings prior to the time the community offering terminates, which could be at any time before or subsequent to the Expiration Time. No orders will be accepted from persons who do not have subscription rights in the subscription offering unless a community offering is commenced.

          Persons wishing to use funds in a Community Savings IRA to purchase First Community common stock must transfer the funds in such account to a self-directed IRA at an institution other than Community Savings. The Stock Information Center can assist with such transfers. However, persons desiring to use funds in a Community Savings IRA to purchase common stock must visit the Stock Information Center on or before __________________, 1999 in order to complete that purchase so that the necessary forms may be forwarded for execution and returned prior to the Expiration Time.

          An executed stock order form once received by Community Savings, may not be modified, amended or rescinded without the consent of Community Savings. Community Savings has the right to extend the subscription period subject to applicable regulations or to waive or permit correction of incomplete or improperly executed stock order forms, but does not represent that it will do so.

          The amount to be remitted with the stock order form shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the subscription and community offerings. Complete payment must accompany all completed stock order forms submitted in the subscription and community offerings in order for subscriptions to be valid. See "- Purchase Price of Common Stock and Number of Shares Offered."

          Payment for shares will be permitted to be made by any of the following means:

          (1)  in cash, if delivered in person to any office of Community
          Savings;

          (2) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or

          (3) by appropriate authorization of withdrawal from any deposit account in Savings (other than a negotiable order of withdrawal account or other demand deposit account).

          In order to ensure proper identification of subscription rights and proper allocations in the event of an oversubscription, it is the responsibility of subscribers to provide correct account verification information on the stock order form. Stock order forms submitted by unauthorized purchasers or in amounts exceeding purchase limitations will not be honored.

          Interest will be paid by Community Savings on payments for common stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at Community Savings' statement savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by Community Savings until completion or termination of the conversion. Community Savings is entitled to invest all amounts paid on subscriptions for common stock for its own account until completion or termination of the conversion. After amounts submitted for payment are applied to the purchase price for shares sold, they will no longer earn interest, and they will not be insured by the FDIC or any other government agency or other entity. Community Savings may not knowingly lend funds or otherwise extend credit to any person to purchase common stock in the conversion.

          Payment may not be made by wire transfer. Stock order forms directing that payment for shares be made by authorization of withdrawal will be accepted only if, at the time the stock order form is received, there exists sufficient funds in the account from which withdrawal is authorized to pay the full purchase price for the number of shares ordered.

          For purposes of determining the withdrawal balance of deposit accounts from which withdrawals have been authorized, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest will be paid by Community Savings on the amount deemed to have been withdrawn at the contractual rate of interest paid on such accounts until the date on which the conversion is completed or terminated.


          The stock order forms contain appropriate means by which authorization of withdrawals from deposit accounts may be made to pay for subscribed shares. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn (except by Community Savings as payment for common stock) until the conversion is completed or terminated. Savings accounts will be permitted to be established for the purpose of making payment for subscribed shares of common stock. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion of the conversion.

          Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of common stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be canceled and the remaining balance thereof will earn interest at Community Savings' statement savings rate.

          Upon completion or termination of the conversion, Community Savings will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its passbook savings rate from the date good funds are received until the consummation or termination of the conversion, and Community Savings will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

DELIVERY OF STOCK CERTIFICATES

          Certificates representing common stock issued in the conversion will be mailed by First Community's transfer agent to persons entitled thereto at the address of such persons appearing on the stock order form as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by First Community until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

PERSONS IN NON-QUALIFIED OR FOREIGN JURISDICTIONS

          First Community will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members reside. However, no shares of common stock or subscription rights under the Plan of Conversion will be offered or sold in a foreign country, or in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or (ii) if First Community determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that First Community, Community Savings or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the subscription rights or common stock for sale in such state. No payments will be made in lieu of the granting of subscription rights to persons residing in such jurisdictions.

MARKETING ARRANGEMENTS

          Community Savings has retained Trident Securities to consult with and advise Community Savings and First Community and to assist First Community, on a best-efforts basis, in the marketing of shares in the offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900.

          Trident Securities will assist Community Savings and First Community in the conversion as follows: (i) it will act as marketing advisor with respect to the subscription offering and will represent First Community as placement agent on a best-efforts basis in the sale of the common stock in the community offering and syndicated community offering; (ii) members of its staff will conduct training sessions to ensure that directors, officers and employees of Community Savings are knowledgeable regarding the conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to properly record and tabulate orders for the purchase of common stock and to appropriately respond to customer inquiries.

          For rendering its services, Community Savings and First Community have agreed to pay Trident Securities a commission equal to 1.75% of the aggregate dollar amount of common stock sold in the subscription and community offerings, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan of Conversion) and excluding shares sold by other NASD member firms under Selected Dealers agreements. Community Savings has also agreed to pay negotiated commissions in connection with any sales made under Selected Dealers agreements. Community Savings has paid Trident Securities $2,500 toward amounts due to such agent.

          Community Savings has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act. Trident Securities has agreed that Community Savings is not required to pay its legal fees to the extent they exceed $27,500 or its other out of pocket expenses to the extent they exceed $7,500. Total fees and commissions to Trident Securities are expected to be between $310,083 and $515,478 at the minimum and 15% above the maximum, respectively, of the valuation range. See "PRO FORMA DATA" for the assumptions used to determine these estimates.

          Sales of common stock will be made primarily by registered representatives affiliated with Trident Securities or by the broker-dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of First Community and Community Savings may participate in the solicitation of offers to purchase common stock. Other employees of Community Savings may participate in the offerings in clerical capacities, providing administrative support in effecting sales transactions and answering questions of a mechanical nature relating to the proper execution of the stock order forms. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

          A Stock Information Center has been established in Community Savings' office at 708 South Church Street, Burlington, North Carolina, in an area separate from Community Savings' banking operations. Employees will inform prospective purchasers that their questions should be directed to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center which is (336) 221-1503.

          Stock orders will be accepted at Community Savings' offices and will be promptly forwarded to the Stock Information Center for processing. Sales of common stock by registered representatives will be made from the Stock Information Center. In addition, Community Savings may hire one or more temporary clerical persons to assist in typing, opening mail, answering the phone, and with other clerical duties. An employee of Community Savings will also be present at the Stock Information Center to process funds and answer questions regarding payment for stock, including verification of account numbers in the case of payment by withdrawal authorization and similar matters.

          Subject to applicable state law, First Community will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock in the conversion will be conducted within the requirements of Rule 3a4-1, so as to permit officers and current full and part-time Community Savings employees to participate in the sale of common stock. No officer, director or employee of First Community or Community Savings will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock sold in the conversion.

          The engagement of Trident Securities and the work performed by Trident Securities pursuant to its engagement, including a due diligence investigation, should not be construed by purchasers of First Community common stock as constituting an endorsement or recommendation relating to such investment or a verification of the accuracy or completeness of information contained in this prospectus.

MINIMUM AND MAXIMUM PURCHASE LIMITATIONS

          Each person subscribing for common stock in the conversion must subscribe for at least 30 shares ($450). The maximum number of shares of common stock which may be purchased in the conversion by (i) any person or entity or
(ii) persons or entities exercising subscription rights through a single account, is 15,000 shares ($225,000); provided, however, that the ESOP may purchase up to 8% of the sum of number of shares offered in the conversion plus the number of shares contributed to the foundation. In addition to the maximum purchase limits just set forth (and not in lieu thereof), (i) no person or entity together with any associates (as defined in the Plan of Conversion), may subscribe for more than 20,000 shares ($300,000) of common stock sold in the conversion in the aggregate and (ii) no persons or entities acting in concert may purchase more than 20,000 shares ($300,000) of the common stock sold in the conversion in the aggregate.

          The Board of Directors of Community Savings may in its absolute discretion (i) reduce the above-described 15,000 and 20,000 share maximum purchase limitations or (ii) increase such 15,000 and 20,000 share maximum purchase limitations to an amount of up to 5% of the shares of common stock offered and sold. Any reduction or increase in the maximum purchase limitation by Community Savings' Board of Directors may occur at any time prior to consummation of the conversion, either before or after the Special Meeting on __________________, 1999. In the event the 15,000 or 20,000 share maximum purchase limitation is increased, any subscriber or group of subscribers in the subscription, community or syndicated community offering who has subscribed for the maximum amount which is increased, and certain other large subscribers in the discretion of First Community, shall be given the opportunity to increase their subscriptions up to the then applicable maximum purchase limitation.

          The Plan of Conversion further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:


          (1) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Community Savings, First Community or any subsidiary of Community Savings or of First Community ;

          (2) any corporation or organization (other than Community Savings, First Community or a majority-owned subsidiary of Community Savings or First Community) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

          (3) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except for any tax-qualified employee stock benefit plan or any charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Code.

          For purposes of the foregoing limitations, (i) directors and officers of Community Savings or First Community shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of common stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

          For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or interdependent conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of the common stock of First Community or (ii) engaged in a combination or pooling of voting or other interests in the securities of First Community for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. First Community and Community Savings may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

          In furtherance of Community Savings' long-standing commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the conversion. The Plan of Conversion provides that Community Savings and First Community will establish the foundation, which will be incorporated under North Carolina law as a not for profit corporation, and Community Savings will fund the foundation with common stock of First Community, as further described below. Establishment of the foundation is contingent on the approval of the Plan of Conversion.

          First Community and Community Savings believe that the funding of the foundation with common stock of First Community is a means of establishing a common bond between Community Savings and the communities in which Community Savings operates. This will enable such communities to share in the potential growth and success of First Community and Community Savings over the long term. By further enhancing Community Savings' visibility and reputation in the communities in which it operates, management also believes the foundation will enhance the long-term value of Community Savings' community banking franchise.

          The foundation will be dedicated to the promotion of charitable purposes within the communities in which Community Savings operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects.

          Community Savings intends to continue to emphasize community lending and community development activities following the conversion. However, such activities are not Community Savings' sole corporate purpose. The foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes and may be able to support such activities in ways that are not presently available to Community Savings. Community Savings believes that the foundation will enable First Community and Community Savings to assist their local community in areas beyond community development and lending.

          The management of the affairs of the foundation will be vested in its board of directors. Pursuant to the foundation's bylaws, the foundation's board of directors will be comprised of 10 members. The initial board of directors will be appointed by the Board of Directors of Community Savings, and the initial board of directors is expected to include all existing directors of Community Savings. Future directors of the foundation will be appointed by the foundation's then existing board of directors.

          The articles of incorporation of the foundation provide that the corporation is organized exclusively for charitable purposes and that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to its directors, officers or members.

          Immediately upon completion of the conversion, Community Savings will purchase 100,000 shares of newly issued shares of common stock from First Community at a price of $15.00 per share and will contribute those shares to the foundation. As a result, upon completion of the conversion, the issuance of 100,000 shares to Community Savings and the contribution of those shares to the foundation, immediately following the conversion, First Community would have 1,630,000, 1,900,000 and 2,170,000 shares issued and outstanding at the minimum, midpoint and maximum, respectively, of the valuation range. Because First Community will have an increased number of shares outstanding, the voting and ownership interests of shareholders will be diluted as a result of the foundation. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Foundation", "Pro Forma Data" and "Risk Factors - Establishment of the foundation will dilute the voting and ownership interests of stockholders."

          Upon completion of the conversion, the foundation is expected to own between 4.03% and 6.13% of First Community's outstanding common stock. Except for the restrictions set forth below, there will be no agreements or understandings with directors of the foundation regarding the exercise of control, directly or indirectly, over the management or policies of First Community or Community Savings, including agreements related to voting, acquisition or disposition of First Community's stock. As directors of a not for profit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purposes for which the foundation is established.

          Community Savings will provide administrative support services to the foundation. Initially, the foundation is expected to have no employees. The board of directors of the foundation will appoint such officers as may be necessary to manage the operations of the foundation.

          As a private foundation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), the foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of First Community's common stock by Community Savings is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the foundation's assets or would otherwise jeopardize the foundation's capacity to carry out its charitable purposes.


          VALUATION RANGE IS REDUCED AS A RESULT OF THE FOUNDATION. As a result of the anticipated establishment of the foundation, the valuation range, as estimated by Community Savings' independent appraiser, has decreased and the amount of stock available for sale in the offering has correspondingly decreased. The amount of the decrease is 141,667, 166,667, 191,667 and 220,400 shares, or $2.13 million, $2.50 million, $2.88 million and $3.31 million, at the minimum, midpoint, maximum and 15% above the maximum of the valuation range, respectively. See "Pro Forma Data" and "Comparison of Valuation and Pro Forma Information with No Foundation."

          TAX CONSIDERATIONS. First Community and Community Savings have been advised by their tax counsel that an organization created for the above purposes will qualify as an organization exempt from federal income taxation under
Section 501(c)(3) of the Code and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The foundation will submit a request to the Internal Revenue Service ("IRS") to be recognized as an exempt organization after the
Special Meeting.   As long as the foundation files its application for tax-
exempt status within 15 months from the date of its organization and provided the IRS approves the application, the effective date of the foundation's status as a section 501(c)(3) organization will be the date of its organization.

          Under the Code, Community Savings may deduct charitable contributions up to 10% of its taxable income in any one year and any contributions made by Community Savings in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. Community Savings believes that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the conversion. In making such a determination, Community Savings considered the dilutive impact of the foundation on the amount of common stock available to be offered for sale in the conversion. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such consideration, management believes that the contribution to the foundation in excess of the 10% annual limitation is justified given Community Savings' capital position and its earnings, the substantial additional capital being raised in the conversion and the potential benefits of the foundation to the community.


          Community Savings has received an opinion of its tax counsel that Community Savings' contribution of First Community's common stock to the foundation will not constitute an act of self-dealing and that Community Savings will be entitled to the deduction in the amount of the fair market value of the stock at the time of the contribution, subject to a limitation based on 10% of Community Savings' annual taxable income. Community Savings, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal tax purposes. Thus, while Community Savings expects to receive a charitable contribution deduction of approximately $1.5 million in 1999, which is expected to substantially exceed 10% of its 1999 taxable income, Community Savings will be permitted under the Code to carry over the excess contribution over a five-year period for federal income tax purposes. Assuming the close of the offerings at the midpoint of the valuation range, Community Savings estimates that substantially all of the deduction should be deductible over the six-year period. However, no assurances can be made that Community Savings will have sufficient pre-tax income over the five year period following the year in which the contribution is made to fully use the carryover related to the excess contribution. Community Savings does not expect to make any further contributions to the foundation within the first five years following the initial contribution. After that time, Community Savings may consider future contributions to the foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of First Community and Community Savings at that time, the interests of shareholders and depositors of First Community and Community Savings and the financial condition and operations of the foundation.

          Although Community Savings has received an opinion of its tax counsel that Community Savings is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, Community Savings' contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors - The contribution to the foundation may not be deductible, which would further reduce earnings."

          In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The foundation's articles of incorporation provide that it shall have a perpetual existence. In the event, however, the foundation were subsequently dissolved as a result of a loss of its tax exempt status, the foundation would be required under the Code and its articles of incorporation to distribute any assets remaining in the foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

          REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. The foundation will be required to agree to the following conditions imposed by the FDIC in connection with the conversion:

          1.   the foundation will be subject to examination by the FDIC;

          2. the foundation must comply with supervisory directives imposed by the FDIC;

          3. the foundation will operate in accordance with written policies adopted by the foundation's board of directors;

          4. any shares of common stock of First Community held by the foundation must be voted in the same ratio as all other shares of First Community common stock voted on all proposals considered by stockholders of First Community; and

          5. The foundation shall provide annual reports to the FDIC describing grants made and grant recipients.

          The foundation could request a waiver of the voting restriction described in item 4 above and would request a waiver if the restriction would result in the loss of its tax-exempt status. There can be no assurances that the FDIC would grant a waiver, unconditional or otherwise. If the voting restriction is waived or becomes unenforceable, the FDIC could impose such other conditions relating to control of the foundation's common stock as are determined by the FDIC to be appropriate at the time.

          APPROVAL OF FOUNDATION. Establishment of the foundation is contingent upon the approval of the conversion at the Special Meeting.

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

          Under the Plan of Conversion, the Administrator's approval thereof, and applicable North Carolina conversion regulations, consummation of the conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan of Conversion by the affirmative vote of a majority of the votes eligible to be cast by members of Community Savings at the Special Meeting; (ii) sale of shares of common stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the valuation range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by First Community and Community Savings of favorable opinions of counsel or other tax advisor as to the federal and state tax consequences of the conversion. See "- Income Tax Consequences."

          If all conditions for consummation of the conversion are not satisfied, no First Community common stock will be issued, Community Savings will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at Community Savings' statement savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be canceled. In such an event, First Community would not acquire control of Community Savings.

          All interpretations by Community Savings and First Community of the Plan of Conversion and of the stock order forms and related materials for the subscription and community offerings will be final, subject to the authority of the Administrator. Community Savings and First Community may reject stock order forms that are not properly completed. However, First Community and Community Savings retain the right, but will not be required, to waive irregularities in submitted stock order forms or to require the submission of corrected stock order forms or the remittance of full payment for all shares subscribed for by such dates as they may specify.

          The Plan of Conversion may be substantively amended by a two-thirds vote of Community Savings' Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of Community Savings' Board of Directors with the concurrence of the Administrator. If Community Savings determines upon the advice of counsel and after consultation with the Administrator that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the Administrator, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by a two-thirds vote of Community Savings' Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of Community Savings' Board of Directors at any time thereafter but prior to the completion of the conversion with the concurrence of the Administrator, notwithstanding approval of the Plan of Conversion by the Community Savings' members at the Special Meeting.

CERTAIN RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS; FALSE OR MISLEADING ORDER FORMS

          The subscription rights granted under the Plan of Conversion are non-transferable. Subscription rights may be exercised only by the person to whom they are issued and only for his or her own account. Persons exercising subscription rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan of Conversion and that they have no agreement or understanding for the sale or transfer of such shares.

          Community Savings reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of subscription rights. The nature and extent of such investigation will be at Community Savings' sole discretion and Community Savings may require a holder of subscription rights to provide certified affidavits and other documentation to satisfy Community Savings that its Plan of Conversion and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of subscription rights. In extreme cases Community Savings reserves the right to seek legal advice from the General Counsel for the Administrator as to compliance with all regulations governing the conversion, including the nontransferability of subscription rights.

          The Plan of Conversion provides that, if Community Savings' Board of Directors determines that a subscriber (i) has submitted a false or misleading information on his or her stock order form or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of common stock in violation of provisions of the Plan of Conversion or (iii) fails to cooperate with attempts by Community Savings or First Community or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber.

INCOME TAX CONSEQUENCES


          Community Savings has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the conversion will constitute a tax free reorganization with respect to Community Savings and no gain or loss will be recognized by Community Savings either in its mutual or stock form; (ii) no gain or loss will be recognized by Community Savings upon the purchase of Community Savings' stock by First Community or upon the sale by First Community of its common stock; (iii) no gain or loss will be recognized by Community Savings' depositors with respect to their deposit accounts at Community Savings as a consequence of the conversion; (iv) the tax basis of depositors' deposit accounts at Community Savings will not be changed as a result of the conversion; (v) assuming the subscription rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of Community Savings upon either the issuance to them of the subscription rights or the exercise or lapse thereof; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account; (vii) assuming the subscription rights have no value, the tax basis for common stock purchased in the conversion will be the amount paid therefor; and (viii) the tax basis of interests in the Liquidation Account will be zero or a nominal amount.
Community Savings has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

          Several of the foregoing legal opinions are premised on the assumption that the subscription rights will have no value. Community Savings has been advised by Ferguson that, in its opinion, the subscription rights will not have any ascertainable value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase common stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the conversion. The opinion of Ferguson is not binding on the IRS and if the subscription rights were ultimately determined to have ascertainable value, recipients of subscription rights would have to include in gross income an amount equal to the value of the subscription rights received by them. The basis of the common stock purchased pursuant to subscription rights would be increased by the amount of income realized with respect to the receipt or exercise of the subscription rights. Moreover, recipients of subscription rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of subscription rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the subscription rights are deemed to have ascertainable value.

     No legal opinion has been or will be received with respect to any tax consequences of the conversion not specifically described above, including the tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, other recipients of subscription rights or purchasers of common stock under the laws of any other state, local or foreign taxing jurisdiction to which they may be subject. Special counsel expresses no opinion regarding the value of the subscription rights.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of Community Savings. The information contained in this section should be read in conjunction with the Consolidated Financial Statements, the accompanying Notes to Consolidated Financial Statements and the other sections contained in this prospectus.

     First Community was incorporated under North Carolina law in October 1998 at the direction of Community Savings for the purpose of acquiring and holding all of the outstanding stock of Community Savings to be issued in the conversion. First Community's principal business activities after the conversion are expected to be conducted solely through Community Savings.

     Community Savings' results of operations depend primarily on net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. Community Savings' operations are affected to a much lesser degree by non-interest income, such as transaction and other service fee income, and other sources of income.
Community Savings' principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs and data processing expenses.

FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements which are based on certain assumptions and describes future plans, strategies and expectations of First Community. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. First Community's ability to predict results or the actual effect of future plans and strategies is inherently uncertain. Factors which could have a material adverse effect on First Community's and Community Savings' operations include, but are not limited to, changes in: interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of their loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in their market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

MANAGEMENT STRATEGY

     Community Savings' mission is to provide quality customer service, maximum safety and security for depositors, and an equitable rate of return for stockholders, while operating under high standards of fiscal soundness and profitability. Community Savings intends to offer the fullest practicable range of basic, progressive, competitive, quality products and services to its clientele, and to provide attractive working conditions, training and advancement opportunities for its employees. First Community endorses the ideals of serving as an involved corporate citizen and shares in the responsibility of participating in activities that enhance the economic and social health of the communities it serves.

     Historically, Community Savings' lending activities have concentrated on the origination of conventional mortgage loans for the purpose of constructing, financing or refinancing one-to-four family residential properties. Community Savings also originates multi-family and nonresidential real estate loans, home equity lines of credit, and secured and unsecured consumer and business loans. In recent years, Community Savings has been proactive in diversifying its asset portfolio by making more loans, particularly commercial, construction and consumer loans. On December 31, 1995, investments and mortgage-backed securities accounted for 43% of Community Savings' assets and net loans accounted for 51% of Community Savings' assets. In addition, 91% of its loan portfolio, before net items, was composed of home mortgage loans, and less than 2% of its loan portfolio, before net items, was composed of commercial, construction and consumer loans. On December 31, 1998, investments and mortgage-backed securities accounted for only 18% of Community Savings' assets, and net loans accounted for 74%. On that date, home mortgage loans accounted for 71% of Community Savings' loan portfolio, before net items, and commercial, construction and consumer loans accounted for almost 25%. Net items consist of the allowance for loan losses, deferred fees, and loans in process.

     Community Savings has traditionally emphasized variable rate loan originations. As of December 31, 1998, adjustable rate loans totaled $117.7 million, or 92.5% of total loans outstanding, before net items, while fixed rate loans totaled $9.5 million or 7.5% of total outstanding loans, before net items.

     For many years, Community Savings operated as a traditional thrift institution primarily engaged in the taking of savings deposits and the making of home mortgage loans. Community Savings is in the process of making operational and other changes needed to enable it to offer a broader array of products and services to its customers. As a result of this process, Community Savings expects that it will in the future operate more like a community bank than a traditional thrift institution. Many of the organizational changes necessary to complete this transformation have been made, at significant cost to the institution. This transformation will take several years to complete; however, management believes that the increased flexibility provided by the conversion will help facilitate this process.

INTEREST RATE SENSITIVITY ANALYSIS

     Interest rate sensitivity refers to the potential change in Community Savings' interest spread resulting from changes in market interest rates. Community Savings' net interest margin may be adversely affected during interest rate cycles that cause interest income and interest expense to respond to changes in market interest rates in a non-symmetrical manner.

     GAP ANALYSIS.  As part of Community Savings' interest rate risk management
policy, Community Savings calculates an interest rate "gap".   Interest rate gap
analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets (primarily loans, investments and mortgage-backed securities) and interest-bearing liabilities (primarily deposits and borrowings) which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing during stated periods. A "negative" gap for a given period means the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its earning assets relative to the cost of its liabilities, and its income should be positively affected. Conversely, the cost of liabilities for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in the interest rates generally have the opposite effect on an institution with a positive gap.

     At December 31, 1998, Community Savings had a one-year cumulative negative gap of 10.56% of average interest-earning assets. The following table indicates the time periods in which interest-earning assets and interest-bearing liabilities mature or reprice in accordance with their contractual terms. The table assumes scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable rate loans will reprice at contractual repricing intervals. In making the computations, Community Savings used certain assumptions frequently employed in its industry with respect to prepayment rates and deposit decay rates. The computations would vary significantly if different assumptions were used, and Community Savings' actual interest rate sensitivity will be substantially different if its actual experience differs from the assumptions used in the table.

                                                               Terms to Repricing at December 31, 1998
                                                  -----------------------------------------------------------------

                                                                      More Than    More Than
                                                      3 Months       3 Months to   1 Year to   More Than
                                                      or Less          1 Year       5 Years     5 Years     Total
                                                  ----------------  -------------  ----------  ----------  --------
                                                                           (In Thousands)
Interest-earning assets:
   Loans receivable:
       Mortgage loans-fixed rate                    $       320      $    846        $  2,580   $  1,417    $  5,163
       Consumer loans - fixed rate                          64O           806           2,380        506       4,332
                                                    -----------      --------        --------   --------    --------
          Subtotal                                          960         1,652           4,960      1,923       9,495

       Mortgage loans-adjustable rate                    13,224        32,287          40,160                 85,671
       Home equity                                        4,671             -               -          -       4,671
       Construction                                       9,227             -               -          -       9,227
       Commercial                                        18,093             -               -          -      18,093
       Consumer                                              55             -               -          -          55
                                                    -----------      --------        --------   --------    --------
         Subtotal                                        45,270        32,287          40,160                117,717

   Investments/(1)/
       Interest bearing cash                              3,822            -                -          -       3,822
       Investment securities                             13,098         6,612          10,087      2,457      31,105
                                                    -----------      --------        --------   --------    --------
          Subtotal                                       16,920         6,612          10,087      2,457      34,927

Total rate sensitive assets                              63,150        40,551          55,207      4,600     162,139
                                                    -----------      --------        --------   --------    --------

Interest-bearing liabilities:
   Deposits
       Savings                                            3,709        11,127           1,569      1,714      18,119
       NOW and money market accounts                      2,805         6,117           4,382      1,665      14,969
       Certificates                                      36,833        55,102          13,856          -     105,791
   Federal Home Loan Bank borrowings                      5,000             -               -          -       5,000
                                                    -----------      --------        --------   --------    --------

Total rate sensitive liabilities                         48,347        72,346          19,807      3,379     143,879
                                                    -----------      --------        --------   --------    --------

Interest rate sensitivity gap                       $    14,803      $(31,795 )      $ 35,400   $   (148)   $ 18,260
                                                    ===========      ========        ========   ========    ========
Cumulative gap                                      $    14,803      $(16,993 )      $ 18,407   $ 18,259
                                                    ===========      ========        ========   ========

Cumulative gap as a % of average
interest - earning assets/(2)/                             9.20%       (10.56%)         11.44%     11.34%

Cumulative gap as a % of average total                     8.65%        (9.93%)         10.76%     10.67%
 assets

(1)  Includes mortgage-backed securities.
(2)  During the one year period ended December 31, 1998.

     NET PORTFOLIO VALUE AND NET INTEREST INCOME ANALYSIS. In addition to the interest rate gap analysis as discussed above, management monitors Community Savings' interest rate sensitivity through the use of a model which estimates the change in net portfolio value and net interest income in response to a range of assumed changes in market interest rates. Net portfolio value is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on Community Savings' net portfolio value and net interest income of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates.

     The following table presents the predicted effects on Community Savings' net portfolio value, as of December 31, 1998, of instantaneous and permanent 100 to 400 basis point changes in market interest rates.

                 CHANGE IN INTEREST
               RATES IN BASIS POINTS              % CHANGE IN
                    (RATE SHOCK)               NET PORTFOLIO VALUE
                     ----------                -------------------
               Up 400                                 (50%)

               Up 300                                 (37%)

               Up 200                                 (23%)

               Up 100                                 (11%)

               Static                                   -

               Down 100                                 9%

               Down 200                                17%

               Down 300                                25%

               Down 400                                36%

     The following table presents the predicted effects on Community Savings' net interest income as of December 31, 1998 of instantaneous and permanent 100 to 400 basis point changes in market interest rates.

                 CHANGE IN INTEREST
               RATES IN BASIS POINTS              % CHANGE IN
                    (RATE SHOCK)               NET PORTFOLIO VALUE
                     ----------                -------------------
               Up 400                                  (28%)

               Up 300                                  (19%)

               Up 200                                  (10%)

               Up 100                                   (4%)

               Static                                    -

               Down 100                                  3%

               Down 200                                  4%

               Down 300                                  7%

               Down 400                                 11%

     Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

     The tables set forth above indicate that, in the event of a 200 basis point decrease in interest rates, Community Savings would be expected to experience a 17% increase in net portfolio value and a 4% increase in net interest income. In the event of a 200 basis point increase in interest rates, Community Savings would be expected to experience a 23% decrease in net portfolio value and a 10% decrease in net interest income.

     Certain shortcomings are inherent in the method of analysis presented in both the net portfolio value and net interest income computations and in the gap computations presented in the tables above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.


     Community Savings' net income in the near future is likely to be reduced if interest rates increase. However, management did not view Community Savings' interest rate sensitivity position at December 31, 1998 to be unacceptable in view of Community Savings' historical results of operations and highly capitalized position.

LIQUIDITY

     Community Savings' policy is to provide adequate liquidity to meet continuing loan demand and withdrawal requirements while servicing normal operating expenses and satisfying regulatory liquidity guidelines. Maturing securities, principal repayments of loans and securities, deposits, income from operations and borrowings are Community Savings' main sources of liquidity. Short-term investments (overnight investments with the Federal Home Loan Bank and federal funds sold) and short-term borrowings are the primary cash management liquidity tools. The investment portfolio provides secondary liquidity.

     At December 31, 1998, the estimated market value of liquid assets (cash, cash equivalents, and marketable securities) was approximately $38 million, representing 26% of deposits and borrowed funds.

     Community Savings' investment portfolio consists of U.S. government and agency obligations, mortgage-backed securities guaranteed by United States agencies, bank-qualified state, county and municipal obligations issued by local governmental agencies of the state of North Carolina and other permissible securities. Mortgage-backed securities entitle Community Savings to receive a pro rata portion of the cash flows from an identified pool of mortgages. Although mortgage-backed securities generally offer lesser yields than the loans by which they are collateralized, they represent substantially lower credit risk by virtue of the guarantees that back them. Mortgage-backed securities are also more liquid than individual mortgage loans, and may be used to collateralize borrowings or other obligations of Community Savings.

     The primary uses of Community Savings' liquidity are to fund loans, provide for deposit fluctuations and invest in other non-loan earning assets. At December 31, 1998, outstanding off-balance sheet commitments to extend credit in the form of loan originations totaled $10.2 million. Undrawn lines of credit totaled $5.6 million. Management considers current liquidity levels adequate to meet Community Savings' cash flow requirements.

     Following the conversion, First Community will initially conduct no business other than holding the capital stock of Community Savings and the loan it will make to the ESOP. In order to provide sufficient funds for its operations, First Community expects to retain and invest 50% of the net proceeds of the conversion remaining after making the loan to the ESOP. In the future, First Community's primary source of funds, other than income from its investments and principal and interest payments received from the ESOP with respect to the ESOP loan, is expected to be dividends from Community Savings. There are limitations imposed by banking laws and regulations and tax laws upon the ability of Community Savings to pay dividends and make other distributions to First Community. See "Dividend Policy," "Supervision and Regulation - Regulation of Community Savings - Restrictions on Dividends and Other Capital Distributions," "The "Conversion - Effects of Conversion - Liquidation Rights" and "Taxation - Federal Income Taxation."

CAPITAL

     Retained income is derived primarily from the retention of prior period net income. Retained income at December 31, 1998, was $23.2 million, an increase of 1.4% from $22.8 million at December 31, 1997. Totals include $147,000 and $98,000, respectively, of unrealized gains on securities marked to estimated fair market value under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Retained income at December 31, 1997 increased $670,000 over December 31, 1996 levels, an increase of 3.0%.


     FDIC regulations require savings banks to maintain certain capital adequacy ratios. Institutions supervised by the FDIC must maintain a minimum leverage ratio of core (Tier I) capital to average adjusted assets ranging from 3% to 5%. At December 31, 1998, Community Savings' ratio of Tier I capital to average assets was 13.5%. The FDIC's risk-based capital guidelines require savings banks to maintain qualifying total capital to risk-weighted assets of at least 8%. Qualifying total capital for Community Savings is defined as Tier I capital and the reserve for loan losses. At December 31, 1998, Community Savings had a ratio of qualifying total capital to risk-weighted assets of 27.4%.

     Regulations of the Administrator require savings banks to maintain net worth, computed in accordance with the Administrator's requirements, equal to at least 5% of assets. At December 31, 1998, Community Savings' net worth totaled 13.4% of assets.

     First Community is subject to capital adequacy guidelines of the Federal Reserve. Capital requirements of the Federal Reserve Board are similar to those of the FDIC.

     Community Savings significantly exceeds all regulatory capital requirements. Management anticipates that First Community and Community Savings will continue to exceed capital adequacy requirements without altering current operations or strategies.

RECAPITALIZATION OF INSURANCE FUND

     On September 30, 1996, Congress passed into law a re-capitalization plan for the SAIF, the insurance fund covering deposits of savings institutions. The approved plan provided for a special assessment of 0.657% of SAIF-insured deposits as of March 31, 1996. Community Savings' assessment, which was paid during the last calendar quarter of 1996, amounted to approximately $767,000. As a result of this legislation, Community Savings' deposit insurance premiums declined substantially effective January 1, 1997.

YEAR 2000

     Potential computer programming and operational problems related to the year 2000 have become a worldwide concern. The underlying cause of this Year 2000 problem rests with antiquated computer programs identifying dates of calendar years with two digits rather than four digits. Most old computer programs with date-sensitive software may recognize the year 2000 as "00" and misinterpret the year as 1900. This date misinterpretation could result in system failures or miscalculations causing disruptions of operations, including temporary interruption of utilities, telephone lines, inability to process transactions, generate statements, or engage in normal business activities.

     Community Savings retains the services of a third party data processing service center to process loan, deposit, general ledger, retail platform and compliance data. Community Savings, in conjunction with its data processing service center, conducted a Year 2000 test during October, 1998, along with eleven of the service center's other clients. Fifteen errors were detected during the test. Fourteen of the errors were cosmetic, having to do with the appearance of the year rather than a true data error. The fourteen cosmetic errors were corrected during the test period. The one actual Year 2000 error that was reported was repaired and successfully re-tested during a November, 1998 test.

     Community Savings has replaced all of its computer hardware and nearly all of its software with Year 2000 certified compliant systems. Several of Community Savings telecommunications systems have been replaced with Year 2000 compliant systems. All mission critical functions have now been tested. Operating plans are being developed which would be implemented in the event power failures or failures in communications equipment prevent use of computer systems serving Community Savings or otherwise impair Community Savings' operations. Management is also in the process of identifying customers who may pose Year 2000 risks to the institution and is developing plans to respond to the risks identified.

     The cost to bring all systems up to Year 2000 specifications are expected to total approximately $550,000, of which amount approximately $428,000 has already been incurred. There can be no guarantee that systems of other companies on which Community Savings relies will be converted in a timely manner or that Community Saving's actions will effectively deal with all potential Year 2000 problems. Any such failures in addressing potential Year 2000 problems could have a materially adverse effect on First Community.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND DECEMBER 31, 1997 AND COMPARISON OF RESULTS OF OPERATIONS FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1998, DECEMBER 31, 1997 AND DECEMBER 31, 1996.

     FINANCIAL CONDITION. Total assets increased 3.05% to $172.9 million at December 31, 1998 compared to $167.8 million at December 31, 1997 and $156.7 million at December 31, 1996. Two significant changes in the asset mix from 1996 to 1998 were the $39.1 million (44.4%) increase in net loans receivable and the $25.1 million (44.7%) decrease in investments and mortgage-backed securities. The changes in asset mix highlight management's efforts to improve Community Savings' net interest margin by emphasizing growth of higher yielding assets. Lending activities have begun to concentrate on commercial, construction and consumer credits in an effort to diversify the loan portfolio and reduce the reliance on single family home loans. At December 31, 1998, approximately 75.1% of Community Savings' net loan portfolio consisted of loans secured by one-to-four family residential properties, while at December 31, 1996, 95.7% of net loans were secured by one-to-four family residential properties.

     Deposits increased to $140.4 million at December 30, 1998 from $134.7 million at December 31, 1997, or 4.25%. Loans, net of reserves increased 10.8% at December 31, 1998 to $127.2 million from the December 31, 1997 balance of $114.8 million. Total debt securities decreased 23.4% to $31.1 million at December 31, 1998 compared to the December 31, 1997 balance of $40.6 million, which was a 27.7% decrease from December 31, 1996. Management's emphasis on building a solid net interest income stream via loan portfolio growth is evidenced by the $39.1 million increase in net loans funded by the $25.1 million reduction in debt securities and $17.9 million increase in deposits during the twenty-four month period ended December 31, 1998.

     Borrowed funds, collateralized through an agreement with the Federal Home Loan Bank, decreased 25.4% to $5.0 million at December 31, 1998 from $6.7 million at December 31, 1997, and at December 31, 1997, had decreased 25.5% from $9.0 million at December 31, 1996. The interest rate on the Federal Home Loan Bank borrowings is variable and the borrowings mature annually at September 30. The borrowings are matched with a collateralized mortgage obligation ("CMO") in a structured, leveraged, match-funded arbitrage. The CMO collateralizes the Federal Home Loan Bank borrowings.

     Community Savings' nonperforming assets (loans 90 days or more delinquent and foreclosed real estate) were $248,000, or 0.14% of total assets, at December 31, 1998, as compared to $241,000, or 0.14% of total assets at December 31, 1997, and to $217,000, or 0.14% of total assets, at December 31, 1996. Management takes an aggressive position in collecting delinquent loans to keep nonperforming assets to a minimum and evaluates the quality of all portfolios to insure the maintenance of loan loss reserves at levels believed to be adequate. In the opinion of management, the $1.3 million allowance for loan losses at December 31, 1998 was adequate to cover potential losses.

     RESULTS OF OPERATIONS. Net income is influenced significantly by changes in net interest income. Net interest income is the difference between interest income (derived from revenues generated from loans, investments, mortgage-backed securities and other earning assets), and interest expense (consisting principally of interest paid on deposits and borrowings). Operations may be materially affected by national and international economic conditions, monetary and fiscal policies of the federal government, and policies of regulatory authorities.

     Net Income. Net income for the year ended December 31, 1998 decreased 54.0% to $271,000 as compared to the year ended December 31, 1997. Net income for the year ended December 31, 1997 increased 47.8% to $590,000 compared to $399,000 for the year ended December 31, 1996. The reduction in earnings in 1998 was a result of management's efforts to eliminate inefficient resources and obsolete equipment in preparation for operating Community Savings in a commercial banking environment. During the year ended December 31, 1998 approximately $800,000 in expenses were incurred to retire recurring overhead costs related to compensation agreements and fixed assets. The special one time assessment levied in 1996 to recapitalize the Savings Association Insurance Fund ("SAIF") reduced net income, before income taxes, for the year ended December 31, 1996 by $767,000.


     Interest Income. Interest and dividend income increased by 8.3% to $12.5 million for the twelve-month period ended December, 31, 1998. Interest and dividend income increased to $11.6 million, an increase of 9.1%, for the year ended December 31, 1997 from $10.6 million during the same period in 1996. The increases in interest and dividend income for 1998 and 1997 can be principally attributed to substantial increases in the average balance of the loan portfolio, partially offset by decreases in the average balance of investments and mortgage-backed securities. Overall, the yield on average interest-earning assets increased to 7.79% for the year ended December 31, 1998, compared to 7.51% for the year ended December 31, 1997 and 7.19% for the year ended December 31, 1996. The primary reason for this increase was an increase in the amount of higher yielding commercial, construction and consumer loans.

     Interest Expense. Interest expense increased 3.4% to $7.0 million for the year ended December 31, 1998. Interest expense increased 5.6% to $6.7 million for the year ended December 31, 1997, compared to $6.4 million for the year ended December 31, 1996. The 1998 and 1997 increases in interest expense are a result of growth in deposits, principally in certificates of deposit, during the period. In 1998, there was a 30.3% decrease in interest expenses on borrowings.

     Net Interest Income. Net interest income, before the provision for loan losses, for the year ended December 31, 1998, was $5.6 million, an increase of 15.2% or $734,000 as compared to the year ended December 31, 1997. Net interest income, before the provision for loan losses, for the year ended December 31, 1997 was $4.8 million, an increase of 14.2% or $605,000, from $4.2 million for the year ended December 31, 1996. The yield on average interest-earning assets increased 28 basis points to 7.79% in 1998 and increased 32 basis points to 7.51% in 1997. The cost of average interest-bearing liabilities decreased 5 basis points to 4.92% in 1998 and decreased 2 basis points to 4.97% in 1997, causing net interest margins to increase 32 basis points in 1998 and 27 basis points in 1997.

     Average Yield/Cost Analysis. The following table contains information relating to Community Savings' average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such annualized yields and costs are derived by dividing income or expense by the average month-end balances of assets or liabilities, respectively, for the periods presented. The average month-end balances of loans receivable include loans on which Community Savings has discontinued accruing interest.

                                               Year Ended December 31, 1998          Year Ended December 31, 1997
                                              ------------------------------       -------------------------------
                                               Average               Average        Average                Average
                                               Balance    Interest     Rate         Balance    Interest     Rate
                                              ---------   --------   -------       ---------   --------    -------
                                                                                        (Dollars in Thousands)
Assets:
Interest-earning assets:
 Interest-bearing deposits                    $   5,502   $    337     6.12%        $  4,340   $    258      5.94%
 Federal funds sold                                 150          8     5.59              304         17      5.59
 Investment and mortgage-backed securities       33,175      2,211     6.67           47,760      3,294      6.90
 Loans receivable, net                          122,133      9,988     8.18          101,826      8,015      7.87
                                              ---------   --------   -------       ---------   --------    -------

       Total interest-earning assets            160,960     12,544     7.79%         154,230     11,584      7.51%
                                              ---------   --------   -------       ---------   --------    -------
 Non-interest-earning assets                     10,114                                8,693
                                              ---------                            ---------
Total                                         $ 171,074                            $ 162,923
                                              =========                            =========
Liabilities:
Interest-bearing liabilities:
  Certificates of deposit                     $ 102,777      5,738     5.58%       $  93,643      5,248      5.60%
  Savings accounts                               18,365        529     2.88           20,010        605      3.02
  NOW and money market accounts                  14,860        379     2.55           14,102        427      3.03
  Federal Home Loan Bank borrowings               5,458        321     5.87            7,788        460      5.91
                                              ---------   --------   -------       ---------   --------    -------

       Total interest-bearing liabilities       141,460      6,967     4.92%         135,543      6,740      4.97%
                                              ---------   --------   -------       ---------   --------    -------

  Non-interest-bearing liabilities                6,330                                4,672

  Equity                                         23,284                               22,708
                                              ---------                            ---------

Total                                         $ 171,074                            $ 162,923
                                              =========                            =========

Net interest income                                       $  5,577                             $  4,844
                                                          ========                             ========
Interest rate spread /(1)/                                             2.87%                                 2.54%
                                                                     =======                               =======
Net interest-earning assets                   $  19,500                            $  18,687
                                              =========                            =========
Net yield on interest-earning assets /(2)/                             3.46%                                 3.14%
                                                                     =======                               =======


                                               Year Ended December 31, 1998
                                              ------------------------------
                                               Average               Average
                                               Balance    Interest     Rate
                                              ---------   --------   -------

Assets:
Interest-earning assets:
 Interest-bearing deposits                    $   4,202   $    236     5.62%
 Federal funds sold                                 500         26     5.20
 Investment and mortgage-backed securities       60,560      3,631     6.00
 Loans receivable, net                           82,450      6,728     8.16
                                              ---------   --------   -------

       Total interest-earning assets            147,712     10,621     7.19%
                                              ---------   --------   -------

 Non-interest-earning assets                      6,415
                                              ---------

Total                                         $ 154,127
                                              =========
Liabilities:
Interest-bearing liabilities:
  Certificates of deposit                     $  85,210      4,839     5.68%
  Savings accounts                               20,774        628     3.02%
  NOW and money market accounts                  13,593        455     3.35
  Federal Home Loan Bank borrowings               8,333        460     5.52
                                              ---------   --------   -------

       Total interest-bearing liabilities       127,910      6,382     4.99%
                                              ---------   --------   -------

  Non-interest-bearing liabilities                4,234

  Equity                                         21,983
                                              ---------

Total                                         $ 154,127
                                              =========

Net interest income                                       $  4,239
                                                          ========
Interest rate spread /(1)/                                             2.20%
                                                                     =======
Net interest-earning assets                   $  19,802
                                              =========
Net yield on interest-earning assets /(2)/                             2.87%
                                                                     =======

(1) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(2) Represents the net interest income divided by average interest-earning assets.

     Rate/Volume Analysis. The table below provides information regarding changes in interest income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior period rate); (ii) changes in rate (changes in rate multiplied by prior period volume); and (iii) net change (the sum of the previous columns).

                                                     Year Ended December 31, 1998 vs. 1997      December 31, 1997 vs. 1996
                                                -------------------------------------------- ---------------------------------------

                                                        Increase (Decrease) Due To                   Increase (Decrease) Due To
                                                    ---------------------------------              -------------------------------

                                                Volume       Rate            Net             Volume       Rate         Net
                                                ------       ----            ---             ------       ----         ---
                                                                                (In Thousands)
Interest income on:
  Interest-bearing deposits                     $   71       $  (8)          $    79         $    8       $  14        $   22
  Fed funds                                         (9)          0                (9)           (10)          1            (9)
  Investments and mortgage-backed securities      (976)       (107)           (1,084)          (835)        498          (337)
  Loans receivable                               1,650         323             1,974          1,532        (245)         1,287
                                                ------       -----           -------         ------       -----         ------
 Total interest-earning assets                     736         224               960            695         268            963
                                                ------       -----           -------         ------       -----         ------
Interest expense on:
  Certificates of deposit                          510         (20)              490            473         (64)           409
  Savings accounts                                 (48)        (28)              (76)           (23)          0            (23)
  NOW and money market accounts                     22         (70)              (48)            17         (45)           (28)
  Federal Home Loan Bank borrowings               (136)         (3)             (139)           (31)         31             (0)
                                                ------       -----           -------         ------       -----         ------
 Total interest-bearing liabilities                348        (121)              227            436         (78)           358
                                                ------       -----           -------         ------       -----         ------
 Increase (decrease) in net interest income     $  388       $ 345           $   733         $  259       $ 346         $  606
                                                ======       =====           =======         ======       =====         ======

    Provision for Loan Losses. Management performs a four-step procedure in determining the appropriate level for the allowance for loan losses. First, each quarter individuals in the loan department perform a review of Community Savings' loan portfolio. Individual loans are assigned an internal classification designation of unclassified, substandard, doubtful, or loss based on historical performance and specific circumstances known to the bank regarding the financial situation of the customer. See "Business of Community Savings - Lending Activities - Nonperforming Assets and Asset Classification." Second, impaired loans are identified and management makes a determination as to the necessity of creating a specific allowance. Any impairment allowance is based on the expected cash flows and the collateral available. There were no material impaired loans at December 31, 1998, and no specific impairment allowance was necessary. Third, the substandard and doubtful classifications are analyzed and a risk percentage is determined considering each type of loan and the severity of any probable loss. All loans categorized as "loss" are fully reserved. Sunstandard loans have increased approximately 62 percent from December 31, 1996, to $1.5 million at December 31, 1998, reflecting the significant increase in Community Savings' commercial and consumer loan portfolios. Fourth, unclassified loans are assigned risk percentages based on historical and industry information regarding probable, yet unidentifiable, losses inherent in the portfolio. Industry factors are adjusted to reflect individual bank circumstances. Since Community Savings is entering new lines of business with little experience to draw on in the areas of commerical, construction and consumer lending, an entry period of higher than industry norm loss is reflected in the risk percentages assigned these loan categories.


     No loans were charged-off against the allowance for loan losses during the year ended December 31, 1998. A provision of $550,000 was added to the allowance for loan losses during 1998, increasing the end of period allowance for loan losses to $1.3 million or 1.05% of outstanding loans, which approximates the midpoint to the computed acceptable range for the allowance described above.

     Loans in the amount of $71,000 were charged-off against the allowance for loan losses for the period ended December 31, 1997. A provision of $360,000 was added to the allowance for loan losses during 1997, increasing the end of period balance to $781,000 or .67% of outstanding loans. Management considered the allowance for loan losses to be adequate at December 31, 1998. During the year ending December 31, 1998, commercial loans increased $11.9 million or 195% and consumer loans increased $2.7 million or 160%. During the year ending December 31, 1997, commercial loans increased to $6.1 million from only $400,000 at December 31, 1996 and consumer loans increased to $1.7 million from only $333,000 at December 31, 1996. Management feels that the recent increases in the loan loss allowance are prudent due to decisions to change loan composition, loan volume and the resulting increased risk levels in the portfolio caused by the significant increase in the commercial and consumer loan portfolios. Although commercial and consumer loans have a greater return on investment than mortgage loans, they also have an inherently higher default rate.

     Community Savings has recently learned that a borrower owing approximately $1.2 million to Community Savings under three loans may be unable to pay his indebtedness as it comes due. One $315,000 loan is secured by a single family residence, one $824,000 loan is secured by a mini storage warehouse facility and one $26,000 loan is unsecured. Management does not believe that Community Savings will suffer any loss on the $315,000 loan, but believes that it may suffer losses on the other two loans. Management is unable to estimate the extent of probable losses based upon information now available. Any losses would reduce the allowance for loan losses and could reduce earnings in future periods.

     Other Income. Non-interest or "other" income increased $196,000 or 53.6% to $561,000 during the year ended December 31, 1998 and increased $8,000 or 2.2% to $365,000 during the year ended December 31, 1997. Non-interest income is typically derived from service charges on deposit accounts, loan servicing fees, and other fees associated with loans and other services. A wholly-owned subsidiary of Community Savings was organized in December 1997 for the sole purpose of increasing non-interest income.

     General and Administrative Expenses. General and administrative, or non-interest, expenses include compensation and fringe benefits, advertising, data-processing, deposit insurance premiums, occupancy expenses and other costs. Such expenses increased 33.5% or $1.3 million during the year ended December 31, 1998 and decreased 1.5% during the year ended December 31, 1997. Ignoring the $767,000 special one-time FDIC assessment during 1996, general and administrative expenses were 22.4% higher during 1997 than in 1996. During 1998, $533,000 of overhead expenses were incurred to fully fund deferred compensation plans for directors and salary continuation plans for Community Savings' president. In addition $273,500 in expense was incurred to write down certain fixed assets. The primary reason for the 1997 increase was a $601,000 increase in compensation and fringe benefit expenses.

     Income Taxes. The effective tax rates for the years ended December 31, 1998, 1997 and 1996 approximate the statutory rate of 34% after giving effect to nontaxable interest, other permanent tax differences, and adjustments to certain deferred tax liabilities.

                          BUSINESS OF FIRST COMMUNITY

     Prior to the conversion, First Community will not transact any material business. Following the conversion, in addition to directing, planning and coordinating the business activities of Community Savings, First Community will invest the portion of the conversion proceeds retained by it. See "Use of Proceeds." Upon consummation of the conversion, First Community will have no significant assets other than the shares of Community Savings' capital stock acquired in the conversion, the loan receivable held with respect to its loan to the ESOP and that portion of the net proceeds of the conversion retained by it, and it will have no significant liabilities. As a bank holding company, First Community will be regulated by the Federal Reserve and by the Administrator.

     Cash flow to First Community will be dependent upon investment earnings from the net proceeds retained by it, payments on the ESOP loan and any dividends received from Community Savings. Initially, First Community will neither own nor lease any property, but will instead use the premises, equipment and furniture of Community Savings. At the present time, First Community does not intend to employ any persons other than its officers (who are not anticipated to be separately compensated by First Community), but will utilize the support staff of Community Savings from time to time. First Community expects that employees will be hired as appropriate in the event First Community expands its business in the future. In the future, First Community may loan to, or may deposit or invest in Community Savings, some of the conversion proceeds it retains. In addition, First Community may consider using some of the proceeds of the conversion retained by it to expand its operations in its existing primary market and other nearby areas by acquiring other financial institutions or their branches or opening new Community Savings branches. First Community has no existing agreements or understandings with respect to any such acquisitions or branch openings, however.

     Existing management of First Community believes it is in the best interests of First Community and its shareholders for First Community to remain an independent company.

                         BUSINESS OF COMMUNITY SAVINGS

GENERAL

     Community Savings is engaged primarily in the business of attracting deposits from the general public and using such deposits to make loans secured by real estate. Community Savings' primary source of revenue is interest income from its lending activities. Community Savings' other major sources of revenue are interest and dividend income from investments and mortgage-backed securities, interest income from its interest-earning deposit balances in other depository institutions, and transaction and fee income from its lending and deposit activities. The major expenses of Community Savings are interest on deposits and borrowings and general and administrative expenses such as employee compensation and benefits, federal deposit insurance premiums, data processing expenses, advertising expenses and occupancy expenses.

     For many years, Community Savings has operated as a traditional thrift institution in accepting deposits and making almost exclusively mortgage loans. Community Savings has recently begun a transformation process which will enable it to offer more products and services to its customers. Management believes that, when this transformation process is complete, Community Savings will operate more like a community bank than a traditional thrift institution.

     As a North Carolina-chartered savings bank, Community Savings is subject to examination and regulation by the FDIC and the Administrator. Upon consummation of the conversion, Community Savings, as a subsidiary of First Community, will be subject to indirect regulation by the Federal Reserve. The business and regulation of Community Savings are subject to legislative and regulatory changes from time to time. See "SUPERVISION AND REGULATION - Regulation of Community Savings."

MARKET AREA

     Community Savings' primary market area consists of the communities in Alamance County, North Carolina. Alamance County is located in the Piedmont area of North Carolina east of Greensboro and west of Durham. Its 1990 population was 108,213 and was expected to grow to 120,759 by the year 2010. The average wage in Alamance County as of 1996 was $22,626, which was below the North Carolina average of $25,393. Employment in Alamance County is diversified among manufacturing, agricultural, retail and wholesale trade, government, services and utilities. Major employers in Alamance County include LabCorp, Alamance County-Burlington Public Schools, Burlington Industries, Inc. and Glen Raven Mills. Employment in Alamance County as of December, 1997 was strong, with an unemployment rate of 2.8%. Based upon 1997 comparative data, Community Savings had 8.63% of the deposits in Alamance County.

LENDING ACTIVITIES

     GENERAL. Community Savings' primary source of revenue is interest and fee income from its lending activities, consisting primarily of mortgage loans for the purchase or refinancing of homes located in its primary market area. Community Savings also makes home equity line of credit loans, construction loans, commercial loans and various types of consumer loans. As of December 31, 1998, only 3.4% of Community Savings' loan portfolio, before net items, was not secured by real estate. On December 31, 1998, Community Savings' largest single outstanding loan had a balance of approximately $1.2 million. In addition to interest earned on loans, Community Savings receives fees in connection with loan originations, loan servicing, loan modifications, late payments, loan assumptions and other miscellaneous services. Community Savings generally originates its fixed-rate mortgage loans with the intention that they will be sold in the secondary market. Its other loans are generally held in its portfolio.

     LOAN PORTFOLIO COMPOSITION. Community Savings' net loan portfolio totaled approximately $127.2 million at December 31, 1998 representing 73.5% of Community Savings' total assets at such date. On that date, 71.4% of Community Savings' loan portfolio, before net items, was composed of home mortgage loans. Commercial, financial and agricultural loans represented 14.2% of Community Savings' loan portfolio, before net items, and construction loans and home equity loans represented 7.3% and 3.7%, respectively, of Community Savings' loan portfolio, before net items, on that date. Consumer loans represented 3.4% of the loan portfolio, before net items. As of December 31, 1998, 92.5% of the loans in Community Savings' loan portfolio, before net items, had adjustable interest rates.

     The following table sets forth the composition of Community Savings' loan portfolio by type of loan at the dates indicated.

                                                            At December 31
                                         ------------------------------------------------------
                                                 1998               1997             1996
                                         ------------------  ----------------- ----------------
                                                % of              % of              % of
                                           Amount    Total    Amount   Total    Amount   Total
                                           ------    ------   ------   -----    ------   -----
                                                            (In Thousands)
Mortgage                                  $ 90,834    71.4%  $ 97,581   83.9%   $84,652   91.2%
Home equity line of credit                   4,671     3.7      4,778    4.1      4,131    4.5
Construction                                 9,291     7.3      5,871    5.1      1,058    1.1
Commercial, financial and agriculture       18,029    14.2      6,120    5.3        400    0.4
Consumer                                     4,387     3.4      1,686    1.4        333    0.4
Held for sale                                    -       -        287    0.2      2,256    2.4
                                          --------   -----   --------  -----    -------  -----
   Total gross loans                       127,212   100.0%   116,323  100.0%    92,830  100.0%
                                                     =====             =====             =====

Less:
   Unearned fees and discounts                 448                439               363
   Loans in process, including funded       (1,798)               270             3,848
    but unclosed loans
   Allowance for loan loss                   1,332                781               492
                                          --------           --------           -------
Net loan receivable                       $127,230           $114,833           $88,127
                                          ========           ========           =======

     The following table sets forth the time to contractual maturity or repricing of Community Savings' loan portfolio at December 31, 1998. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdraft loans are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                                 At December 31, 1998
                                          -----------------------------------------------------------
                                                     More Than  More Than   More Than
                                           1 Year    1 Year to  3 Years to  5 Years to  More Than
                                           or Less    3 Years    5 Years     10 Years   10 Years     Total
                                           -------   ---------  ----------  ----------  ---------    -----
                                                                   (In Thousands)
Mortgage                                   $46,439     $19,438     $23,540      $1,054       $363  $ 90,834
Home equity                                  4,671           -           -           -          -     4,671
Construction                                 9,291           -           -           -          -     9,291
Commercial, financial and agricultural      17,794           -           -           -          -    17,794
Consumer                                     1,501       1,523         857         506          -     4,387
Other Loans                                     55           -           -           -          -        55
Less: Allowance for loan losses             (1,332)          -           -           -          -    (1,332)
         Loans in process                    1,798           -           -           -          -     1,798
         Unearned fees                        (448)          -           -           -          -      (448)
                                           -------     -------     -------      ------  ---------  --------

                                           $79,949     $20,961     $24,397      $1,560       $363  $127,230
                                           =======     =======     =======      ======  =========  ========

     The following table sets forth the dollar amount at December 31, 1998 of all loans maturing or repricing more than one year after December 31, 1998 which have fixed or adjustable interest rates.

                          Fixed   Adjustable   Totals
                          -----   ----------   ------
                                (In Thousands)
Mortgage                  $3,995     $40,400   $44,395
Consumer                   2,886           -     2,886
                          ------     -------   -------
  Total                   $6,881     $40,400   $47,281
                          ======     =======   =======

     ORIGINATION AND SALE OF LOANS. Most of the fixed interest rate home mortgage loans originated by Community Savings are underwritten in conformity with Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") underwriting standards and are sold to FHLMC or other secondary market purchasers. Loans are generally sold without recourse. Community Savings generally continues to service the loans it sells to FHLMC, which generates servicing fee income. Adjustable rate mortgage loans are generally held in Community Savings' portfolio.

          The table below sets forth Community Savings' loan origination and sale activity and loan portfolio repayment experience during the periods indicated.

                                                                      Year Ended December 31,
                                                        ---------------------------------------------------
                                                                1998             1997            1996
                                                                ----             ----            ----
                                                                            (In Thousands)
Loans receivable, net, beginning of period                      $114,833           $ 88,127      $77,591
Loan originations, net of principal repayments:
  Held-for-investment /(1)/                                       13,316             29,189       10,622
  Held-for-sale                                                    8,474                415          637
                                                                --------           --------      -------
 Total loan originations, net of principal repayments             21,790             29,604       11,259
Loan sales                                                        (8,843)            (2,429)        (588)
Changes in loan allowance, net                                      (550)              (470)        (134)
                                                                --------           --------      -------
Loans receivable, net, end of period                            $127,230           $114,833      $88,127
                                                                ========           ========      =======

(1) Includes $0, $125,000 and $165,000 in loan purchases during 1998, 1997 and 1996, respectively.


     HOME MORTGAGE LENDING. Community Savings' primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance homes. Consistent with Community Savings' emphasis on being a community-oriented financial institution, it is and has been Community Savings' strategy to focus its lending efforts in its primary market area and in surrounding areas. On December 31, 1998, approximately 71.4% of Community Savings' real estate loan portfolio, before net items, consisted of home mortgage loans. These include both loans secured by detached single-family residences and condominiums and loans secured by housing containing not more than four separate dwelling units.

     Community Savings originates conventional mortgage loans secured by owner-occupied property in amounts of up to 95% of the value of the property. Private mortgage insurance is generally required if the loan amount exceeds 80% of the value of the property. The loans have both fixed and adjustable rates; however, fixed rate home mortgage loans are generally sold in the secondary market. The maximum term for home mortgage loans is 30 years. Substantially all of the fixed-rate loans in Community Savings' mortgage loan portfolio have due on sale provisions allowing Community Savings to declare the unpaid balance due and payable in full upon the sale or transfer of an interest in the property securing the loan.

     The interest rates on adjustable rate loans are generally fixed for the first one, three or five year period of the loan term and thereafter adjust annually. Many adjustable rate loans have rates which are fixed for the first five years of the loan term. Rate changes on adjustable rate loans are now generally tied to the rates of one-year United States treasury securities adjusted to a constant maturity of one year. Some older adjustable rate loans are indexed to a cost of funds index. The loans have rate caps which limit the amount of changes at the time of each adjustment and over the lives of the loans. Adjustable rate loans are generally considered to involve a greater degree of credit risk than fixed rate loans because borrowers may have difficulty meeting their payment obligations if interest rates and required payment amounts increase substantially. While home mortgage loans are normally originated for up to 30 year terms, Community Savings estimates that such loans remain outstanding for only approximately 80 months, because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Actual loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates, and the interest rates payable on outstanding loans.

     Community Savings generally requires title insurance for its home mortgage loans. Community Savings also generally requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the greater of the loan amount or replacement cost of the improvements on the property securing the loans.

     COMMERCIAL, FINANCIAL AND AGRICULTURAL LENDING. On December 31, 1998, Community Savings had $18.0 million outstanding in commercial, financial and agricultural loans, comprising 14.2% of its loan portfolio, before net items. These loans are generally secured by apartments, office, retail and other commercial real estate or by church properties or other real estate in Community Savings' primary market area. These loans generally do not exceed 80% of the appraised value of the collateral securing the loans. Community Savings also provides floor plan financing of used automobile dealerships, which loans are secured by inventories of used automobiles. Commercial loans generally have terms of up to five years. Most commercial loans have adjustable interest rates which are generally tied to prime lending rates. Community Savings generally requires title insurance in connection with its commercial, financial and agricultural loans which are secured by real estate. Community Savings also generally requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the greater of the loan amount or the replacement cost of the improvements on the property securing the loans.

     Commercial loans generally are larger than home mortgage loans and involve greater concentration of assets and a greater degree of risk. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in real estate markets or the economy in general. Since commercial lending is frequently secured by leased or operating commercial properties, repayment frequently depends upon the results of operations of the tenant or operating entity. Commercial loans also generally involve more specialized and complicated underwriting decisions than home mortgage lending. Community Savings has significantly increased its commercial, financial and agricultural lending in recent years and intends to continue to increase the percentage of its loan portfolio devoted to such loans.

     CONSTRUCTION LENDING. Community Savings makes construction loans for the construction of single-family dwellings and for the construction of multi-family residential and commercial buildings. The aggregate outstanding balance of such loans on December 31, 1998 was approximately $9.3 million, representing approximately 7.3% of Community Savings' loan portfolio, before net items. Some of these loans were made to persons who are constructing properties for the purpose of occupying them; others were made to builders who were constructing properties for sale. Loans made to builders are generally "pure" construction loans, which require the payment of interest during the construction period of generally one year or less and the payment of the principal in full at the end of the construction period. Loans made to individual property owners are both "pure" construction loans and "construction-permanent" loans. Construction-permanent loans generally provide for the payment of interest only during a construction period, after which the loans generally convert to permanent loans with adjustable interest rates having terms similar to home mortgage loans.

     Construction loans for one-to-four family real estate to be occupied by the borrower generally have a maximum loan-to-value ratio of up to 95% of the appraised value of the property. Other construction loans are made at loan to value ratios of up to 80%. Title insurance is generally required for construction loans. In addition, Community Savings generally requires builders risk or casualty insurance (and, if appropriate, flood insurance) on such loans.

     Construction loans are generally considered to involve a higher degree of risk than long-term financing secured by real estate which is already occupied. A lender's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at the completion of construction and the accuracy of the estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, the lender may be required to advance funds beyond the amount originally committed to permit completion of construction. Also, if the estimate of anticipated value proves to be inaccurate, the lender may have security which has value insufficient to assure full repayment. In addition, repayment of loans made to builders to finance construction of properties for sale is often dependent upon the builder's ability to sell the property once construction is completed.

     HOME EQUITY LENDING. At December 31, 1998, Community Savings had approximately $4.7 million in home equity line of credit loans, representing approximately 3.7% of its loan portfolio, before net items. Community Savings' home equity lines of credit have adjustable interest rates tied to prime interest rates plus a margin. The home equity lines of credit require payments of principal and interest monthly, and all outstanding amounts must be paid in full at the end of 15 years. Home equity lines of credit are generally secured by subordinate liens against residential real property. Community Savings requires title opinions from attorneys in connection with these loans. Community Savings requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Home equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 80% of the value of the real estate security.

     Because home equity loans involve revolving lines of credit which can be drawn over a period of time, Community Savings faces risks associated with changes in the borrower's financial condition. Because home equity loans have adjustable interest rates, increased delinquencies could occur if interest rates increase and borrowers are unable to satisfy higher payment requirements.

     CONSUMER LENDING. Community Savings offers various consumer loans, including automobile loans, boat loans, mobile home loans, loans secured by deposit accounts, overdraft protection account loans and other secured and unsecured loans. At December 31, 1998, Community Savings' consumer loan portfolio totaled $4.4 million, representing 3.4% of its total loan portfolio, before net items. Automobile loans generally have terms not exceeding 60 months, have fixed interest rates and do not exceed 90% of the fair market value of the automobile securing the loan. Other types of consumer loans have terms and collateral requirements tailored to match the type of loan being made. Community Savings generally does not make unsecured loans exceeding $50,000.

     Consumer lending usually involves more risk than residential mortgage lending because payment patterns are more significantly influenced by general economic conditions and because any collateral for such loans frequently consists of depreciating property.

     LOAN SOLICITATION, PROCESSING AND UNDERWRITING. Loan originations are derived from a number of sources such as referrals from real estate brokers, present depositors and borrowers, builders, attorneys, walk-in customers and in some instances, other lenders.

     During its loan approval process, Community Savings assesses the applicant's ability to make principal and interest payments on the loan and the value of the property securing the loan. Community Savings obtains detailed written loan applications to determine the borrower's ability to repay and verifies responses on the loan application through the use of credit reports, financial statements, and other confirmations. Community Savings analyzes the loan application and the property involved, and an appraiser inspects and appraises the property. Community Savings generally requires independent fee appraisals on mortgage loans. Loan officers appraise properties securing consumer loans unless the collateral is complex and justifies an independent fee appraisal. Collateral securing commercial loans of over $250,000 is appraised by outside fee appraisers. Community Savings also obtains information concerning the income, financial condition, employment and the credit history of the applicant.

     In general, loans of up to $500,000 may be approved by a loan committee composed of either two or three senior officers of Community Savings, depending upon the size of the loan. Loans of over $500,000 must be approved by the Board of Directors of Community Savings. Certain types of loans of less than $250,000 can be approved by other loan officers of Community Savings who have specified loan approval authority.

     Normally, upon approval of a home mortgage loan application, Community Savings gives a commitment to the applicant that it will make the approved loan at a stipulated rate any time within a 60 day period. The loan is typically funded at such rate of interest and on other terms which are based on market conditions existing as of the date of the commitment. As of December 31, 1998, Community Savings had $945,000 in such unfunded mortgage loan commitments and $9.2 million unfunded commitments to make other types of loans. In addition, on such date Community Savings had $5.6 million in undisbursed lines of credit.

     NONPERFORMING ASSETS AND ASSET CLASSIFICATION. When a borrower fails to make a required payment on a loan and does not cure the delinquency promptly, the loan is classified as delinquent. In this event, the normal procedure followed by Community Savings is to make contact with the borrower at prescribed intervals in an effort to bring the loan to a current status, and late charges are assessed as allowed by law. In most cases, delinquencies are cured. If a delinquency is not cured, Community Savings normally, subject to any required prior notice to the borrower, commences foreclosure proceedings. If the loan is not reinstated within the time permitted for reinstatement, or the property is not redeemed prior to sale, the property may be sold at a foreclosure sale. In foreclosure sales, Community Savings may acquire title to the property through foreclosure, in which case the property so acquired is offered for sale and may be financed by a loan involving terms more favorable to the borrower than those normally offered.

     Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by Community Savings in an effort to recover its investment. Real estate acquired through, or in lieu of, foreclosure is carried at the lower of the estimated fair value of the property less estimated costs to sell or the carrying amount of the defaulted loan plus accrued unpaid interest. The carrying amount is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs relating to the development and improvement of the property are capitalized, and costs relating to holding the property are charged to expenses. As of December 31, 1998, Community Savings had no real estate acquired in settlement of loans.

     Loans, including impaired loans, are generally classified as nonaccrual and accrual of interest is suspended if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful (as discussed below) or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortization for which the payment is generally applied to the oldest payment due. When the future collection of the recorded loan balance is expected, interest income may be recognized on a cash basis limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

     The following table sets forth information with respect to nonperforming assets identified by Community Savings, including accruing loans 90 days past due, non-accruing loans and real estate owned at the dates indicated.

                                                                 At December 31
                                                      ---------------------------------
                                                         1998        1997       1996
                                                      ----------  ----------  ---------
                                                               (In Thousands)
Mortgage loans 90 days past due and still accruing     $    131    $    241   $    217
Consumer loans 90 days past due and still accruing           26           -          -
Nonaccrual loans                                              -           -          -
Repossessed assets                                            7           -          -
Real estate owned                                            84           -          -
                                                       --------    --------   --------
   Total nonperforming assets                          $    248    $    241   $    217
                                                       ========    ========   ========
Nonperforming loans to total loans                         0.12%       0.21%      0.23%
Nonperforming assets to total assets                       0.14%       0.14%      0.14%
Total assets                                           $172,936    $167,817   $156,751
Total loans, before net items                          $127,212    $116,323   $ 92,830

     Applicable regulations require Community Savings to "classify" its own assets on a regular basis. In addition, in connection with examinations of savings institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as "substandard," "doubtful" or "loss," depending on the presence of certain characteristics as discussed below.

     An asset is considered "substandard" if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by well-defined weakness with possible risk of loss if the deficiency is not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable." Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted.

     As of April 30, 1999, Community Savings had approximately $3.7 million of loans internally classified as "substandard," $5,000 of loans classified as "doubtful" and no loans classified as "loss." Total classified loans as of December 31, 1998, 1997 and 1996 were approximately $ 1.5 million, $1.1 million and $927,000, respectively.

     When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. These allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities and the risks associated with particular problem assets. When an insured institution classifies problem assets as "loss," it charges off, or writes down the balance of, the asset. Community Savings' determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the Administrator which can order the establishment of additional loss allowances.

     Community Savings also identifies assets which possess credit deficiencies or potential weaknesses deserving close attention by management. These assets are maintained on a "special mention" listing and do not yet warrant adverse classification. At December 31, 1998, Community Savings had no loans categorized as special mention.

     ALLOWANCE FOR LOAN LOSSES. In originating loans, Community Savings recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan, as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, Community Savings' historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.


     In recent periods, Community Savings has significantly increased its allowance for loan losses to reflect the greater inherent risks associated with the increasing size of Community Savings' loan portfolio and, in particular, the increasing size of its commercial, construction and consumer loan portfolio.

     Management continues to actively monitor Community Savings' asset quality, to charge off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     The following table describes the activity related to Community Savings' allowance for loan losses for the periods indicated.

                                                       Year Ended December 31,
                                             ----------------------------------------------
                                                      1998         1997        1996
                                                   -----------  -----------  ---------
                                                         (Dollars In Thousands)
Beginning balance                                    $    781     $    492    $   431
Provision for loan losses                                 550          360         60
Charge-offs                                                 -      71/(1)/          -
Recoveries                                                  -            -         (1)
                                                     --------     --------    -------
 Net charge-offs                                            -           71         (1)
                                                     --------     --------    -------
Balance, end of period                               $  1,331     $    781    $   492
                                                     ========     ========    =======
Ratio of net charge-offs to average loans
  outstanding                                            0.00%        0.07%      0.00%
Ratio of allowance to total loans outstanding
  at end of period                                       1.05%        0.67%      0.54%
Ratio of allowance to total nonperforming
  assets at end of period                              536.69%      324.07%    226.73%
Total loans, before net items                        $127,212     $116,323    $92,830
Average loans, before allowance                      $123,464     $102,607    $82,942
Nonperforming assets                                 $    248     $    241    $   217

(1) This entire amount was charged off in connection with a single mortgage loan.

     The following table sets forth the composition of the allowance for loan losses by type of loan at the dates indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

                                                                              At December 31,
                             --------------------------------------------------------------------------------------------------

                                              1998                             1997                             1996
                             -------------------------------  -------------------------------  ---------------------------------


                                                    AMOUNT                            AMOUNT                            AMOUNT
                                                      OF                                OF                                OF
                                        PERCENT OF   LOANS                PERCENT OF   LOANS                PERCENT OF   LOANS
                                        ALLOWANCE     TO                  ALLOWANCE     TO                  ALLOWANCE     TO
                             AMOUNT OF   TO TOTAL    GROSS    AMOUNT OF    TO TOTAL    GROSS    AMOUNT OF    TO TOTAL    GROSS
                             ALLOWANCE  ALLOWANCE    LOANS    ALLOWANCE   ALLOWANCE    LOANS    ALLOWANCE   ALLOWANCE    LOANS
                             ---------  ----------  -------   ---------   ----------  -------  -----------  ----------  -------
                                                                 (DOLLARS IN THOUSANDS)
Mortgage                        $  452        40%     71.4%        $578           74%    84.1%         $378         77%    93.6%
Home equity line of credit         136        12       3.7           39            5      4.1            25          5      4.5
Construction                       170        15       7.3           62            8      5.1            15          3      1.1
Commercial, financial,             283        25      14.2           78           10      5.3            49         10      0.4
 agricultural
Consumer                            90         8       3.4           24            3      1.4            25          5      0.4
                             ---------  ---------   ------    ---------   ----------  -------  ------------ ----------  -------
Total                           $1,131       100%    100.0%        $781          100%   100.0%         $492        100%   100.0%
                             =========  =========   ======    =========   ==========  =======  ============ ==========  =======

INVESTMENT AND MORTGAGE-BACKED SECURITIES

     Interest and dividend income from investment and mortgage-backed securities generally provides the second largest source of income to Community Savings after interest on loans. In addition, Community Savings receives interest income from deposits in other financial institutions and from federal funds sold. At December 31, 1998, Community Savings' investment and mortgage-backed securities portfolio totaled approximately $31.1 million, consisting primarily of U.S. government and agency securities, municipal bonds, and participation certificates issued by the Government National Mortgage Association ("GNMA") FNMA, FHLMC and Real Estate Mortgage Investment Conduits ("REMICS").

     Investments in mortgage-backed securities involve a risk that, because of changes in the interest rate environment, actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     The Financial Accounting Standards Board has issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with net unrealized gains and losses included in earnings; and (3) debt and equity securities not classified as either held-to-maturity or trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. At December 31, 1998, all of Community Savings investment securities and mortgage-backed securities were classified as available for sale.

     The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

     As a member of the Federal Home Loan Bank of Atlanta, Community Savings is also required to maintain an investment in stock of the Federal Home Loan Bank of Atlanta equal to the greater of 1% of Community Savings' outstanding home loans or 5% of its outstanding advances from the Federal Home Loan Bank of Atlanta. No ready market exists for such stock, which is carried at cost. As of December 31, 1998, Community Savings' investment in stock of the Federal Home Loan Bank of Atlanta was $1.4 million.

     The following table sets forth certain information regarding Community Savings' investment and mortgage-backed securities portfolio at the dates indicated.

                                                                 At December 31
                                                        ------------------------------
                                                          1998        1997       1996
                                                        --------    -------    -------
                                                               (In Thousands)
US government and agency obligations
   US treasury securities - Held to maturity             $     -    $ 6,347    $15,249
   US treasury securities - Available for sale             1,536      4,030      4,975
   Federal agency securities - Held to maturity                -      6,955      9,959
   Federal agency securities - Available for sale         12,328      5,037      2,002
                                                         -------    -------    -------
          Total U.S. Government and agency                13,864     22,369     32,185
                                                         -------    -------    -------
Municipal securities - Held to maturity                        -         95        195
Municipal securities - Available for sale                  2,599          -          -
                                                         -------    -------    -------
          Total municipal securities                       2,599         95        195
                                                         -------    -------    -------
Other equity securities - Available for sale                  14         14         14
                                                         -------    -------    -------
          Total other equity securities                       14         14         14
                                                         -------    -------    -------
Mortgage - backed securities
   GNMA - Held to maturity                                     0      2,254      2,570
   GNMA - Available for sale                               1,221          -      2,189
   FNMA - Available for sale                               1,234          -          -
   FHLMC - Held to maturity                                    0      4,498      5,434
   FHLMC -  Available for sale                             3,320         49         85
   REMIC's - Held to maturity                                  0      1,898      3,310
   REMIC's - Available for sale                            8,853      9,448     10,212
                                                         -------    -------    -------
          Total mortgage-backed securities                14,628     18,147     23,800
                                                         -------    -------    -------
Total investment and mortgage-backed securities          $31,105    $40,625    $56,194
                                                         =======    =======    =======

     As of December 31, 1998, all of Community Savings investment securities and mortgage-backed securities were classified as available for sale and were recorded at estimated market value. On that date the amortized cost of its investment and mortgage-backed securities portfolio was $30.9 million.

     The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of Community Savings' investment and mortgage-backed debt securities portfolio as of December 31, 1998.



                                                                              After One Year            After Five Years
                                                        One Year or Less     Through Five Years         Through Ten Years
                                                      ---------------------  ---------------------   ----------------------
                                                                  Weighted               Weighted                  Weighted
                                                                   Average                Average                   Average
                                                        Amount      Yield     Amount       Yield       Amount        Yield
                                                      ----------  --------  --------    ---------   ----------     --------
                                                                                                    (Dollars In Thousands)
U.S. treasury notes - available for sale               $     509      6.32%  $  1,027         6.19%  $       -            -%
Federal agency securities - available
for sale                                                   1,003      6.33      6,990         6.09       1,021         5.54
                                                      ----------  --------   --------    ---------  ----------     --------
  Total debt securities - available for sale               1,512      6.33      8,017         6.10       1,021         5.54
                                                      ----------  --------   --------    ---------  ----------     --------
Mortgage-backed securities - available for
sale
  GNMA participation certificates                              -         -          -            -         173        8.730
  FHLMC participation certificates                             -         -          -            -       1,038        6.670
  FNMA participation certificates                              -         -          -            -           -            -
  REMIC's                                                      -         -          -            -       1,250         5.99
                                                      ----------  --------   --------    ---------  ----------     --------
  Total mortgage-backed securities -
   available for sale                                          -         -          -            -       2,461         7.11
                                                      ----------  --------   --------    ---------  ----------     --------


Municipal Securities - available for sale                      -         -          -            -         387         6.47

                                                      ----------  --------   --------    ---------  ----------     --------

Total debt securities                                     $1,512      5.88%  $  8,017         6.12% $    3,869         7.29%
                                                      ==========  ========   ========    =========  ==========     ========

                                                            After Ten Years                 Total
                                                           --------------------     ---------------------
                                                                       Weighted                 Weighted
                                                                        Average                  Average
                                                              Amount      Yield       Amount      Yield
                                                           ---------  ---------     ---------  ---------
U.S. treasury notes - available for sale                   $       -          -%    $   1,536       6.23%
Federal agency securities - available
for sale                                                       3,314       6.71        12,328       6.40
                                                           ---------  ---------     ---------  ---------
  Total debt securities - available for sale                   3,314       6.71        13,864       6.38
                                                           ---------  ---------     ---------  ---------
Mortgage-backed securities - available for
sale
  GNMA participation certificates                              1,048       0.00         1,221       8.96
  FHLMC participation certificates                             2,282       9.57         3,320       8.53
  FNMA participation certificates                              1,234       6.30         1,234       6.30
  REMIC's                                                      7,603       6.53         8,853       6.49
                                                           ---------  ---------     ---------  ---------
 Total mortgage-backed securities -
  available for sale                                          12,167      7.12         14,628       7.14
                                                           ---------  ---------     ---------  ---------



Municipal Securities - available for sale                      2,212      6.72          2,599       6.68

                                                           ---------  --------      ---------  ---------

Total debt securities                                      $  17,693      7.15%      $ 31,091       6.67%
                                                           =========  ========       ========  =========

DEPOSITS AND BORROWINGS

     GENERAL. Deposits are the primary source of Community Savings' funds for lending and other investment purposes. In addition to deposits, Community Savings derives funds from loan principal repayments, loan interest payments, interest and principal repayments from investments and mortgage-backed securities, interest from its own interest-earning deposits and otherwise from its operations. Repayments and income are relatively stable sources of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

     DEPOSITS. Community Savings attracts both short-term and long-term deposits from the general public by offering a variety of accounts and rates. Community Savings offers statement savings accounts, negotiable order of withdrawal accounts, money market demand accounts, non-interest-bearing accounts, and fixed interest rate certificates with varying maturities. At December 31, 1998, 75.3% of Community Savings' deposits consisted of certificate accounts, 12.9% consisted of statement savings accounts, 10.7% consisted of interest-bearing transaction accounts and 1.0% consisted of noninterest-bearing transaction accounts.

     Deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition, and other factors, including the restructuring of the thrift industry. Community Savings' savings deposits traditionally have been obtained primarily from its primary market area. Community Savings utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising and direct mailings. Community Savings does not advertise for deposits outside of its local market area or utilize the services of deposit brokers.

     The following table sets forth information relating to Community Savings' deposit flows during the periods shown and deposits at the end of such periods.

                                             At or for the Year Ended
                                                    December 31,
                                             -------------------------
                                             1998       1997      1996
                                             ----       ----      ----

                                                  (In Thousands)
Total deposits at beginning of period      $134,697   $122,524   $118,907
Net increase (decrease) before interest
  credited                                      539      8,225        156
Interest credited                             5,180      3,948      3,461
                                           --------   --------   --------
Total deposits at end of period            $140,416   $134,697   $122,524
                                           ========   ========   ========

     The following table sets forth certain other information regarding Community Savings' deposits at the dates indicated.

                                         December 31, 1998                   December 31, 1997              December 31, 1996
                              ---------------------------------------  -----------------------------   ----------------------------

                               Minimum             Percent   Weighted            Percent    Weighted             Percent   Weighted
                               Deposit               of       Average               of       Average                of      Average
                              Required  Balance   Deposits     Rate    Balance   Deposits     Rate     Balance   Deposits     Rate
                              --------  -------   ---------  --------  -------   --------   --------   -------   --------  --------
                                                                       (Dollars In Thousands)
Demand accounts:
 Non-interest bearing         $     1   $  1,522      1.09%            $    716      0.53%             $    744     0.61%
 NOW and money market
  accounts                    $   100     14,985     10.67     2.19%     14,712     10.92     3.01%      13,968    11.40     3.13%
 Statement/passbook           $   100     18,119     12.90     2.71%     19,069     14.16     3.00%      21,051    17.18     3.00%
                                        --------    ------             --------  --------              --------   ------
    Total demand deposits                 34,626     24.66               34,497     25.61                35,763    29.19
                                        --------    ------             --------  --------              --------   ------

Time Deposits:
 Certificate accounts with
  original maturities of:
   3 months                   $   500        225      0.16                  217      0.16                   350     0.29
   6 months                   $   500      7,598      5.41                6,060      4.50                 8,692     7.09
   7 months                   $10,000      7,069      5.03               15,838     11.76                 4,987     4.07
   9 months                   $   500     33,417     23.80                8,438      6.26                10,028     8.18
   12 months                  $   500     20,288     14.45               12,809      9.51                 9,344     7.63
   18 months - IRA            $   100     15,219     10.84               15,062     11.18                14,296    11.67
   18 months                  $   500      9,950      7.09               25,223     18.73                18,400    15.02
   24 months                  $   500      3,903      2.78                5,429      4.03                 7,518     6.14
   30 months                  $   500      3,109      2.21                4,697      3.49                 4,665     3.81
   36 months                  $   500      2,401      1.71                3,549      2.63                 4,386     3.58
   48 months                  $   500        581      0.41                  744      0.55                 1,764     1.44
   60 months and over         $   500      2,031      1.45                2,134      1.58                 2,331     1.90
                                        --------    ------             --------  --------              --------   ------
    Total time deposits                  105,791     75.34     5.39%    100,200     74.39     5.72%      86,761    70.81     5.58%
                                        --------    ------             --------  --------              --------   ------

    Total deposits                      $140,417    100.00%            $134,697    100.00%             $122,524   100.00%
                                        ========    ======             ========  ========              ========   ======

     The following table presents the maturities of all certificates of deposit as of December 31, 1998:

                                                                  (IN THOUSANDS)
One year or less                                                       $ 91,935
More than 1 and less than 3 years                                        12,595
More than 3 years                                                         1,261
                                                                       --------
          Total                                                        $105,791
                                                                       ========

Based upon historical experience, Community Savings expects that a substantial percentage of its time deposits coming due within twelve months after December 31, 1998 will be renewed.

     As of December 31, 1998, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $18.5 million, representing 17.5% of all certificates of deposit on such date. Some of these deposits were deposits of state and local governments which are subject to rebidding from time to time and to securitization requirements. The following table presents the maturity of these time certificates of deposit at such date.

                                                                  (IN THOUSANDS)
3 Months or less                                                        $ 7,137
Over 3 months through 12 months                                           9,117
Over 12 months                                                            2,252
                                                                        -------
          Total                                                         $18,506
                                                                        =======

     BORROWINGS.   Community Savings' principal source of long-term borrowings is advances from the Federal Home Loan Bank of Atlanta. The Federal Home Loan Bank system functions in a reserve credit capacity for savings institutions. As a member, Community Savings is required to own capital stock in the Federal Home Loan Bank of Atlanta and is authorized to apply for advances from the Federal Home Loan Bank of Atlanta on the security of that stock and a floating lien on certain of its real estate secured loans and other assets. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the Federal Home Loan Bank of Atlanta's assessment of the institution's creditworthiness. The table below presents the amounts of borrowed money owed by Community Savings as of the dates indicated, along with the weighted average interest rates payable on such borrowings and the maturity dates of the indebtedness. All borrowings were obtained from the Federal Home Loan Bank of Atlanta and all were repayable in full within one year.

                                                  At or for the Year Ended December 31,
--------------------------------------------------------------------------------
                                                      1998         1997          1996
                                                    --------     --------      --------

                                                          (Dollars In Thousands)
Federal Home Loan Bank advances:
  Average balance outstanding (monthly)              $5,458       $7,788         $8,333
  Maximum amount outstanding at any
    month-end during the period                      $6,700       $8,950         $9,000

Balance outstanding at end of period                 $5,000       $6,700         $9,000

Weighted average interest rate during the period       5.87%        5.91%          5.52%

Weighted average interest rate at end of period        5.66%        5.94%          5.73%

SUBSIDIARIES

     As a North Carolina-chartered savings bank, Community Savings is able to invest up to 10% of its total assets in subsidiary service corporations. However, any investment in service corporations which would cause Community Savings to exceed an investment of three percent of assets must receive prior approval of the FDIC. Community Savings has one subsidiary, Community Financial Services, Inc., which is engaged in discount brokerage sales activities pursuant to an agreement with UVEST Financial Services Group, Inc. Community Financial Services, Inc. was organized in 1997 and has one employee. As of December 31, 1998, Community Savings' investment in Community Financial Services, Inc. was $100,000 or less than one percent of assets.

PROPERTIES

     The following table sets forth the location of Community Savings' offices, as well as certain other information relating to its offices as of December 31, 1998.

           Address                   Function           Type        Net Book Value     Deposits
------------------------------    --------------    ------------    --------------    -----------
708 South Church Street                                 land              $ 75,488
Burlington, North Carolina         Main Branch        building            $986,827    $82,604,822
27215

166 Huffman Mill Road                                   land              $ 48,676
Burlington, North Carolina            Branch          building            $ 27,047    $25,180,953
27215

257 South Graham-Hopedale                               land              $ 50,279
Road                                  Branch          building            $ 52,778    $15,308,798
Burlington, North Carolina
27215

227 South Main Street                                   land              $ 95,347
Graham, North Carolina 27253          Branch          building            $105,803    $17,321,933

706 South Church Street               Credit            land              $ 89,386
Burlington, North Carolina        Administration      building            $ 28,273              -
27215

500 South Main Street                                leasehold
Burlington, North Carolina        Administration    improvements          $ 11,836              -
27215

     All of the real properties are owned by Community Savings except the facilities at 500 South Main Street in Burlington, North Carolina. Those facilities, which house Community Savings' credit administration operations, are leased pursuant to a lease which expires in March, 2001.

     The total net book value of Community Savings' furniture, fixtures and equipment at December 31, 1998 was $816,840.

LEGAL PROCEEDINGS

     From time to time, Community Savings is a party to legal proceedings which arise in the ordinary course of its business. Most commonly, such proceedings are commenced by Community Savings to enforce obligations owed to it. From time to time, claims are asserted against Community Savings directly or as defenses and counterclaims in actions filed by Community Savings. At this time, Community Savings is not a party to any legal proceeding which is expected to have a material effect on its financial condition or results of operations.

     One former Community Savings depositor, whose account was terminated in 1992, has taken the position that he is being improperly denied the right to purchase common stock in the subscription offering. This former depositor has made a complaint to the FDIC and Administrator and has threatened legal action if he is not allowed to purchase in the subscription offering. Management of Community Savings and First Community believe that the position taken by the former depositor is without merit and does not expect it to materially and adversely affect the financial condition or results of operation of Community Savings or First Community.

COMPETITION

     Community Savings faces strong competition both in attracting deposits and making real estate and other loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions and commercial banks located in its primary market area, including large financial institutions with a statewide and nationwide presence which have greater financial and marketing resources available to them. As of June 30, 1998, there were 11 depository institutions with 40 offices in Alamance County, North Carolina. Based upon June, 1997 comparative data, Community Savings had 8.63% of the deposits in Alamance County. Community Savings has also faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The ability of Community Savings to attract and retain savings deposits depends on its ability to provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     Community Savings experiences strong competition for real estate loans from other savings institutions, commercial banks, credit unions and mortgage banking companies. Community Savings competes for loans primarily through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the elimination of restrictions on the interstate operations of financial institutions.

EMPLOYEES

     As of December 31, 1998, Community Savings had 54 full-time employees and 11 part-time employees. Community Savings provides its employees with basic and major medical insurance, life insurance, sick leave and vacation benefits. In addition, Community Savings maintains a 401(k) profit sharing plan which covers substantially all of its employees. See "Management of Community Savings- 401(k) Profit Sharing Plan".

     In connection with the conversion, Community Savings has adopted the ESOP, which will provide benefits to employees of Community Savings. See "Management of Community Savings - Employee Stock Ownership Plan." Also, the Boards of Directors of First Community and Community Savings plan to adopt, and stockholders of First Community will be asked to approve, the management recognition plan and the stock option plan at a meeting of stockholders following the conversion. See "Management of Community Savings - Proposed Management Recognition Plan" and "- Proposed Stock Option Plan." The proposed management recognition plan and stock option plan would provide stock-based benefits to directors and certain employees.

     Employees are not represented by any union or collective bargaining group, and Community Savings considers its employee relations to be good.

                                   TAXATION

FEDERAL INCOME TAXATION

     GENERAL. Savings institutions such as Community Savings are subject to the taxing provisions of the Internal Revenue Code of 1986, as amended (the "Code") applicable generally to corporations, as modified by certain provisions specifically applicable to financial or thrift institutions. Income is reported using the accrual method of accounting. The maximum corporate federal income tax rate is 35%. Initially, it is expected that First Community and Community Savings will not file consolidated tax returns but will instead file separate tax returns. The filing of a consolidated tax return would impair First Community's ability to make a distribution to its stockholders which would be treated for tax purposes as a non-taxable return of capital.

     BAD DEBT RESERVES. For fiscal years beginning prior to December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Code were permitted certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans (generally loans secured by interests in real property improved or to be improved) under (i) a method based on a percentage of the institution's taxable income, as adjusted (the "percentage of taxable income method") or (ii) a method based on actual loss experience (the "experience method"). The reserve for nonqualifying loans was computed using the experience method.

     The percentage of taxable income method was limited to 8% of taxable income, subject to certain limitations. In order to qualify for the percentage of taxable income method, an institution had to have at least 60% of its assets as "qualifying assets" which generally included cash, obligations of the United States government or an agency or instrumentality thereof or of a state or political subdivision, residential real estate-related loans, and loans secured by savings accounts and property used in the conduct of its business. In addition, it had to meet certain other supervisory tests and operate principally for the purpose of acquiring savings and investing in loans. Institutions which became ineligible to use the percentage of taxable income method had to change to either the reserve method or the specific charge-off method that applied to banks.

     In August 1996, provisions repealing the thrift bad debt rules were passed by Congress as part of the "The Small Business Job Protection Act of 1996." The new rules eliminated the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. For taxable years beginning after December 31, 1995, Community Savings' bad debt deduction is based on the experience method. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the last taxable year beginning before January 1, 1988. The new rules allow an institution to suspend the bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institution's average mortgage lending activity for the six taxable years preceding 1996 adjusted for inflation. For this purpose, only home purchase and home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. Community Savings has previously recorded a deferred tax liability equal to the bad debt recapture applicable to the post 1987 additions to its bad debt reserve. As a result, this recapture requirement applicable to 1987 additions to bad debt reserves will have no material impact on Community Savings' net income or federal income tax expense.

     TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the 1996 legislation, bad debt reserves created prior to the 1988 tax year were subject to recapture into taxable income should the thrift institution fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift-related recapture rules. Community Savings is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve through 1987.

     Retained income at December 31, 1998, includes approximately $5.2 million for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

     ALTERNATIVE MINIMUM TAXES. Community Savings may also be subject to the corporate alternative minimum tax ("AMT"). This tax is applicable only to the extent it exceeds the regular corporate income tax. The AMT is imposed at the rate of 20% of the corporation's alternative minimum taxable income ("AMTI") subject to applicable statutory exemptions. AMTI is calculated by adding certain tax preference items and making certain adjustments to the corporation's regular taxable income. Preference items and adjustments generally applicable to financial institutions include, but are not limited to, the following:

     . the excess of the bad debt deduction over the amount that would have been allowable on the basis of actual experience;

     .    interest on certain tax-exempt bonds issued after August 7, 1986; and


     . 75% of the excess, if any, of a corporation's adjusted earnings and profits over its AMTI (as otherwise determined with certain adjustments).

Net operating loss carry-overs, subject to certain adjustments, may be utilized to offset up to 90% of the AMTI. Credit for AMT paid may be available in future years to reduce future regular federal income tax liability. Community Savings has not been subject to the AMT in recent years.

     Community Savings' federal income tax returns have not been audited in the last six tax years.

STATE AND LOCAL TAXATION

     Under North Carolina law, the corporate income tax rate for the 1996, 1997 and 1998 tax years was 7.75%, 7.5% and 7.25%, respectively, of federal taxable income as computed under the Code, subject to certain prescribed adjustments. An annual state franchise tax is imposed at a rate of 0.15% applied to the greatest of the institution's (i) capital stock, surplus and undivided profits,
(ii) investment in tangible property in North Carolina or (iii) appraised valuation of property in North Carolina.

     The North Carolina corporate tax rate is 7% in 1999, and, under current legislation, will drop to 6.9% thereafter.


                          SUPERVISION AND REGULATION

REGULATION OF FIRST COMMUNITY

     GENERAL. First Community was organized for the purpose of acquiring and holding all of the capital stock of Community Savings to be issued in the conversion. As a bank holding company subject to the Bank Company Act of 1956, as amended ("BHCA"), First Community will become subject to certain regulations of the Federal Reserve. Under the BHCA, First Community's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling

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banks as to be a proper incident thereto. The BHCA prohibits First Community from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank or merging or consolidating with another bank holding company or savings bank holding company without prior approval of the Federal Reserve.

     Additionally, the BHCA prohibits First Community from engaging in, or acquiring ownership or control of, more than 5% of the outstanding voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such nonbanking related activities.

     Similarly, Federal Reserve approval (or, in certain cases, non-disapproval) must be obtained prior to any person acquiring control of First Community. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of First Community or controls in any manner the election of a majority of the directors of First Community. Control is presumed to exist if a person acquires more than 10% of any class of voting stock and the stock is registered under Section 12 of the Exchange Act or the acquiror will be the largest shareholder after the acquisition.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all acceptable capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

     In addition, insured depository institutions under common control are required to reimburse the FDIC for any loss suffered by either the SAIF or the Bank Insurance Fund (the "BIF") as a result of the default of a commonly controlled insured depository institution and for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     As a result of First Community's ownership of Community Savings, First Community will be registered under the savings bank holding company laws of North Carolina. Accordingly, First Community will also be subject to regulation and supervision by the Administrator.

     CAPITAL ADEQUACY GUIDELINES FOR HOLDING COMPANIES. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve system and have consolidated assets of $150 million or more.


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

     Bank holding companies subject to the Federal Reserve's capital adequacy guidelines are required to comply with the Federal Reserve's risk-based capital guidelines. Under these regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier I capital," principally consisting of common stockholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion.
All other bank holding companies are expected to maintain a Tier I capital (leverage) ratio of at least 1% to 2% above the stated minimum.

     DIVIDEND AND REPURCHASE LIMITATIONS. In connection with the conversion, Community Savings has agreed with the FDIC that, during the first year after consummation of the conversion, neither First Community nor Community Savings will pay any dividend or make any other distribution to its stockholders which represents, is characterized as, or is treated for federal tax purposes as, a return of capital. Community Savings has also agreed to give prior notice to the FDIC if such a dividend is to be paid or distribution is to be made within three years after completion of the conversion. In addition, First Community must obtain Federal Reserve approval in order to use more than 10% of its net worth to make stock repurchases during any 12 month period unless First Community (i) both before and after the redemption satisfies capital requirements for "well capitalized" state member banks; (ii) received a one or two rating in its last examination; and (iii) is not the subject of any unresolved supervisory issues. Although the payment of dividends and repurchase of stock by First Community are subject to the requirements and limitations of North Carolina corporate law, except as set forth in this paragraph, neither the Administrator nor the FDIC have promulgated any regulations specifically limiting the right of First Community to pay dividends and repurchase shares. However, Community Savings must give the FDIC prior written notice before repurchasing shares within three years after completion of the conversion. The ability of First Community to pay dividends or repurchase shares may be dependent upon First Community's receipt of dividends from Community Savings. Community Savings' ability to pay dividends is limited. See " - Regulation of Community Savings - Restrictions on Dividends and Other Capital Distributions."

     CAPITAL MAINTENANCE AGREEMENT. In connection with the Administrator's approval of First Community's application to acquire control of Community Savings, First Community was required to execute a capital maintenance agreement whereby it has agreed to maintain Community Savings' capital in an amount sufficient to enable Community Savings to satisfy all regulatory capital requirements.

     FEDERAL SECURITIES LAW. First Community has filed with the Securities and Exchange Commission ("SEC") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the common stock to be issued in the conversion. First Community intends to register its common stock with the SEC pursuant to Section 12 of the Exchange Act. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to First Community.

REGULATION OF COMMUNITY SAVINGS

     GENERAL. Federal and state legislation and regulation significantly affect the operations of federally-insured savings institutions and other federally regulated financial institutions. The operations of regulated depository institutions, including Community Savings, are subject to changes in applicable statutes and regulations from time to time. Such changes may or may not be favorable to Community Savings.

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

     Community Savings is a North Carolina-chartered savings bank, is a member of the Federal Home Loan Bank system, and its deposits are insured by the FDIC through the SAIF. It is subject to examination and regulation by the FDIC and the Administrator and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Generally, North Carolina-chartered savings banks whose deposits are insured by the SAIF are subject to restrictions with respect to activities and investments, transactions with affiliates and loans-to-one borrower similar to those applicable to federally-chartered SAIF-insured savings associations. Such examination and regulation is intended primarily for the protection of depositors and the federal deposit insurance funds.

     Community Savings is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Shareholders), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As holders of loans secured by real property and as owners of real property, financial institutions, including Community Savings, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of real property.

     The FDIC has extensive enforcement authority over North Carolina-chartered savings banks, including Community Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

     The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution's financial condition include: (i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     TRANSACTIONS WITH AFFILIATES. Under current federal law, transactions between Community Savings and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of Community Savings is any company or entity that controls, is controlled by or is under common control with the savings bank. Upon consummation of the conversion, Community Savings and First Community will be affiliates of each other. Generally, Sections 23A and 23B (i) establish certain collateral requirements for loans to affiliates; (ii) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (iii) require that all such transactions be on terms substantially the same, or at least as favorable, to the savings institution or the subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

     Further, current federal law has extended to savings banks the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who, directly or indirectly, own more than 10% of any class of voting securities of a savings bank, and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the savings bank's loans-to-one borrower limit as established by federal law (as discussed below), and all loans to such persons may not exceed the

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Savings Bank's unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers or stockholders who own more than 10% of a savings bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of unimpaired capital and unimpaired surplus (up to $500,000). Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal stockholders be based on underwriting standards not less stringent than those applied in comparable transactions with other persons, and made on terms substantially the same as offered in comparable transactions to other persons and not involve more than the normal risk of repayment or present other unfavorable features. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

     INSURANCE OF DEPOSIT ACCOUNTS. The FDIC administers two separate deposit insurance funds. The SAIF maintains a fund to insure the deposits of most savings institutions and the BIF maintains a fund to insure the deposits of most commercial banks. Community Savings is a member of the SAIF of the FDIC.

     Community Savings is required to pay assessments to the FDIC based on a percentage of its insured deposits. Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups - well capitalized, adequately capitalized or undercapitalized - using the same percentage criteria as in the prompt corrective action regulations. See "- Prompt Corrective Regulatory Action."

     Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

     The assessment rate for SAIF members had ranged from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C while assessments for over 90% of the BIF members had been the statutory minimum of $2,000. However, recently enacted legislation provided for a one-time assessment equal to 65.7 basis points times insured deposits as of March 31, 1995. This assessment fully capitalized the SAIF. Accordingly, although the special assessment resulted in a $767,000 one-time charge of Community Savings during its fiscal year ended December 31, 1996, the recapitalization of the SAIF had the effect of reducing Community Savings' future deposit insurance premiums to the SAIF. Under the recently enacted legislation, most BIF members will be assessed approximately
1.3 basis points while the rate for most SAIF members will be approximately 6.4 basis points until January 1, 2000. At that time, BIF and SAIF members will begin pro rata sharing of the payment at an expected rate of 2.43 basis points.

     COMMUNITY REINVESTMENT ACT. Community Savings, like other financial institutions, is subject to the Community Reinvestment Act ("CRA"). A purpose of the CRA is to encourage financial institutions to help meet the credit needs of its entire community, including the needs of low- and moderate-income neighborhoods. Financial institutions' compliance with the CRA is regularly evaluated by their regulatory agencies.

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     Under recently adopted regulations, institutions are first evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the institution is given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve" or "substantial non-compliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantitative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service area should be considered. The ratings received under the three tests are used to determine the overall composite CRA rating. The composite ratings are "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

     During Community Savings' last compliance examination, Community Savings received a "satisfactory" rating with respect to CRA compliance. Community Savings' rating with respect to CRA compliance would be a factor to be considered by the Federal Reserve and FDIC in considering applications submitted by Community Savings to acquire branches or to acquire or combine with other financial institutions and take other actions and, if such rating was less than "satisfactory," could result in the denial of such applications.

     CAPITAL REQUIREMENTS APPLICABLE TO COMMUNITY SAVINGS. The FDIC requires Community Savings to have a minimum leverage ratio of Tier I capital (principally consisting of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less certain intangibles, goodwill items, identified losses and investments in securities subsidiaries) to total assets of at least 3%; provided, however that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating or experiencing any significant growth, are required to maintain a ratio of 1% or 2% above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. The FDIC also requires Community Savings to have a ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, of at least 8%. At least half of the total capital is required to be Tier I capital. The remainder (Tier II capital) may consist of a limited amount of subordinated debt, certain hybrid capital instruments, other debt securities, certain types of preferred stock and a limited amount of loan loss allowance.

     An institution which fails to meet minimum capital requirements may be subject to a capital directive which is enforceable in the same manner and to the same extent as a final cease and desist order, and must submit a capital plan within 60 days to the FDIC. If the leverage ratio falls to 2% or less, the institution may be deemed to be operating in an unsafe or unsound condition, allowing the FDIC to take various enforcement actions, including possible termination of insurance or placement of the institution in receivership.

     The Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

     At December 31, 1998, Community Savings complied with each of the capital requirements of the FDIC and the Administrator. For a description of Community Savings' required and actual capital levels on December 31, 1998, see "Historical and Pro Forma Capital Compliance."

     Each federal banking agency is required to establish risk-based capital standards to take adequate account of interest rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family mortgages.

     On August 2, 1995, the federal banking agencies issued a joint notice of adoption of final risk-based capital rules to take account of interest rate risk. The final regulation required an assessment of the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. The final rule also stated an intent to, in the future, establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate risk exposure.

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     Effective June 26, 1996, the federal banking agencies issued a joint policy statement announcing the agencies' election not to adopt a standardized measure and explicit capital charge for interest rate risk at that time. Rather, the policy statement (i) identifies the main elements of sound interest rate risk management, (ii) describes prudent principles and practices for each of those elements, and (iii) describes the critical factors affecting the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy.

     LOANS TO ONE BORROWER. Community Savings is subject to the Administrator's loans-to-one borrower limits. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. Notwithstanding the limits just described, savings institutions may make loans to one borrower, for any purpose, in an amount of up to $500,000. A savings institution also is authorized to make loans to one borrower to develop domestic residential housing units, not to exceed the lesser of $30 million, or 30% of the savings institution's net worth, provided that

     .    the purchase price of each single-family dwelling in the development does not exceed $500,000;

     .    the savings institution is in compliance with its fully phased-in capital requirements;

     .    the loans comply with applicable loan-to-value requirements;

     .    the aggregate amount of loans made under this authority does not exceed 150% of net worth; and

     .    the institution's regulator issues an order permitting the savings institution to use this higher limit.

These limits also authorize a savings bank to make loans-to-one borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of net worth.

     As of December 31, 1998, the largest aggregate amount of loans which Community Savings had to any one borrower was $2.8 million; these loans were performing in accordance with their original terms as of December 31, 1998. Community Savings had no loans outstanding which management believes violate the applicable loans-to-one borrower limits.

     LIMITATIONS ON RATES PAID FOR DEPOSITS. Regulations promulgated by the FDIC place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the FDIC to implement the corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991. See "- Prompt Corrective Regulatory Action." As of December 31, 1998, Community Savings was considered to be "well capitalized" and, thus, was not subject to the limitations on rates payable on it deposits.

     FEDERAL HOME LOAN BANK SYSTEM. The Federal Home Loan Bank system provides a central credit facility for member institutions. As a member of the Federal Home Loan Bank of Atlanta, Community Savings is required to own capital stock in the Federal Home Loan Bank of Atlanta in an amount at least equal to the greater of

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1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its outstanding advances (borrowings) from the Federal Home Loan Bank of Atlanta. On December 31, 1998, Community Savings was in compliance with this requirement with an investment in Federal Home Loan Bank of Atlanta stock of $1.4 million.

     FEDERAL RESERVE SYSTEM. Regulation D, promulgated by the Federal Reserve, imposes reserve requirements on all depository institutions, including savings banks and savings institutions, which maintain transaction accounts or non-personal time deposits. Checking accounts, NOW accounts and certain other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits (including certain money market deposit accounts) at a savings institution. For 1998, a depository institution must maintain average daily reserves equal to 3% of the first $47.8 million of net transaction accounts, plus 10% of that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances are exempt from the reserve requirements. These percentages and threshold limits are subject to adjustment by the Federal Reserve.

     RESTRICTIONS ON ACQUISITIONS. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in FDIC regulations, of an insured institution, such as Community Savings, without giving at least 60 days' written notice to the FDIC and providing the FDIC an opportunity to disapprove the proposed acquisition. Pursuant to regulations governing acquisitions of control, control of an insured institution is conclusively deemed to have been acquired, among other things, upon the acquisition of more than 25% of any class of voting stock. In addition, control is generally presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock. Such acquisitions of control may be disapproved if it is determined, among other things,

     .    the acquisition would substantially lessen competition;

     . the financial condition of the acquiring person might jeopardize the financial stability of the savings bank or prejudice the interests of its depositors; or

     . the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

     For three years following completion of the conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Community Savings. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to Community Savings or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Community Savings by a corporation whose ownership is or will be substantially the same as the ownership of Community Savings, provided that the offer or acquisition is made more than one year following the consummation of the conversion. The regulation provides that within one year following the conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of First Community and Community Savings or the Boards of

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Directors of First Community and Community Savings support the acquisition and
(ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to First Community and Community Savings and the public interests will not be adversely affected.

     LIQUIDITY. Community Savings is subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily marketable value, including investments with maturities in excess of five years. At December 31, 1998, Community Savings' liquidity ratio, calculated in accordance with North Carolina regulations, was approximately 20.2%.

     PROMPT CORRECTIVE REGULATORY ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 provided the federal banking agencies with broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under the FDIC regulations applicable to Community Savings, an institution is considered "well capitalized" if it has

     .    a total risk-based capital ratio of 10% or greater,

     .    a Tier I risk-based capital ratio of 6% or greater,

     .    a leverage ratio of 5% or greater, and

     . is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

An "adequately capitalized" institution is defined as one that has

     .    a total risk-based capital ratio of 8% or greater,

     .    a Tier I risk-based capital ratio of 4% or greater, and

     . a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating and is not experiencing or anticipating significant growth).

An institution is considered "undercapitalized" if it has

     .    a total risk-based capital ratio of less than 8%,

     .    a Tier I risk-based capital ratio of less than 4%, or

     . a leverage ratio of less than 4% (or 3% in the case of an institution with the highest examination rating and is not experiencing or anticipating significant growth).

An institution is considered "significantly undercapitalized" if the institution has

     .    a total risk-based capital ratio of less than 6%, or

     .    a Tier I risk-based capital ratio of less than 3% or

     .    a leverage ratio of less than 3%.

An institution is considered "critically undercapitalized" if the institution has a ratio of tangible equity to total assets equal to or less than 2%. Community Savings is considered to be "well capitalized" under the rules set forth above.

     INTERSTATE BANKING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), effective September 29, 1995, permits adequately capitalized bank and savings bank holding companies to acquire control of banks and savings banks in any state.

     Such interstate acquisitions are subject to certain restrictions. States may require the bank or savings bank being acquired to have been in existence for a certain length of time but not in excess of five years. In addition, no bank or saving bank may acquire more than 10% of the insured deposits in the United States or more than 30% of the insured deposits in any one state, unless the state has specifically legislated a higher deposit cap. States are free to legislate stricter deposit caps.

     The Interstate Banking Act also provides for interstate branching, effective June 1, 1997, allowing interstate branching in all states, provided that a particular state has not specifically denied interstate branching by legislation prior to such time. Unlike interstate acquisitions, a state could deny interstate branching if it specifically elected to do so by June 1, 1997. States could choose to allow interstate branching prior to June 1, 1997 by opting-in to a group of states that permitted these transactions. These states generally allow interstate branching via a merger of an out-of-state bank with an in-state bank, or on a de novo basis. North Carolina enacted legislation permitting interstate branching transactions prior to June 1, 1997 and did not adopt legislation electing to deny interstate branching.

     RESTRICTIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations.

     In addition, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, must obtain the written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the institution's net income for the most recent fiscal year end, or (ii) the average of the institution's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends, if applicable.

     Also, without the prior written approval of the Administrator, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, may not repurchase any of its capital stock. The Administrator will give approval to repurchase only upon a showing that the proposed repurchase will not adversely affect the safety and soundness of the institution. Under FDIC regulations, stock repurchases may be made by Community Savings only after receipt of FDIC approval.

     In addition, upon its conversion to stock form, Community Savings is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the conversion.

     In connection with the conversion, Community Savings has agreed with the FDIC that, during the first year after the conversion, neither First Community nor Community Savings will pay any dividend or make any other distribution to stockholders which represents, is characterized as, or is treated for federal tax purposes as, a return of capital. In addition, Community Savings must give the FDIC prior written notice prior to paying such a dividend, making such a distribution or repurchasing shares within three years after completing the conversion.

     RESTRICTIONS ON BENEFIT PLANS. FDIC regulations provide that for a period of one year from the date of the conversion, Community Savings may not implement or adopt a stock option plan or restricted stock plan, other than a tax-qualified plan or ESOP, unless:

     . the plans are fully disclosed in the conversion proxy solicitation and stock offering material,

     . all such plans are approved by a majority of First Community's stockholders prior to implementation and no earlier than six months following the conversion,

     . for stock option plans, the exercise price is at least equal to the market price of the stock at the time of grant, and

     . for restricted stock plans, no stock issued in connection with the conversion is used to fund the plan.

     The FDIC regulations provide that, in reviewing plans submitted to the stockholders within one year after the consummation of the conversion, the FDIC will presume that excessive compensation will result if stock based benefit plans fail to satisfy percentage limitations on management stock-based benefit plans set forth in the regulations of the Office of Thrift Supervision. Those regulations provide that:

     . for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion,

     . for restricted stock plans, the shares issued may not exceed 3% of the shares issued in the conversion (4% for institutions with tangible capital of 10% or greater after the conversion),

     . the aggregate amount of stock purchased by the ESOP shall not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan),

     . no individual employee may receive more than 25% of the available awards under any plan,

     . directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, and

     . the stock option and restricted stock plans must provide that benefits will vest in equal increments over a five year period beginning one year after the plans are approved by the stockholders and may provide for automatic vesting only in the event of death or disability.

First Community and Community Savings do not now expect to request stockholder approval of the proposed management recognition plan and stock option plan until more than one year after the conversion is completed. The awards and grants to be made under the management recognition plan and stock option plan will conform to these requirements if such plans are submitted for stockholder approval within one year after the conversion is completed.

     ADDITIONAL FEDERAL LIMITATIONS ON ACTIVITIES. Recent FDIC law and regulations generally provide that Community Savings may not engage as principal in any type of activity, or in any activity in an amount, not permitted for national banks, or directly acquire or retain any equity investment of a type or in an amount not permitted for national banks. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in and if Community Savings is and continues to be in compliance with fully phased-in capital standards. National banks are generally not permitted to hold equity investments other than shares of service corporations and certain federal agency securities. Moreover, the activities in which service corporations for savings banks are permitted to engage are limited to those of service corporations for national banks.

     Savings banks are also required to notify the FDIC at least 30 days prior to the establishment or acquisition of any subsidiary, or at least 30 days prior to conducting any such new activity. Any such activities must be conducted in accordance with the regulations and orders of the FDIC and the Administrator. Savings banks are also generally prohibited from directly or indirectly acquiring or retaining any corporate debt security that is not of investment grade (generally referred to as "junk bonds").

     OTHER NORTH CAROLINA REGULATION. As a North Carolina-chartered savings bank, Community Savings derives its authority from, and is regulated by, the Administrator. The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of North Carolina savings banks under his jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the Administrator includes, but is not limited to: the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases; the regulation of incorporators, stockholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest. North Carolina law requires that Community Savings maintain federal deposit insurance as a condition of doing business.

     The Administrator conducts regular examinations of North Carolina-chartered savings banks. The purpose of such examinations is to assure that institutions are being operated in compliance with applicable North Carolina law and regulations and in a safe and sound manner. These examinations are usually conducted on a joint basis with the FDIC. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe that the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent. The Administrator is empowered to order the revocation of the license of an institution if he finds that it has violated or is in violation of any North Carolina law or regulation and that revocation is necessary in order to preserve the assets of the institution and protect the interests of its depositors. The Administrator has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice or unfair and discriminatory practice in the conduct of its business or is in violation of any other law, rule or regulation.

     A North Carolina-chartered savings bank must maintain net worth, computed in accordance with the Administrator's requirements, of 5% of total assets and liquidity of 10% of total assets, as discussed above. Additionally, a North Carolina-chartered savings bank is required to maintain general valuation allowances and specific loss reserves in the same amounts as required by the FDIC.

     Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to:

     .    obligations of the United States, or those guaranteed by it;

     .    obligations of the State of North Carolina;

     .    bank demand or time deposits;

     . stock or obligations of the federal deposit insurance fund or a Federal Home Loan Bank;

     . savings accounts of any savings institution as approved by the board of directors; and

     . stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

     North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Administrator. The approval is conditioned upon findings by the Administrator that, among other things, such merger or consolidation will promote the best interests of the members or stockholders of the merging institutions. North Carolina law also provides for supervisory mergers conducted by the Administrator.


                         MANAGEMENT OF FIRST COMMUNITY

     The Board of Directors of First Community currently consists of ten persons. Each of these persons is also a director of Community Savings, and the name and biographical information with respect to each is set forth under "Management of Community Savings - Directors." The articles of incorporation and bylaws of First Community provide for staggered elections at such times as the number of directors is at least nine. Therefore, it is expected that at First Community's first annual meeting of stockholders approximately one-third of the directors will be initially elected to one, two and three-year terms, respectively, and thereafter it is expected that all directors will be elected to terms of three years each. The bylaws of First Community provide that no director may be elected to office after he attains the age of 72; however, persons now serving as directors are not subject to that restriction.

     First Community has appointed an audit committee composed of directors Moser, Rich and Hartgrove. This committee will be responsible for meeting with and retaining independent auditors, overseeing the adequacy of internal controls and monitoring compliance with First Community's policies and procedures and with generally accepted accounting principles.

     The executive officers of First Community, each of whom is also currently an executive officer of Community Savings, and each of whom serves at the discretion of the Board of Directors of First Community, are as follows:

                                    AGE AT                            POSITION HELD
         NAME                  DECEMBER 31, 1998                  WITH FIRST COMMUNITY
-----------------------        -----------------          -------------------------------------
W. R. Gilliam                          61                 President and Chief Executive Officer
Larry H. Hall                          53                 Executive Vice President
Joseph C. Canada                       50                 Senior Vice President and Secretary
Christopher B. Redcay                  46                 Treasurer and Chief Financial Officer

     Biographical information with respect to each of these officers is set forth below under "Management of Community Savings - Executive Officers." There are no other employees of First Community. No officer, director or employee of First Community has received remuneration from First Community to date, and it is currently expected that no compensation will be paid by First Community in the period immediately after the conversion. Information concerning the principal occupations and employment of, and compensation paid by Community

Savings to, the directors and executive officers of First Community is set forth under "Management of Community Savings." See "Management of Community Savings - Employment Agreement" and "- Special Termination Agreements" for a description of certain agreements expected to be entered into with the executive officers of First Community and Community Savings.


                        MANAGEMENT OF COMMUNITY SAVINGS

DIRECTORS

     The direction and control of Community Savings, as a mutual North Carolina-chartered savings bank, has been vested in its ten-member Board of Directors elected by the depositor and borrower members of Community Savings. Upon conversion of Community Savings to capital stock form, each director of Community Savings immediately prior to the conversion will continue to serve as a director of Community Savings as a stock institution. All directors currently serve for three-year terms.

     Upon completion of the conversion, First Community will own all of the issued and outstanding shares of capital stock of Community Savings, and First Community will elect the directors of Community Savings. First Community now plans to nominate and re-elect all members of Community Savings' existing board of directors when their existing terms expire. Their terms are staggered so that approximately one-third of the directors are up for reelection in 1999, 2000 and 2001. Community Savings' proposed bylaws, which would become effective after the conversion, provide for continued staggered elections of its directors if and when the number of directors shall equal at least nine. Community Savings' proposed bylaws provide that no director may be elected to office after he attains the age of 72; however, the persons now serving as directors are not subject to that limitation. The following table sets forth certain information with respect to the persons who currently serve as members of the Board of Directors of Community Savings.

                                    AGE ON
                                 DECEMBER 31,                        PRINCIPAL OCCUPATION                       DIRECTOR
NAME                                 1998                           DURING LAST FIVE YEARS                        SINCE
-----------------------------  ----------------  ------------------------------------------------------------  -----------
Jimmy L. Byrd                         53         Partner of Byrd Limited Partnership                                1977
W. R. Gilliam, Chairman               61         President of Community Savings Bank, SSB                           1986
Julian P. Griffin                     66         Retired transportation executive and minister                      1985
Edgar L. Hartgrove                    73         Retired District Manager of Duke Power Company                     1984
William C. Ingold                     71         Owner of Burlington Motors, Inc., automobile dealerships           1979
Charles A. LeGrand                    71         Retired hosiery executive                                          1975
James D. Moser, Jr.                   60         Certified Public Accountant, Gilliam Coble & Moser LLP             1992
W. Joseph Rich                        56         President, Rich & Thompson Funeral Service, Inc.                   1977
Alfred J. Spitzner                    67         Metallurgical consultant                                           1979
Herbert N. Wellons                    76         Retired President of Community Savings Bank, SSB                   1977

A cousin of Jimmy L. Byrd is married to Joseph C. Canada, an executive officer of First Community and Community Savings.

BOARD MEETINGS AND COMMITTEES

     Community Savings' Board of Directors has regular meetings twice each month, and held 24 regular and special meetings in the fiscal year ended December 31, 1998. The Board has also established five committees to whom certain responsibilities have been delegated - a budget committee, an audit committee, a nominating committee, a personnel committee, and a long range planning committee. No director attended fewer than 75% of the total number of Board meetings and meetings of Board committees on which he served during the year ended December 31, 1998.

     Community Savings' budget committee is composed of directors LeGrand, Hartgrove and Byrd. The budget committee reviews the annual budget and makes budget recommendations to the full Board of Directors. The budget committee met one time during the year ended December 31, 1998.

     Community Savings' audit committee is composed of directors Moser, Rich and Hartgrove. This committee is responsible for meeting with and retaining independent auditors, overseeing the adequacy of internal controls and monitoring compliance with Community Savings' policies and procedures and with generally accepted accounting principles. The audit committee also reviews examination reports of regulatory agencies and reviews corrective actions and makes recommendations to the Board. The audit committee meets on an as needed basis, and during the fiscal year ended December 31, 1998, met one time.

     Community Savings' nominating committee is composed of directors Rich, Wellons, Ingold and Griffin and meets on an as needed basis to nominate persons to serve on Community Savings' Board of Directors. During the fiscal year ended December 31, 1998, the nominating committee met one time.

     Community Savings personnel committee is composed of directors Spitzner, Wellons and Gilliam and reviews proposed compensation structures and personnel needs of Community Savings and makes recommendations to the full Board of Directors. The personnel committee met seven times during the fiscal year ended December 31, 1998.

     Community Savings' long range planning committee is composed of Directors LeGrand, Spitzner and Griffin and reviews long range plans of Community Savings and makes recommendations to the full Board of Directors. During the fiscal year ended December 31, 1998, the long range planning committee met one time.

     Community Savings' Chairman of the Board and President also meet with each of the committees of the Board.

DIRECTORS' FEES

     For their service on Community Savings' Board of Directors, all members of Community Savings' Board of Directors receive $1,000 per month. The Chairman of the Board receives $1,050 per month. Board fees are subject to adjustment annually. No additional fees are paid in connection with committee meetings.

     Community Savings has entered into deferred compensation agreements with its directors. Under such arrangements, the directors waived immediate receipt of their directors' fees for various periods of time in exchange for Community Savings' agreement to pay to the directors amounts over a specified period of time beginning at a date set forth in the agreements. Benefits are also payable to designated beneficiaries upon the director's death. Under some of the agreements, benefits are also payable in the event of a disability. Benefits vest under the agreements over a period of time so that benefits are forfeited or reduced if service to Community Savings is terminated prior to the expiration of specified vesting periods (other than for reasons of death or, in some cases, disability.) Such vesting requirements have been satisfied. In order to fund the deferred compensation benefits, Community Savings has purchased insurance policies of which it is the beneficiary. Total compensation expense related to the directors' deferred compensation arrangements was approximately $149,000 during the fiscal year ended December 31, 1998. Beginning in fiscal year 1999, this expense is expected to be partially offset by increases in the cash surrender value of the insurance policies purchased in connection with such deferred compensation arrangements, which represents income to Community Savings.

DIRECTORS' RETIREMENT PLAN

     Community Savings has also adopted a Directors' Retirement Plan. This plan provides that directors of Community Savings will be paid $1,500 per month for 10 years beginning on the later of the director's 65/th/ birthday or October 1, 1996. Alternatively, Community Savings may elect to pay the benefits in a lump sum payment equal to the present value of the payment stream. Benefits are payable to designated beneficiaries in the event a director dies prior to receiving full payment.

     Death and disability benefits of $1,500 per month for 10 years are payable in the event a director dies or becomes disabled prior to reaching his 65/th/ birthday. In certain situations, the death or disability benefits may be paid by Community Savings in a lump sum payment equal to the present value of the stream of unpaid payments.

     Benefits under the Directors' Retirement Plan vest over a period of time so that benefits are forfeited or reduced if service to Community Savings is terminated prior to the expiration of specified vesting periods (other than for reasons of death or disability and other than a termination after a change in control). All such vesting requirements are satisfied.

     Insurance policies have been purchased to fund the benefits payable under the retirement plan. Total compensation expense related to the Directors' Retirement Plan during the fiscal year ended December 31, 1998 was approximately $163,000. Beginning in the fiscal year 1999, this expense is expected to be partially offset by increases in the cash surrender value of insurance policies purchased in connection with the plan.

     Existing members of the Board of Directors may also receive additional benefits following the conversion. See "- Proposed Management Recognition Plan" and "- Proposed Stock Option Plan."

EXECUTIVE OFFICERS

     Community Savings has five executive officers. The following table sets forth certain information with respect to such executive officers:

                            AGE ON                                                 EMPLOYED BY
                         DECEMBER 31,         POSITIONS AND OCCUPATIONS         COMMUNITY SAVINGS
NAME                         1998              DURING LAST FIVE YEARS                 SINCE
-----------------------  ------------  ---------------------------------------  -----------------
W. R. Gilliam                      61  President and Chief Executive Officer                 1959

Larry H. Hall                      53  Executive Vice President; previously                  1996
                                       Senior Vice President; previously Vice
                                       President of Branch Banking and Trust
                                       Company

Joseph C. Canada                   50  Senior Vice President and Secretary;                  1973
                                       previously Treasurer

Judy L. Pennington                 51  Vice President; previously Assistant                  1996
                                       Vice President of First South Bank

Christopher B. Redcay              46  Treasurer and Chief Financial Officer;                1998
                                       previously consultant with JBA
                                       Consulting, Inc.; previously Chief
                                       Financial Officer and Secretary -
                                       Treasurer of F&M Financial
                                       Corporation

EXECUTIVE COMPENSATION

     The following table sets forth for the twelve month period ended December 31, 1998 certain information as to the cash compensation earned by the chief executive officer of Community Savings. There was no other executive officer of Community Savings whose salary and bonus compensation exceeded $100,000 for service in all capacities.

                                                                    OTHER ANNUAL
              NAME AND                                              COMPENSATION    ALL OTHER
         PRINCIPAL POSITION                YEAR   SALARY    BONUS      ($)/1/     COMPENSATION/2/
         ------------------                ----  --------  -------     ------     ---------------
W. R. Gilliam                              1998  $103,000  $32,317          -        $359,622
President, Chief Executive Officer, and
Director

____________________

1 Under the "Other Annual Compensation" category, perquisites for the fiscal year ended December 31, 1998 did not exceed the lesser of $50,000, or 10% of salary and bonus as reported for Mr. Gilliam.

2 Includes (a) $6,675 in directors' fees; (b) $315,046 accrued under supplemental income agreements established for the benefit of Mr. Gilliam,
     (c) $14,505 in payments to Mr. Gilliam which are reimbursements of expenses incurred by Mr. Gilliam with respect to life insurance policies purchased by him, including the taxes payable on such amounts, (d) $8,769 in contributions to Community Savings' retirement plans for Mr. Gilliam and
     (e) $14,627 accrued for the benefit of Mr. Gilliam under the Directors' Retirement Plan. The amounts described in items (b), (d) and (e) did not represent actual cash payments to Mr. Gilliam.

     Community Savings' personnel committee, composed of directors Spitzner, Wellons, Ingold and Gilliam, makes recommendations to the full Board of Directors with respect to compensation of its executive officers. Community Savings' full Board of Directors then determines the compensation of the executive officers. The salaries of each of the executive officers is determined based upon the executive officer's contributions to Community Savings' overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day to day operations. The Board of Directors also compares the compensation of Community Savings' executive officers with compensation paid to executives of comparable financial institutions in North Carolina and executives of other businesses in Community Savings' market area. Mr. Gilliam participates in the deliberations of the personnel committee and Board of Directors regarding compensation of executive officers other than himself. He does not participate in the discussion or decisions regarding his own compensation.

INCENTIVE COMPENSATION

     Community Savings has an incentive bonus compensation program. Under this program, certain employees of Community Savings, including executive officers, are eligible to receive bonuses equal to a specified percentage of their salary if the particular employee attains or exceeds certain personal performance goals. The performance goals for Community Savings are structured so that bonuses will be greater or lower, depending upon the extent to which the goals are exceeded. Performance goals for Community Savings and for individual participants and the proposed bonuses based on such goals are established annually by Community Savings' Board of Directors. Discretionary bonuses are also sometimes paid by Community Savings to its employees.

RETIREMENT PLAN

     Community Savings has established a contributory savings plan for its employees, which meets the requirements of section 401(k) of the Code. Substantially all employees are covered by the plan. Under the plan, Community Savings contributes $2.00 for each $1.00 contributed by the employee up to an employee contribution of 5% of his or her salary. The 401(k) retirement plan, which was adopted during 1997, replaced another retirement plan which provided similar benefits.

     Participants are fully vested in amounts they contribute to the plan. Participants are fully vested in amounts contributed to the plan on their behalf by Community Savings as employer matching contributions and as profit sharing contributions after six years of service as follows: 1 year, 0%; 2 years, 20%; 3 years, 40%; 4 years, 60%; 5 years, 80%; 6 or more years, 100%.

     The total amount contributed by Community Savings to the retirement plan during the twelve months ended December 31, 1998 was approximately $90,000. The assets of the plan exceeded vested benefits as of December 31, 1997, the date of the last accounting.

     It is expected that Community Savings' contributions to the 401(k) retirement plan will decrease after the conversion as a result of the establishment of the ESOP.

SUPPLEMENTAL INCOME PLANS

     Community Savings has entered into two separate supplemental income agreements with W. R. Gilliam, President and Chief Executive Officer. These agreements provide that Mr. Gilliam will receive annual payments of $67,324 for 15 years upon termination of his employment with Community Savings. In the event of Mr. Gilliam's death before all payments have been made, benefits would be payable to designated beneficiaries. In addition, if Mr. Gilliam's employment with Community Savings should terminate as a result of his death or disability, such annual payments would be made for a 15-year period to Mr. Gilliam or to his designated beneficiaries, as applicable. The benefits payable under the supplemental income agreements are funded by the purchase of life insurance. During the twelve months ended December 31, 1998, compensation expense related to the supplemental income plans was $315,000. As a result of accruals during 1998, the supplemental income plans are fully funded.

LIFE INSURANCE BENEFITS

     W. R. Gilliam, President and Chief Executive Officer, and Joseph C. Canada, Senior Vice President and Secretary, are provided with $250,000 and $150,000 of life insurance coverage by Community Savings. Mr. Gilliam and Mr. Canada own these policies and pay the premiums on them. Community Savings reimburses the premium expenses to Mr. Gilliam and Mr. Canada and pays the employees an additional amount to reimburse them for the tax liability they incur as a result of such payments. During the twelve months ended December 31, 1998, Community Savings paid approximately $20,000 to Mr. Gilliam and Mr. Canada in such reimbursement expenses.

OTHER BENEFITS

     Community Savings provides its employees with group medical, dental, life and disability insurance benefits. Employees are also provided with vacation, holiday and sick leave.

EMPLOYMENT AGREEMENT

     In connection with the conversion, Community Savings will enter into an employment agreement with W. R. Gilliam, President and Chief Executive Officer, in order to establish his duties and compensation and to provide for his continued employment with Community Savings. The agreement will provide for an initial annual base salary of $120,000. The agreement will provide for a three year initial term of employment. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, the agreement may be extended for an additional year so that the remaining term shall be three years unless written notice of non-renewal is given by the Board of Directors. The agreement also provides that base salary shall be reviewed by the Board of Directors not less often than annually. In the event of a change in control (as defined below), Mr. Gilliam's base salary shall be increased by at least 6% annually and the agreement will automatically be extended so that it will have a three year term after the change in control. In addition, the employment agreement provides for participation in all other pension, profit-sharing or retirement plans maintained by Community Savings or by First Community for employees of Community Savings, as well as fringe benefits normally associated with Mr. Gilliam's office. Mr. Gilliam will continue to be eligible to receive bonuses under any existing bonus compensation plan for executive officers and that Mr. Gilliam will receive additional discretionary bonuses computed on the same basis as those paid to other employees. See "- Incentive Compensation." The employment agreement provides that it may be terminated by Community Savings for cause, as defined in the agreement, and that it may otherwise be terminated by Community Savings (subject to vested rights) or by Mr. Gilliam.


     The employment agreement provides that the nature of Mr. Gilliam's compensation, duties or benefits cannot be diminished following a change in control of Community Savings or First Community. For purposes of the employment agreement, a change in control generally will occur if:


     . after the effective date of the employment agreement, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange
          Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either First Community or Community Savings, or acquires in any manner control of the election of a majority of the directors of either First Community or Community Savings,

     . either First Community or Community Savings consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither First Community nor Community Savings is the surviving corporation in such transaction, or

     . all or substantially all of the assets of either First Community or Community Savings are sold or otherwise transferred to, or are acquired by, any other entity or group.

     The employment agreement could have the effect of making it less likely that Community Savings or First Community will be acquired by another entity. See "Anti-takeover Provisions Affecting First Community and Community Savings - First Community - Anti-Takeover Effect of Employment Agreement, Special Termination Agreements and Benefit Plans."

SPECIAL TERMINATION AGREEMENTS

     In connection with the conversion, First Community will enter into special termination agreements with Larry H. Hall, Executive Vice President; Joseph C. Canada, Senior Vice President and Secretary; Judy L. Pennington, Vice President; and Christopher B. Redcay, Treasurer and Chief Financial Officer. The agreements are intended to ensure that Community Savings will be able to maintain a stable and competent management base after the conversion. The continued success of Community Savings depends, to a significant degree, on the skill and competence of its officers.

     The special termination agreements provide for payment to the covered officer only in the event of a change in control of First Community or Community Savings followed by termination of the officer's employment by Community Savings within 24 months for other than "cause," as such term is defined in the agreements, or in the event there are certain specified changes in the officer's employment circumstances within 24 months following a change in control of Community Savings or First Community and the officer terminates his or her employment.

     In the event of such a termination of employment, the officer is entitled to payment in an amount equal to two times his or her salary and bonuses for income tax purposes for the most recent calendar year, payable in a lump sum or in equal monthly payments. The initial term of each of these agreements is for a period commencing upon the effective date of the conversion and ending two calendar years later. At the end of each anniversary date of the agreements, they may be extended for another year so that the remaining term shall be two years unless written notice of non-renewal is given by First Community's Board of Directors. For purposes of the special termination agreements, "change in control" has the same meaning as in the employment agreement to be entered into with Mr. Gilliam. See "- Employment Agreement."

     The special termination agreements could have the effect of making it less likely that Community Savings or First Community will be acquired by another entity. See "Restrictions on Acquisition of First Community and Community Savings - First Community - Anti-Takeover Effect of Employment Agreement, Special Termination Agreements and Benefit Plans."

EMPLOYEE STOCK OWNERSHIP PLAN

     Community Savings has established the ESOP for its eligible employees. The ESOP will become effective upon the conversion. Employees with one year of service with Community Savings who have attained age 21 are eligible to participate. As part of the conversion, the ESOP intends to borrow funds from First Community and use the funds to purchase up to 8% of the sum of the number of shares of common stock to be issued in the conversion and the number of shares to be contributed to the foundation, estimated to be between 130,400 and 173,600 shares assuming the issuance of between 1,530,000 and 2,070,000 shares. If, because of an oversubscription for shares of common stock or for any other reason, the ESOP is unable to purchase in the conversion 8% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation, then the Board of

Directors of First Community intends to approve the purchase by the ESOP in the open market after the conversion of such shares as are necessary for the ESOP to acquire such number of shares. In the future, additional shares could be purchased by the ESOP in the open market with distributions made on shares held by the ESOP or with other assets of the ESOP.

     Collateral for First Community's loan to the ESOP will be the common stock purchased by the ESOP. It is expected that the loan will be repaid principally from Community Savings' discretionary contributions to the ESOP within 15 years. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. It is anticipated that the interest rate for the loan will be a commercially reasonable rate at the time of loan inception. The loan will not be guaranteed by Community Savings. Shares purchased by the ESOP and pledged as security for the loan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits will vest in full upon five years of service with credit given for years of service with Community Savings prior to the conversion. Benefits are payable upon death or disability. Community Savings' contributions to the ESOP are not fixed, so benefits payable and corresponding expenses under the ESOP cannot be determined, although benefits payable and corresponding expenses have been estimated in preparing the pro forma computations set forth in this prospectus. See "Pro Forma Data."

     In connection with the establishment of the ESOP, First Community will establish a committee of the Board of Directors to administer the ESOP. Trustees for the ESOP will also be appointed prior to the conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees will instruct the trustees as to the voting of all shares allocated to their respective accounts and held in the ESOP. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     The ESOP may be considered an "anti-takeover" device since the ESOP may become the owner of a sufficient percentage of the total outstanding common stock of First Community that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover. See "Anti-takeover Provisions Affecting First Community and Community Savings - First Community - Anti-Takeover Effect of Employment Agreements, Special Termination Agreements and Benefit Plans."

PROPOSED MANAGEMENT RECOGNITION PLAN

     The Boards of Directors of First Community and Community Savings intend to adopt a management recognition plan, subject to approval of the stockholders of First Community at a meeting currently expected to be held no sooner than one year after the conversion. The management recognition plan will serve as a means of providing the directors and certain employees of Community Savings with an ownership interest in First Community in a manner designed to encourage such persons to continue their service to Community Savings. Under the plan, directors and employees of Community Savings could be issued shares of First Community common stock.


     Upon stockholder approval of the management recognition plan, First Community and Community Savings expect to fund the plan with a number of shares of First Community common stock equal to 4% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation. Such shares would be provided by the issuance of authorized but unissued shares of First Community common stock or shares purchased by the management recognition plan in the open market. A committee of directors would be appointed to administer the plan. This committee will determine the persons who would receive shares, the number of shares to be issued to recipients, the vesting and forfeiture requirements applicable to the shares and other terms applicable to issued shares.


     To the extent that the management recognition plan acquires authorized but unissued shares of First Community common stock after the conversion, the interests of existing shareholders will be diluted. Recipients would not be required to pay for shares issued to them under the plan. Assuming the issuance of 2,070,000 shares in the conversion and receipt of stockholder approval, up to 86,800 shares could be issued pursuant to the plan.


     After the grant of shares of First Community common stock under the management recognition plan, recipients will be entitled to vote all vested and unvested shares and receive all dividends and other distributions with respect thereto. Until shares become vested, the right to direct the voting of such shares and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged or otherwise encumbered. If the recipient of shares under the management recognition plan terminates his service to Community Savings prior to the time shares become vested (and such shares are not automatically vested under the plan), unvested shares would be forfeited to the plan and would be subject to future allocation to others. In addition, the recipient would forfeit all dividends and other distributions with respect to shares that did not become vested.


     If the management recognition plan is approved by the stockholders, Community Savings expects to recognize a compensation expense for the management recognition plan awards in the amount of the fair market value of the common stock granted. The expense would be recognized pro rata over the years during which shares vest. The recipients of stock grants would be required to recognize ordinary income equal to the fair market value of the stock. The stock grants would be made in recognition of the recipients' past service to Community Savings and as an incentive for their continued performance.

PROPOSED STOCK OPTION PLAN

     The Boards of Directors of First Community and Community Savings intend to adopt a stock option plan, subject to approval of the stockholders of First Community at a meeting currently expected to be held no sooner than one year following the conversion. Directors and employees of Community Savings could be granted options under the plan.


     Upon stockholder approval of the stock option plan, the trustees under the plan could acquire in the open market a number of shares of First Community common stock equal to 10% of the sum of the number of shares issued in the conversion and the number of shares contributed to the foundation. Such shares could be acquired prior to the time options vest or are exercised under the stock option plan, or they could be acquired after the options vest and upon their exercise. In lieu of purchasing shares in the open market, First Community could issue authorized but unissued shares of its common stock to satisfy options. First Community will reserve for issuance the maximum number of shares of its common stock to be issued under the Plan (less any shares acquired by the stock option plan in the open market). Assuming the issuance of between 1,530,000 and 2,070,000 shares in the conversion, an aggregate of between 163,000 and 217,000 shares of common stock would be reserved for issuance and/or purchased in the open market to be issued upon the exercise of options granted under the stock option plan.


     Assuming the stock option plan is approved by First Community's stockholders, the plan would be administered by a committee of First Community's Board of Directors. This committee will determine the persons to whom options would be issued, the number of options issued to recipients, the vesting and forfeiture requirements of the options and other terms of the options. Options granted under the stock option plan will have an option exercise price of not less than the fair market value of the common stock on the date the options are granted. Options granted under the stock option plan will have a term of ten years, will not be transferable except upon death and will continue to be exercisable upon retirement, death or disability.


     Options granted to employees under the stock option plan may be "incentive stock options" which are designed to result in beneficial tax treatment to the employee but no tax deduction to First Community or Community Savings. The holder of an incentive stock option generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the "Bargain Element") of the acquired common stock's fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an "Early Disposition"), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes. If an optionee exercises an incentive stock option and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased ("Payment Stock"), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an incentive stock option, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock. First Community generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee's exercise of an incentive stock option. However, if there is an Early Disposition, First Community generally would be entitled to deduct the Bargain Element as compensation paid the optionee.


     Options granted to directors under the stock option plan would be "non-qualified stock options." In general, the holder of a non-qualified stock option will recognize compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the non-qualified stock option. If the optionee elects to pay the exercise price in whole or in part with First Community common stock, the optionee generally will not recognize any gain or loss on the common stock surrendered in payment of the exercise price. First Community would not recognize any income or be entitled to claim any deduction upon the grant of a non-qualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the non-qualified stock option, First Community would recognize a compensation expense and be entitled to claim a deduction in the amount equal to the optionee's compensation income.

     In December, 1998, the Financial Accounting Standards Board (the "FASB") announced that it had reached tentative conclusions on its project addressing certain long-standing practice issues under Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. The objective of the project was to issue a narrow FASB interpretation that provides accounting guidance on certain issues related to implementing and interpreting APB 25. The tentative conclusions reached by the FASB will cover events that occur after December 15, 1998. Among the conclusions reached was a determination that directors were no longer considered to be employees under the provisions of APB
25. Therefore, any options granted to directors would have to be accounted for under the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. Generally, such provisions would result in a charge to earnings in the periods that options granted to directors vest, measured by the excess of the fair market value of the option, determined using a valuation method such as Black-Scholes, over the exercise price. If the interpretation is issued as presently drafted, and options are granted to directors, First Community may have to record an as yet undeterminable amount of compensation expense.


     Management expects that the proposed stock option plan will provide that after an option has been granted, the optionee will be entitled to direct the trustees (three directors of Community Savings) as to the voting of all shares of common stock held by the trustees to satisfy vested and unvested options which have been granted to the optionee. In the event a tender offer is made for shares held by the trustees to satisfy vested and unvested options granted to an optionee, the optionee will be able to instruct the trustees' response. Any shares held by the trustees to satisfy options not yet granted shall be voted or tendered by the trustees in their discretion.

     Management expects that the proposed stock option plan will provide that any cash dividends or other distributions paid or made with respect to shares of common stock held by the trustees in trust under the plan with respect to forfeited options and options not yet granted or exercised, plus earnings on such amounts, less amounts retained by the trustees to pay the expenses of such trust, will be paid by the trustees to First Community.

     If the stock option plan is approved by First Community's stockholders, the options granted to employees and directors pursuant to the plan would be issued in recognition of the recipients' past service to Community Savings and as an incentive for their continued performance. No cash consideration will be paid for the options.

CERTAIN INDEBTEDNESS AND TRANSACTIONS OF MANAGEMENT

     Community Savings makes loans to its employees, including its executive officers and directors, in the ordinary course of its business. Community Savings has adopted a policy which sets forth the requirements applicable to such loans. These loans are made using the same credit and underwriting standards as are applicable to the general public, and such loans do not involve more than the normal risk of collectibility or present any other unfavorable features. Pursuant to its employee loan policy, directors and employees are eligible for reduced interest rates and reduced loan fees on certain types of loans.

     Set forth is a table describing the loans or series of loans Community Savings has made to the directors and executive officers and members of their immediate families since December 31, 1996 which exceed $60,000 in the aggregate.

                                               ORIGINAL LOAN
                                               -------------        BALANCE OUTSTANDING AT
      BORROWER              TYPE OF LOAN           AMOUNT             DECEMBER 31, 1998      APPLICABLE REDUCTION
--------------------  -----------------------  -------------        ----------------------  ----------------------
Joseph C. Canada      Mortgage                    $  200,000             $198,503           Waiver of fee

Joseph C. Canada      Home equity credit line     $   50,000/1/                 0           Interest rate reduction

Joseph C. Canada      Overdraft protection        $    1,000/1/                 0           Interest rate reduction

Joseph C. Canada      Overdraft protection        $    1,000/1/                 0           Interest rate reduction

Larry H. Hall         Mortgage                    $  212,000             $207,735           None

W. Joseph Rich        Mortgage                    $  100,000             $ 94,762           Fee reduction

John F. Wellons/2/    Mortgage                    $   35,000             $ 34,117           None

John F. Wellons/2/    Equity Line                 $   50,000             $  7,308           None

William and
Kathy G. Tucker/3/    Mortgage                    $  120,000                    0           None

William and
Kathy G. Tucker/3/    Consumer                    $   80,000                    0           None

William D.
 Ingold/(4)/          Consumer                    $   18,000             $ 15,070           None

1 Represents the maximum limit of available credit under the line. The full amount has not been drawn.

2  Son of director Herbert N. Wellons.

3  Kathy G. Tucker is daughter of director Julian P. Griffin.


4  Mr. Ingold is a guarantor on this loan.



                         DESCRIPTION OF CAPITAL STOCK

FIRST COMMUNITY

     First Community is authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. Neither the authorized common stock nor the authorized preferred stock has any par value.

     COMMON STOCK. FIRST COMMUNITY'S COMMON STOCK WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL ENTITY. Upon payment of the purchase price for the common stock, all such stock will be duly authorized, validly issued, fully paid, and nonassessable.

     Dividends. The holders of First Community's common stock will be entitled to receive and share ratably in such dividends on the common stock as may be declared by the Board of Directors of First Community out of funds legally available therefor, subject to applicable statutory and regulatory restrictions. See "Supervision and

Regulation - Regulation of First Community - Dividend and Repurchase Limitations." The ability of First Community to pay dividends may be dependent on the receipt of dividends from Community Savings. See "Dividend Policy," "Supervision and Regulation - Regulation of Community Savings -Restrictions on Dividends and Other Capital Distributions," and "Taxation."

     Stock Repurchases. The shares of First Community common stock do not have any redemption provisions. Stock repurchases are subject to North Carolina corporate laws regarding capital distributions and are also subject to regulations of the Federal Reserve. See "Supervision and Regulation - Regulation of First Community - Dividend and Repurchase Limitations."

     Voting Rights. Upon conversion, the holders of First Community common stock, as the only class of capital stock of First Community then outstanding, will possess exclusive voting rights with respect to First Community. Such holders will have the right to elect First Community's Board of Directors and to act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to them. Each holder of common stock will be entitled to one vote per share. The holders of common stock will have no right to vote their shares cumulatively in the election of directors.
As a result, the holders of a majority of the shares of common stock will have the ability to elect all of the directors on First Community's Board of Directors.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of First Community, the holders of First Community common stock would be entitled to ratably receive, after payment of or making of adequate provisions for all debts and liabilities of First Community and after the rights, if any, of preferred stockholders of First Community, all remaining assets of First Community available for distribution.

     Preemptive Rights. Holders of the First Community common stock will not be entitled to preemptive rights with respect to any shares which may be issued by First Community.

     Shares Owned by Directors and Executive Officers. All shares of common stock issued in the conversion to directors and executive officers of First Community and Community Savings will contain a restriction providing that such shares may not be sold without the written permission of the Administrator for a period of one year following the date of purchase, except in the event of death of the director or the executive officer.

     PREFERRED STOCK. None of the 5,000,000 shares of First Community's authorized preferred stock have been issued, and none will be issued in the conversion. Such stock may be issued in one or more series with such rights, preferences and designations as First Community's Board of Directors may from time to time determine subject to applicable law and regulations. If and when such shares are issued, holders of such shares may have certain preferences, powers and rights (including voting rights) senior to the rights of the holders of First Community's common stock. The Board of Directors can (without stockholder approval) issue preferred stock with voting and conversion rights which could, among other things, adversely affect the voting power of the holders of the common stock and assist management in impeding an unfriendly takeover or attempted change in control of First Community that some stockholders may consider to be in their best interests but to which management is opposed. See "Anti -Takeover Provisions Affecting First Community and Community Savings -First Community - Restrictions in Articles of Incorporation and Bylaws." First Community has no current plans to issue preferred stock.

     RESTRICTIONS ON ACQUISITION. Acquisitions of First Community and acquisitions of the capital stock of First Community are restricted by provisions in the articles of incorporation and bylaws of First Community and by various federal and state laws and regulations. See "Anti-takeover Provisions Affecting First Community and Community Savings - First Community - Restrictions in Articles of Incorporation and Bylaws" and "- Regulatory Restrictions."

COMMUNITY SAVINGS

     COMMON STOCK. After consummation of the conversion, Community Savings will be authorized to issue 100,000 shares of common stock, no par value. The Community Savings common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity.

     DIVIDENDS. The payment of dividends by Community Savings is subject to limitations which are imposed by North Carolina law and regulations. See "Dividend Policy" and "Supervision and Regulation - Regulation of Community Savings - Restrictions on Dividends and Other Capital Distributions." In addition, federal income tax law considerations may affect the ability of Community Savings to pay dividends and make other capital distributions. See "Taxation." Upon conversion, First Community, as the holder of all outstanding Community Savings common stock, will be entitled to receive such dividends on the Community Savings common stock as may be declared by the Board of Directors of Community Savings out of funds legally available therefor, subject to applicable statutory and regulatory restrictions.

     VOTING RIGHTS. As a mutual North Carolina-chartered savings bank, Community Savings currently has no stockholders, and voting rights in Community Savings are currently held by Community Savings' members (depositors and borrowers). Members elect Community Savings' Board of Directors and vote on such other matters as are required to be presented to them under North Carolina law.

     Upon conversion, First Community, as sole stockholder of Community Savings, will possess the exclusive voting rights with respect to the Community Savings common stock, will elect Community Savings' Board of Directors and will act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to stockholders by Community Savings' Board of Directors. The holders of Community Savings common stock will have no right to vote their shares cumulatively in the election of directors of Community Savings.

     LIQUIDATION RIGHTS. After the conversion, in the event of any liquidation, dissolution or winding up of Community Savings, First Community, as holder of all of Community Savings' outstanding capital stock, would be entitled to receive all remaining assets of Community Savings available for distribution, after payment of or making of adequate provisions for, all debts and liabilities of Community Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the liquidation account established in connection with the conversion to Eligible Account Holders and Supplemental Eligible Account Holders. See "The Conversion - Effects of Conversion - Liquidation Rights."

     PREEMPTIVE RIGHTS. Holders of the Community Savings common stock will not be entitled to preemptive rights with respect to any shares which may be issued by Community Savings.

     RESTRICTIONS ON ACQUISITION. Acquisitions of Community Savings and acquisitions of its capital stock are restricted by various federal and state laws and regulations. See "Anti-takeover Provisions Affecting First Community and Community Savings - Community Savings."


     ANTI-TAKEOVER PROVISIONS AFFECTING FIRST COMMUNITY AND COMMUNITY SAVINGS

FIRST COMMUNITY

     RESTRICTIONS IN ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation and bylaws of First Community contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of First Community directly with First Community's Board of Directors. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Accordingly, the Board of Directors believes it is in the best interests of First Community and its stockholders to encourage potential acquirors to negotiate directly with management. The Board of Directors believes that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of the company and that otherwise is in the best interests of all stockholders.

     However, these provisions may have the effect of discouraging offers to purchase First Community or its securities which are not approved by the Board of Directors, but which certain of the company's stockholders may deem to be in their best interests or pursuant to which stockholders would receive a substantial premium for their shares over then current market prices.
Therefore, the existence of such anti-takeover provisions in fact may not always be in the best interests of all shareholders. Stockholders who might desire to participate in such a takeover not supported by management may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors and management more difficult. Nevertheless, the Boards of Directors of Community Savings and First Community believe these provisions are in the best interests of the stockholders. The Boards believe that such provisions will assist First Community's Board of Directors in managing First Community's affairs in the manner they believe to be in the best interests of stockholders generally. The Boards believe that a company's board of directors is often best able in terms of knowledge regarding First Community's business and prospects, as well as resources, to negotiate the best transaction for its stockholders as a whole.

     The following description of certain of the provisions of First Community's articles of incorporation and bylaws is necessarily general and reference should be made in each instance to such articles of incorporation and bylaws. See "Additional Information" regarding how to obtain a copy of these documents.

     Board of Directors. First Community's bylaws provide that the number of directors shall not be less than five nor more than 15. The initial number of directors is ten, but such number may be changed by resolution of the Board of Directors. These provisions have the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt and may make it more difficult for a person seeking to acquire control of the company to gain majority representation on the Board of Directors in a relatively short period of time. First Community believes these provisions to be important to continuity in the composition and policies of the Board of Directors.

     The articles of incorporation provide that, at all times when the number of directors is at least nine, there will be staggered elections of directors. As a result, the directors will each be initially elected to one, two or three-year terms, and thereafter (so long as the number of directors is nine or more) all directors will be elected to terms of three years each. This provision also has the effect of making it more difficult for a person seeking to acquire control of First Community to gain majority representation on the Board of Directors.

     First Community's articles of incorporation and bylaws provide that directors may be removed prior to the end of their term only for cause.

     Cumulative Voting. The articles of incorporation do not provide for cumulative voting for any purpose. Cumulative voting in election of directors entitles a stockholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the stockholder chooses. The absence of cumulative voting for directors limits the ability of a minority stockholder to elect directors. Because the holder of less than a majority of First Community's shares cannot be assured representation on the Board of Directors, the absence of cumulative voting may discourage accumulations of First Community's shares or proxy contests that would result in changes in the company's management.

     The Board of Directors believes that:

     . elimination of cumulative voting will help to assure continuity and stability of management and policies;

     . directors should be elected by a majority of the stockholders to represent the interests of the stockholders as a whole rather than be the special representatives of particular minority interests; and

     . efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of First Community.

     Special Meetings. First Community's bylaws provide that special meetings of stockholders may be called by the Chairman of the Board, the Chief Executive Officer, the President, or by the Board of Directors. If a special meeting is not called by such persons or entities, stockholder proposals cannot be presented to the stockholders for action until the next annual meeting.

     Capital Stock. First Community's articles of incorporation authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock authorized in addition to the number of shares of common stock to be issued pursuant to the conversion were authorized to provide First Community's Board of Directors with flexibility to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, director and employee stock options, grants of restricted stock to directors and certain employees and other appropriate purposes. However, issuance of additional authorized shares may also have the effect of impeding or deterring future attempts to gain control of First Community.

     The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, dividend rights, and liquidation preferences, which could adversely affect the voting power of the holders of the common stock and discourage an attempt to acquire control of First Community. The Board of Directors does not intend to issue any preferred stock, except on terms which it deems to be in the best interests of First Community and its stockholders. However, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of First Community and to impede other transactions not favored by management. The Board of Directors currently has no plans for the issuance of additional shares of common stock (except for such shares as may be necessary to fund the foundation, the management recognition plan and the stock option plan) or of shares of preferred stock.

     Director Nominations. First Community's bylaws require a stockholder who intends to nominate a candidate for election to the Board of Directors at a stockholders' meeting to give written notice to First Community's Secretary at least 50 days (but not more than 90 days) in advance of the date of the meeting at which such nominations will be made. The nomination notice is also required to include specified information concerning the nominee and the proposing stockholder. First Community's Board of Directors believes that it is in the best interests of the company and its stockholders to provide sufficient time for the Board of Directors to study all nominations and to determine whether to recommend to the stockholders that such nominees be considered.

     Supermajority Voting Provisions. First Community's articles of incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger, consolidation, or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the number of the Continuing Directors (as defined in the articles of incorporation) on First Community's Board of Directors. "Continuing Directors" generally includes all members of the Board of Directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of First Community at the time it makes an offer with respect to a merger, consolidation or other business combination. This provision could tend to make the acquisition of First Community more difficult to accomplish without the cooperation or favorable recommendation of the company's Board of Directors.

     ANTI-TAKEOVER EFFECT OF EMPLOYMENT AGREEMENT, SPECIAL TERMINATION AGREEMENTS AND BENEFIT PLANS. The existence of the ESOP may tend to discourage takeover attempts because employees participating under the ESOP and the trustees of the ESOP will effectively control the voting of the large block of shares held by the ESOP. See "Management of Community Savings - Employee Stock Ownership Plan." Also, if approved by First Community's stockholders at a meeting following the conversion, the proposed management recognition plan and the proposed stock option plan will provide for the ownership of additional shares of common stock by the employees and the directors of Community Savings and for voting control by directors and certain employees over shares held by the management recognition plan and stock option plan which are attributable to grants made to them under such plans even though the grants are not yet vested. See "Management of Community Savings - Proposed Management Recognition Plan" and "- Proposed Stock Option Plan." In addition, the foundation is expected to own 100,000 shares of First Community's common stock. The affairs of the foundation, including the exercise of voting rights in the common stock, will be directed by its board of directors, subject to the requirement that all shares held by the foundation must be voted in the same proportion as the shares voted by other stockholders. The initial board of directors of the foundation will be elected by the Board of Directors of Community Savings.

     In the event that:

     . the stock option plan is approved by First Community's stockholders and all of the stock options were granted to directors and executive officers and exercised and all the shares for such options are acquired by the stock option plan in the open market,

     . the management recognition plan is approved by First Community's stockholders, all of the management recognition plan shares which could be granted under the management recognition plan are granted and issued to directors and executive officers and all such shares are acquired in the open market,

     . the ESOP acquires 8% of the sum of the shares issued in the conversion and the shares contributed to the foundation and none of such shares are allocated, and

     . First Community did not issue any additional shares of its common stock,

the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the conversion, (b) shares purchased by the ESOP, (c) shares purchased pursuant to the stock option plan,
(d) shares granted under the management recognition plan and (e) shares issued to the foundation, would give such persons effective control over as much as 41.5% or 36.7%, at the minimum and maximum of the valuation range, respectively, of First Community's common stock issued and outstanding.

     The existence of the employment agreement and special termination agreements with employees could make a business combination with Community Savings more costly and could discourage such transactions. See "Management of Community Savings - Employment Agreement" and "- Special Termination Agreements."

     REGULATORY RESTRICTIONS. Applicable North Carolina regulations provide that for a period of three years following the conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of First Community if, after the acquisition, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of First Community. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to First Community or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of First Community by a corporation whose ownership is or will be substantially the same as the ownership of First Community, provided that the offer or acquisition is made more than one year following the consummation of the conversion.

     The regulations provide that within one year following the conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of First Community and Community Savings or the Board of Directors of First Community and Community Savings support the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to First Community and Community Savings and the public interests will not be adversely affected.

     The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank holding company. Upon acquiring control, such acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of First Community or Community Savings or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Exchange Act or the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of First Community. See "Supervision and Regulation - Regulation of First Community."

COMMUNITY SAVINGS

     Upon consummation of the conversion, Community Savings will become a wholly-owned subsidiary of First Community, and, consequently, restrictions on the acquisition of Community Savings would have a more limited effect than if Community Savings' common stock were held directly by the stockholders purchasing in the conversion. However, restrictions on the acquisition of Community Savings may discourage takeover attempts of First Community in order to gain immediate control of Community Savings.

     REGULATORY RESTRICTIONS. The Administrator and the Federal Reserve have conditionally approved First Community's acquisition of all of the stock of Community Savings issued in the conversion. For three years following completion of a conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of a converting state savings bank such as Community Savings. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to Community Savings or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Community Savings by a corporation whose ownership is or will be substantially the same as the ownership of Community Savings, provided that the offer or acquisition is made more than one year following the consummation of the conversion. Similarly, Federal Reserve approval is required before any person or entity may acquire "control" of Community Savings. See "- First Community - Regulatory Restrictions."

     BOARD OF DIRECTORS. The amended certificate of incorporation of Community Savings upon consummation of the conversion will provide that the number of directors may be no less than five nor more than fifteen. The initial number of directors will be ten, but such number may be changed by resolution of the Board of Directors. This provision has the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt. Community Savings' bylaws also provide for staggered elections of directors when the total number of directors is at least nine. These provisions are designed to make it more difficult for a person seeking to acquire control of Community Savings to gain majority representation on the Board of Directors in a relatively short period of time. Community Savings believes these provisions to be important to continuity in the composition and policies of its Board of Directors.


              CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION
                         AND BYLAWS OF FIRST COMMUNITY

LIMITATIONS OF LIABILITY

     First Community's articles of incorporation provide that the directors shall be released from personal liability to First Community or its stockholders for money damages for breach of any duty as a director to the fullest extent permitted by North Carolina law. The North Carolina Business Corporation Act authorizes such provisions, but provides that they are not effective with respect to:

     . acts or omissions of a director that the director knew or believed at the time were clearly in conflict with the best interests of the corporation,

     . transactions from which the director derived an improper personal benefit,

     . liability for certain unlawful distributions of corporation assets, and

     . acts or omissions that occurred prior to the effectiveness of the provisions.

INDEMNIFICATION

     First Community's bylaws provide that any person who serves as a director, officer, employee or agent of First Community shall have a right to be indemnified by First Community to the fullest extent allowed by applicable law for liability or litigation expense arising out of activities in such capacities. Both the bylaws and the North Carolina Business Corporation Act provide that there shall be no indemnification for liability or expense arising out of activities which were known or believed by such persons at the time of such activities to be clearly in conflict with the best interests of First Community.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of First Community pursuant to the provisions described above, or otherwise, First Community has been advised that in the opinion of the Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by First Community of expenses incurred or paid by a director, officer or controlling person of First Community in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, First Community will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                LEGAL OPINIONS

     The validity of the issuance of the common stock in the conversion has been passed upon for First Community by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, which firm has also rendered its opinion to Community Savings concerning federal and North Carolina income tax aspects of the conversion as described herein under "The Conversion - Income Tax Consequences." Certain legal matters will be passed upon for Trident Securities by Michael Best & Friedrich LLP, Milwaukee, Wisconsin.


                                    EXPERTS

     The financial statements of Community Savings as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included herein have been included herein in reliance upon the report of PricewaterhouseCoopers LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ferguson has consented to being named as an expert herein and to the summary herein of its appraisal report as to the estimated pro forma market value of Community Savings and First Community and its opinion with respect to the value of subscription rights.


                           REGISTRATION REQUIREMENTS

     First Community will register its common stock with the SEC pursuant to
Section 12 of the Exchange Act in connection with the conversion and will not deregister the common stock for a period of three years following the completion of the conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to First Community.


                            ADDITIONAL INFORMATION

     First Community has filed a registration statement with the SEC on Form SB-2 under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including First Community; the address is (http://www.sec.gov.). The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the contracts and documents; each such statement is qualified by reference to the contract or document.

     Community Savings has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this prospectus omits certain information contained in such Application. The Application, which contains a copy of Ferguson's appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609.

     Copies of the Plan of Conversion, which includes a copy of Community Savings' proposed amended certificate of incorporation and stock bylaws, and copies of First Community's articles of incorporation and bylaws are available for inspection at each office of Community Savings and may be obtained by writing to Community Savings at Post Office Box 1837, 708 South Church Street, Burlington, North Carolina 27216-1837; Attention: W. R. Gilliam, President, or by telephoning Community Savings at (336) 227-3631. A copy of Ferguson's independent appraisal is also available for inspection at the Stock Information Center.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                    PAGE
                                                                                                    ----
REPORT OF INDEPENDENT ACCOUNTANTS                                                                   F-1

CONSOLIDATED FINANCIAL STATEMENTS:

     Consolidated Statements of Financial Condition at December 31, 1998 and 1997                   F-2

     Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996     F-3

     Consolidated Statements of Comprehensive Income for the Years Ended December 31, 1998, 1997
     and 1996                                                                                       F-4

     Consolidated Statements of Retained Income for the Years Ended December 31,
     1998, 1997 and 1996                                                                            F-5

     Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996     F-6

     Notes to Consolidated Financial Statements                                                     F-7

All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements of Community Savings or related notes. No financial statements are provided for First Community since it was not in operation for any of the periods presented.

[LETTERHEAD OF PRICEWATERHOUSECOOPERS APPEARS HERE]




                       REPORT OF INDEPENDENT ACCOUNTANTS



February 17, 1999

The Board of Directors
Community Savings Bank of Burlington, SSB
Burlington, North Carolina

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income, retained income and cash flows present fairly, in all material respects, the financial position of Community Savings Bank of Burlington, SSB and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------


                                                 ASSETS                                            1998               1997
Cash and due from banks                                                                       $   3,084,695      $   3,064,469
Interest-bearing deposits in financial institutions                                               3,822,429          2,506,258
Federal funds sold                                                                                  -                  300,000
Investment securities:
    Available for sale                                                                           16,476,827          9,081,606
    Held to maturity (estimated market value of $13,409,400 at 1997)                                -               13,396,826
Mortgage-backed securities:
    Available for sale                                                                           14,628,446          9,496,528
    Held to maturity (estimated market value of $8,885,600 at 1997)                                 -                8,650,469
Loans receivable held for sale                                                                      -                  287,046
Loans receivable held for investment, net                                                       127,229,600        114,545,660
Federal Home Loan Bank of Atlanta stock, at cost which approximates market                        1,369,000          1,369,000
Premises and equipment, net                                                                       2,407,367          1,940,856
Income taxes receivable                                                                             -                  103,634
Deferred income taxes                                                                             1,427,946          1,130,258
Accrued interest receivable                                                                       1,049,197          1,041,764
Prepaid expenses and other assets                                                                 1,440,992            902,668
                                                                                              -------------      -------------

             Total assets                                                                     $ 172,936,499      $ 167,817,042
                                                                                              -------------      -------------

                                     LIABILITIES AND RETAINED INCOME
Deposits:
    Noninterest-bearing demand                                                                $   1,536,380      $     715,834
    Interest-bearing demand                                                                      14,969,522         14,711,789
    Savings                                                                                      18,119,231         19,069,492
    Large denomination certificates of deposit                                                   18,505,630         15,823,433
    Other time deposits                                                                          87,285,743         84,376,650
                                                                                              -------------      -------------
             Total deposits                                                                     140,416,506        134,697,198
                                                                                              -------------      -------------

Borrowed money                                                                                    5,000,000          6,700,000
Accrued interest payable                                                                             62,794             97,487
Advance payments by borrowers for property taxes and insurance                                      229,340            239,841
Other liabilities                                                                                 4,070,743          3,245,535
                                                                                              -------------      -------------
             Total liabilities                                                                  149,779,383        144,980,061
                                                                                              -------------      -------------

Commitments and contingencies (Notes  7, 9 and 12)

Retained income:
    Appropriated                                                                                  2,735,920          2,735,920
    Unappropriated                                                                               20,274,240         20,003,103
Accumulated other comprehensive income                                                              146,956             97,958
                                                                                              -------------      -------------
             Total retained income                                                               23,157,116         22,836,981
                                                                                              -------------      -------------

             Total liabilities and retained income                                            $ 172,936,499      $ 167,817,042
                                                                                              -------------      -------------

  The accompanying notes are an integral part of these financial statements.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                    1998                1997              1996
Interest income:
    Interest and fees on loans                                 $    9,987,574    $     8,014,788   $     6,727,796
    Interest and dividends on investments                           2,556,450          3,568,504         3,892,621
                                                               ---------------   ----------------  ----------------
             Total interest income                                 12,544,024         11,583,292        10,620,417
                                                               ---------------   ----------------  ----------------

Interest expense:
    Interest on deposits                                            6,646,326          6,280,159         5,921,312
    Interest on borrowed money                                        320,549            460,005           459,563
                                                               ---------------   ----------------  ----------------
             Total interest expense                                 6,966,875          6,740,164         6,380,875
                                                               ---------------   ----------------  ----------------

Net interest income before provision for loan losses                5,577,149          4,843,128         4,239,542
Provision for loan losses                                             550,000            360,000            60,000
                                                               ---------------   ----------------  ----------------
             Net interest income                                    5,027,149          4,483,128         4,179,542
                                                               ---------------   ----------------  ----------------

Other income:
    Service charges on deposit accounts                                94,989             69,300            58,481
    Other fees and service charges                                    204,547            143,049            96,386
    Loan servicing fees                                                66,528             60,915            69,451
    Other                                                             194,586             91,808           132,700
                                                               ---------------   ----------------  ----------------
             Total other income                                       560,650            365,072           357,018
                                                               ---------------   ----------------  ----------------

General and administrative expenses:
    Compensation and fringe benefits                                3,100,348          2,492,858         1,891,704
    Occupancy                                                         226,164            190,476           149,801
    Furniture and fixtures                                            284,669            251,275            72,985
    Advertising                                                       197,201            166,627           142,398
    Data processing                                                   292,465            120,078           125,363
    Federal insurance premiums                                         82,046             78,727           970,776
    Other                                                             995,958            578,985           583,288
                                                               ---------------   ----------------  ----------------
             Total general and administrative expenses              5,178,851          3,879,026         3,936,315
                                                               ---------------   ----------------  ----------------

Income before income taxes                                            408,948            969,174           600,245

Income taxes                                                          137,811            379,490           201,270
                                                               ---------------   ----------------  ----------------

Net income                                                     $      271,137    $       589,684   $       398,975
                                                               ---------------   ----------------  ----------------

  The accompanying notes are an integral part of these financial statements.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
-----------------------------------------------------------------------------

                                                                                    1998              1997               1996
Net income                                                                      $ 271,137         $ 589,684          $ 398,975

Unrealized gain on available for sale securities                                  121,816           118,784             40,680

Reclassification of net (gains) losses recognized in net income                   (47,577)            2,733             (8,925)

Income taxes relating to unrealized gain on available
      for sale securities                                                         (25,241)          (41,317)           (10,797)
                                                                           ---------------   ---------------   ----------------

Other comprehensive income                                                         48,998            80,200             20,958
                                                                           ---------------   ---------------   ----------------

Comprehensive income                                                            $ 320,135         $ 669,884          $ 419,933
                                                                           ===============   ===============   ================


  The accompanying notes are an integral part of these financial statements.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
CONSOLIDATED STATEMENTS OF RETAINED INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                                                  Accumulated
                                                                                                     Other
                                                                                                 Comprehensive
                                                    Appropriated         Unappropriated             Income                 Total
                                                  ------------------  ---------------------  ----------------------  ---------------
    Balance at January 1, 1996                       $ 2,735,920          $  19,014,444             $    (3,200)       $ 21,747,164

    Change in net unrealized gains (losses),
      net of income taxes                                -                      -                        20,958              20,958

    Net income                                           -                      398,975                 -                   398,975
                                                  ------------------  ---------------------  ----------------------  ---------------

    Balance at December 31, 1996                       2,735,920             19,413,419                  17,758          22,167,097

    Change in net unrealized gains (losses),
      net of income taxes                                -                      -                        80,200              80,200

    Net income                                           -                      589,684                 -                   589,684
                                                  ------------------  ---------------------  ----------------------  ---------------

    Balance at December 31, 1997                       2,735,920             20,003,103                  97,958          22,836,981

    Change in net unrealized gains (losses),
      net of income taxes                                -                      -                        48,998              48,998

    Net income                                           -                      271,137                 -                   271,137
                                                  ------------------  ---------------------  ----------------------  ---------------

    Balance at December 31, 1998                     $ 2,735,920          $  20,274,240            $    146,956        $ 23,157,116
                                                  ------------------  ---------------------  ----------------------  ---------------


  The accompanying notes are an integral part of these financial statements.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
CONSOLIDATED STATEMENTS OF RETAINED INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                               1998             1997              1996
Cash flows from operating activities:
    Net income                                                              $ 271,137        $ 589,684         $ 398,975
    Adjustment to reconcile net income to net cash provided
      by operating activities:
        Provision for loan losses                                             550,000          360,000            60,000
        Depreciation                                                          273,635          242,575            94,489
        Accretion of discounts on securities, net                             (52,818)        (212,345)         (282,645)
        Provision for deferred income taxes                                  (322,929)        (290,668)         (165,301)
        Loss (gain) on disposals of premises and equipment                     75,030           -                   (909)
        Loss (gain) on disposal of foreclosed assets                           -                 8,292           (60,454)
        Net loss (gain) on sales of investment and
           mortgage-backed securities                                         (47,577)           2,733            (8,925)
        Originations of loans held for sale                                (8,474,219)        (415,200)         (636,603)
        Proceeds from sale of loans held for sale                           8,827,702        2,428,507           587,895
        Change in valuation allowance for loans held for sale                  -               (48,241)           48,241
        Net loss (gain) on sale of loans                                      (66,437)           4,150            (1,346)
        Other operating activities                                            430,383          335,328           161,358
                                                                       ---------------  ---------------   ---------------
        Net cash provided by operating activities                           1,464,107        3,004,815           194,775
                                                                       ---------------  ---------------   ---------------

Investing activities:
    Purchases of investment securities available for sale                 (20,499,323)      (6,008,024)      (14,850,615)
    Proceeds from sales of securities and mortgage-backed
      securities available for sale                                         6,851,060        4,663,199        11,457,866
    Proceeds from maturities of securities available for sale               5,357,000        1,000,000            -
    Purchases of investment securities held to maturity                        -              (924,612)       (6,510,741)
    Proceeds from maturities of securities held to maturity                 6,091,028       13,177,236        12,649,056
    Proceeds from sales of securities held to maturity                      2,915,862           -                 -
    Proceeds from principal repayments of mortgage-backed
      securities available for sale                                         8,979,163        3,992,300         6,626,479
    Proceeds from redemption of FHLB stock                                     -               171,900            -
    Net increase in loans held for investment                             (13,315,931)     (29,189,064)      (10,622,268)
    Proceeds from disposal of foreclosed assets                                -               146,214           191,345
    Purchases of premises and equipment                                      (815,376)        (637,948)         (573,202)
    Proceeds from sale of premises and equipment                               -                -                 12,693
                                                                       ---------------  ---------------   ---------------
        Net cash used in investing activities                              (4,436,517)     (13,608,799)       (1,619,387)
                                                                       ---------------  ---------------   ---------------

Financing activities:
    Net increase in deposit accounts                                        5,719,308       12,172,900         3,616,868
    Net change in escrow deposits                                             (10,501)          24,797            21,524
    Repayments of FHLB borrowings, net of proceeds                         (1,700,000)      (2,300,000)           -
                                                                       ---------------  ---------------   ---------------
        Net cash provided by financing activities                           4,008,807        9,897,697         3,638,392
                                                                       ---------------  ---------------   ---------------

Increase (decrease) in cash and cash equivalents                            1,036,397         (706,287)        2,213,780

Cash and cash equivalents, beginning of year                                5,870,727        6,577,014         4,363,234
                                                                       ---------------  ---------------   ---------------

Cash and cash equivalents, end of year                                     $6,907,124       $5,870,727        $6,577,014
                                                                       ---------------  ---------------   ---------------

  The accompanying notes are an integral part of these financial statements.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

     Community Savings Bank of Burlington, SSB (the "Bank"), is a North Carolina chartered savings bank regulated by the Federal Deposit Insurance Corporation and the North Carolina Savings Institutions Administrator. The Bank includes a wholly-owned subsidiary, Community Financial Services, that provides investment services generally to Bank customers.


     The Bank's principal business activity is to accept deposits from the general public and to make conventional first mortgage loans for the purchase of real estate and general commercial loans, as well as to provide refinancing for loans secured by real estate. Substantially all of the Bank's lending activity is with customers located in Alamance and surrounding counties within North Carolina.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand and time deposits (with remaining maturities of ninety days or less at time of purchase) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     Securities are classified into three categories:

     (1) Securities Held to Maturity - Debt securities that the Bank has the positive intent and the ability to hold to maturity are classified as held-to-maturity and reported at amortized cost;

     (2) Trading Securities - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and

     (3) Securities Available for Sale - Debt and equity securities not classified as either securities held to maturity or trading securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income, a separate component of retained income.

     Premiums and discounts on debt securities are recognized in interest income on the level interest yield method over the period to maturity.

     Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Gains and losses on the sale of securities are determined by using the specific identification method.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

     Loans receivable held for investment are stated at the amount of unpaid principal, reduced by an allowance for loan losses and net deferred origination fees. Interest on loans is accrued based on the principal amount outstanding and is recognized on a level yield method. The accrual of interest is discontinued, and accrued but unpaid interest is reversed when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Generally, this occurs when payment is delinquent in excess of ninety days.

     Loan origination fees are deferred, as well as certain direct loan origination costs. Such costs and fees are recognized as an adjustment to yield over the contractual lives of the related loans utilizing the interest method.

     Commitment fees to originate or purchase loans are deferred, and if the commitment is exercised, recognized over the life of the loan as an adjustment of yield. If the commitment expires unexercised, commitment fees are recognized in income upon expiration of the commitment. Fees for originating loans for other financial institutions are recognized as loan fee income.

     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At December 31, 1998 and 1997, and during the three years ended December 31, 1998, there were no loans material to the financial statements which were defined as impaired.

     The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. While management believes that it has established the allowance in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Bank's regulators or its economic environment will not require further increases in the allowance.

     LOANS HELD FOR SALE

     Loans originated and intended for sale are carried at the lower of cost or aggregate estimated market value. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains and losses on sales of whole or participating interests in real estate loans are recognized at the time of sale and are determined by the difference between net sales proceeds and the Bank's basis of the loans sold, adjusted for the recognition of any servicing assets retained.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
     INCOME RECOGNITION ON IMPAIRED AND NONACCRUAL LOANS

     Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

     Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

     While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding, except in the case of loans with scheduled amortization where the payment is generally applied to the oldest payment due. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

     PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by straight-line and accelerated methods based on estimated service lives of assets. Useful lives range from 10 to 40 years for substantially all premises and from 3 to 20 years for equipment and fixtures.

     REAL ESTATE OWNED

     Assets acquired through loan foreclosure are recorded as real estate owned ("REO") at the lower of the estimated fair value of the property less estimated costs to sell at the date of foreclosure or the carrying amount
     of the loan plus unpaid accrued interest.   The carrying amount is
     subsequently reduced by additional allowances which are charged to earnings if the estimated fair value declines below its initial value plus any capitalized costs. Costs related to the improvement of the property are capitalized, whereas costs related to holding the property are expensed.

     INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

     The Bank is required to invest in Federal Home Loan Bank of Atlanta (FHLB) stock in the amount of at least 1% of its net home mortgage loans receivable. At December 31, 1998 and 1997 the Bank owned 13,690 shares of the FHLB's $100 par value capital stock. As no ready market exists for this stock, and it has no quoted market value, the stock is carried at cost.

     INCOME TAXES

     Deferred tax asset and liability balances are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
     amounts in the financial statements that will result in taxable or deductible amounts in future years. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

     COMPREHENSIVE INCOME

     The Bank adopted SFAS No. 130, "Reporting Comprehensive Income" on January 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in general-purpose financial statements.

     SEGMENT INFORMATION

     During the year ended December 31, 1998, the Bank adopted the provisions of SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Statement requires that public business enterprises report certain information about operating segments in their annual financial statements and in condensed financial statements of interim periods issued to shareholders. It also requires that the public business enterprises report related disclosures and descriptive information about products and services provided by significant segments, geographic areas, and major customers, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

     Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources, and in assessing performance. The Bank has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the single geographic area of Central North Carolina. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the institution, versus the individual branches or products.

     There are no differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and the measurement of segment amounts has not changed for 1998 from prior years.

     EMPLOYERS DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS

     The Bank has adopted the provisions of SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits", effective for fiscal years beginning after December 15, 1997. This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The adoption of SFAS No. 132 did not have a material effect on the Bank's consolidated financial statements.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCAL STATEMENTS

________________________________________________________________________________

2.  INVESTMENT SECURITIES

     Investment securities at December 31, 1998 and 1997 are summarized as follows:

                                                                                                             ESTIMATED
                                                           AMORTIZED             GROSS UNREALIZED             MARKET
                                                                           ----------------------------
                                                             COST            GAINS             LOSSES           VALUE
                                                       --------------      ----------        -----------    -------------
          1998:
          Available for sale:
           U.S. Treasury securities                      $ 1,510,302        $ 25,635          $      -       $ 1,535,937
           U.S. Government agency securities              12,213,021         131,508           (16,549)       12,322,250
           Municipals                                      2,621,123             724           (23,338)        2,598,509
           Other equity securities                           114,000               -                 -           114,000
                                                       --------------      ----------        -----------    -------------
                                                         $16,458,446        $157,867          $(39,887)      $16,570,696
                                                       ==============      ==========        ===========    =============

          1997:
          Available for sale:
           U.S. Treasury securities                      $ 4,013,097        $ 16,965          $      -       $ 4,030,062
           U.S. Government agency securities               4,989,735          47,409                 -         5,037,144
           Other equity securities                            14,400               -                 -            14,400
                                                       --------------      ----------        -----------    -------------
                                                         $ 9,017,232        $ 64,374          $      -       $ 9,081,606
                                                       ==============      ==========        ===========    =============
          Held to maturity:
           U.S. Treasury securities                      $ 6,346,619        $  5,792          $ (6,311)      $ 6,346,100
           U.S. Government agency securities               6,955,257          24,401           (11,758)        6,967,900
           Municipal securities                               94,950             450                 -            95,400
                                                       --------------      ----------        -----------    -------------
                                                         $13,396,826        $ 30,643          $(18,069)      $13,409,400
                                                       ==============      ==========        ===========    =============

     During 1998, the Bank discontinued use of the held-to-maturity classification for investment and as a result transferred securities classified as held-to-maturity with an amortized cost of $2,500,969 to available-for-sale resulting in a net unrealized gain of $23,406. In addition, a held-to-maturity security with a carrying value of $1,496,500 was liquidated with a loss of $250 recognized on the sale.

     Available for sale securities with carrying values of $5,000,342, $7,167,156 and $1,548,594 were sold during the years ended December 31, 1998, 1997 and 1996, respectively. Gross realized gains on these sales during 1998, 1997 and 1996 were $15,860, $12,024, and $52,782, respectively. Gross realized losses on sales during 1997 were $882. There were no losses realized on sales during 1998 or 1996.

     Securities with a carrying value of $271,650 were pledged as collateral to secure public funds at December 31, 1998. Securities with a carrying value of $4,492,102 were pledged as collateral at December 31, 1997 to secure advances with the FHLB. Securities with a carrying value of $502,683 and $506,296 were pledged as collateral for treasury, tax and loan deposits at December 31, 1998 and 1997, respectively.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCAL STATEMENTS

________________________________________________________________________________

     The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                            ESTIMATED
                                                                            AMORTIZED         MARKET
                                                                               COST           VALUE
                                                                           ------------   --------------
     Available for sale:
      Due in one year or less                                               $ 1,501,805      $ 1,512,182
      Due after one year through five years                                   7,881,615        8,016,377
      Due after five years through ten years                                  1,401,846        1,407,548
      Due after ten years                                                     5,559,180        5,526,320
                                                                           ------------   --------------
                                                                            $16,344,446      $16,462,427
                                                                           ------------   --------------

3.  MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities at December 31, 1998 and 1997 are summarized as follows:

                                                                                                           ESTIMATED
                                                   AMORTIZED              GROSS UNREALIZED                  MARKET
                                                                  -------------------------------
                                                     COST            GAINS              LOSSES              VALUE
                                                --------------    ------------       ------------      --------------
     1998:
     Available for sale:
      FHLMC participation certificates          $   3,286,340     $    41,442        $    (7,507)      $   3,320,275
      GNMA participation certificates               1,140,227          81,205              -               1,221,432
      FNMA participation certificates               1,236,874          -                  (3,155)          1,233,719
      REMICs                                        8,860,328          21,877            (29,185)          8,853,020
                                                --------------    ------------       ------------      --------------
                                                $  14,523,769     $   144,524        $   (39,847)      $  14,628,446
     1997:
     Available for sale:
      FHLMC participation certificates          $      54,888     $    -             $    (6,068)      $      48,820
      REMICs                                        9,357,592          90,116              -               9,447,708
                                                $   9,412,480     $    90,116        $    (6,068)      $   9,496,528
     Held to maturity:
      GNMA participation certificates           $   2,253,791     $   144,909        $        -        $   2,398,700
      FHLMC participation certificates              4,498,375          93,500             (2,975)          4,588,900
      REMICs                                        1,898,303           4,604             (4,907)          1,898,000
                                                $   8,650,469     $   243,013        $    (7,882)      $   8,885,600

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCAL STATEMENTS

________________________________________________________________________________

     Mortgage-backed securities with a carrying value of $1,807,308 were sold during the year ended December 31, 1998 resulting in gross realized gains of $34,640 and gross realized losses of $2,923. Mortgage-backed securities with a carrying value of $1,688,011 were sold during the year ended December 31, 1997, resulting in gross realized losses of $13,875. Mortgage-backed and mortgage related securities with a carrying value of $9,900,347 were sold during the year ended December 31, 1996, resulting in gross realized losses of $43,857.

     During 1998, the Bank transferred securities classified as held-to-maturity with an amortized cost of $3,445,554 to available-for-sale resulting in a net unrealized gain of $123,488. In addition, a held-to-maturity mortgage-backed security with a carrying value of $1,413,634 was liquidated resulting in a realized gain of $5,728.

     Mortgage-backed securities held as available for sale, with a carrying value of $5,765,253 and $5,831,553, were pledged as collateral for advances from the FHLB at December 31, 1998 and 1997, respectively.

     The amortized cost and estimated market value of mortgage-backed securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   ESTIMATED
                                                   AMORTIZED         MARKET
                                                      COST           VALUE
                                                  ------------   --------------
     Available for sale:
       Due after five years through ten years      $ 2,466,913      $ 2,461,045
       Due after ten years                          12,056,856       12,167,401
                                                  ------------   --------------
                                                   $14,523,769      $14,628,446
                                                  ------------   --------------

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

4.   LOANS RECEIVABLE HELD FOR INVESTMENT

     Loans receivable held for investment at December 31, 1998 and 1997 are summarized as follows:

                                                                   1998               1997
     Mortgage loans                                          $   95,505,366     $  102,358,704
     Consumer loans                                               4,386,415          1,685,644
     Commercial loans                                            27,320,172         11,990,967
                                                             --------------     --------------
            Total                                               127,211,953        116,035,315
     Less:
     Loans in process, including funded but unclosed loans        1,797,608           (269,837)
     Allowance for loan losses                                   (1,331,617)          (781,177)
     Deferred loan fees                                            (448,344)          (438,641)
                                                             --------------     --------------

     Loans receivable, net                                   $  127,229,600     $  114,545,660
                                                             ==============     ==============


     At both December 31, 1998 and 1997, the Bank had entered into a security agreement with a blanket floating lien pledging its eligible real estate loans to secure actual or potential borrowings from the FHLB (See Note 7).

     The Bank originates mortgage loans for portfolio investment or sale in the secondary market. During the period of origination, mortgage loans are designated as either held for sale or investment purposes. Transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or market value on the transfer date. Loans receivable held for sale at December 1997 are fixed rate mortgage loans with an estimated market value of approximately $287,000, respectively. These were no loans held for sale at December 31, 1998.

     Net gains on sales of loans receivable held for sale amounted to $66,437 and $1,346 for the years ended December 31, 1998 and 1996, respectively. Net losses on sales of loans receivable held for sale amounted to $4,150 during year ended December 31, 1997.

     The changes in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                          1998           1997           1996

     Balance at beginning of period  $    781,177   $    491,658   $    431,295
     Provisions for loan losses           550,000        360,000         60,000
     Loans charged off                          -        (71,055)             -
     Recoveries                               440            574            363
                                      -----------   ------------   ------------
     Balance at end of period         $ 1,331,617   $    781,177   $    491,658
                                      ===========   =============  ============

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

5.   PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 1998 and 1997 consist of the following:

                                                      1998             1997

     Land                                        $   350,638      $   350,638
     Office buildings                              1,947,045        1,969,576
     Furniture, fixtures and equipment             1,427,736        1,274,686
     Vehicles                                         32,730           32,730
                                                 -----------      -----------
                                                   3,758,149        3,627,630
     Less accumulated depreciation                (1,350,782)      (1,686,774)
                                                 -----------      -----------

                 Total                           $ 2,407,367      $ 1,940,856
                                                 ===========      ===========

6.   EMPLOYEE BENEFIT PLANS

     The Bank has a retirement plan which covers substantially all of its employees. The provisions of the plan provide for contributions of 10% of the employee's salary by the Bank and 5% by the participant, subject to certain eligibility requirements. The plan provides that the employees contributions are 100% vested at all times and the Bank's contributions vest 20% per year beginning with the third year of service, with 100% vesting after seven years or attaining normal retirement age. Employer contributions to the retirement plan for the years ended December 31, 1998, 1997 and 1996, were $90,292, $88,719, and $75,028, respectively. The assets of the plan exceeded the vested benefits at December 31, 1997, the date of the last accounting. The plan is funded currently by contributions from the employer and employees, with any forfeitures used to reduce the required contributions.

     Directors participate in deferred compensation plans. These plans generally provide for fixed payments for a period of ten years once directors reach age seventy. The estimated amount of future payments to be made are provided for according to the terms of the various contracts for each participant. The Bank expensed $626,585, $537,874 and $389,949 related to these plans during the years ended December 31, 1998, 1997 and 1996, respectively. Included in other liabilities at December 31, 1998 and 1997 is $3,563,592 and $3,112,368, respectively, related to these plans. The Bank purchases life insurance contracts on the participants, of which the Bank is the owner and beneficiary. These contracts had a cash surrender value, net of policy loans and accrued interest thereon, of $992,891 and $791,620 at December 31, 1998 and 1997, respectively.

7.   BORROWED MONEY

     Borrowed money represents advances from the FHLB and totaled $5,000,000 and $6,700,000 at December 31, 1998 and 1997, respectively. These advances had a weighed average rate of

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     5.66% and 6.0% at December 31, 1998 and 1997, respectively. Advances outstanding at December 31, 1998 mature in September 1999.

     At December 31, 1998 and 1997 the Bank had securities with a carrying value of $5,765,253 and $10,323,655, respectively, and certain loans secured by one to four family residential mortgages pledged against actual and potential borrowings from the FHLB.

     At December 31, 1998, the Bank had an additional $10,000,000 of credit available with the FHLB.

8.   DEPOSITS

     The scheduled maturities of certificates of deposit of as of December 31, 1998 are summarized as follows (in thousands):


     1999                                             $   91,935
     2000                                                 11,636
     2001                                                    959
     2002                                                    757
     2003                                                    504
                                                      ----------
                                                      $  105,791
                                                      ==========

     At December 31, 1998 and 1997, the Bank had cash and due from banks approximating $312,000 and $1,200,000, respectively, pledged to secure certain Individual Retirement Accounts.

9.   INCOME TAXES

     The components of income taxes for the years ended December 31, 1998, 1997 and 1996 are as follows:


                                           1998          1997          1996

     Current expense                    $  460,740    $  670,158    $  366,571
     Deferred benefit                     (322,929)     (290,668)     (165,301)
                                        ----------    ----------    ----------
        Total                           $  137,811    $  379,490    $  201,270
                                        ==========    ==========    ==========

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     Reconciliation of expected income tax at the statutory Federal rate of 34% with income tax expense for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                        1998       1997       1996
     Expected income tax expense                     $ 139,042  $ 329,484  $ 204,083
     State income taxes net of federal income tax
          benefit                                         -         7,638      -
     Non-deductible expenses                            (1,231)    42,368     (2,813)
                                                     ---------  ---------  ---------
                                                     $ 137,811  $ 379,490  $ 201,270
                                                     =========  =========  =========

     The components of the net deferred income tax asset at December 31, 1998 and 1997 are as follows:

                                                                1998                1997
     Deferred income tax assets:
          Deferred directors' fees                            $1,211,621          $1,058,205
          Bad debt reserve                                       441,592             265,600
          Deferred loan fees and costs                           152,437             149,138
                                                              ----------          ----------
                                                               1,805,650           1,472,943
                                                              ----------          ----------
     Deferred income tax liabilities:
          Depreciation and amortization                           16,315              10,889
          Unrealized gains on securities available-for-sale       75,704              50,464
          FHLB stock dividends                                   221,340             221,340
          Other                                                   64,345              59,992
                                                              ----------          ----------
                                                                 377,704             342,685
                                                              ----------          ----------
     Net deferred income tax asset                            $1,427,946          $1,130,258
                                                              ==========          ==========


     Retained income at December 31, 1998, includes approximately $5,232,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only, through fiscal 1986 (pre-1987 bad debt reserves). Reductions of the allocated amount for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

10.  LEASES

     The Bank has a non-cancelable operating lease for office space that expires in April 2001. Payments made under this lease during 1998, 1997, and 1996 were $28,258, $16,306, and $3,397, respectively. Future minimum lease payments under this lease for years subsequent to December 31, 1998 are $53,220 for both 1999 and 2000 and $17,740 for 2001.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

11.  REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

     As of June 30, 1998, the date of the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum amounts and ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios as of December 31, 1998 and 1997 are presented in the table below.

                                                                                              TO BE WELL CAPITALIZED
                                                                                                  UNDER PROMPT
                                                                         FOR CAPITAL               CORRECTIVE
                                                 ACTUAL               ADEQUACY PURPOSES         ACTION PROVISIONS
                                        ----------------------     -----------------------   ----------------------
                                          AMOUNT       RATIO        AMOUNT        RATIO        AMOUNT     RATIO
                                        ---------     --------     ---------     --------    ---------   --------
1998:
----
Total Capital (to Risk Weighted
   Weighted Assets)                     $ 24,110,778     27.4%     $ 7,045,040     8.0%      $ 8,806,300   10.0%
Tier I Capital (to Risk Weighted
   Weighted Assets)                       23,010,161     26.1%       3,522,520     4.0%        5,283,780    6.0%
Tier I Capital (to Average Assets)        23,010,161     13.5%       6,592,400     4.0%        8,240,500    5.0%
Total Tangible Capital (to Total
   tangible Assets)                       24,110,778     13.8%       8,713,406     5.0%        8,713,406    5.0%

1997:
----
Total Capital (to Risk Weighted
   Weighted Assets)                     $ 23,520,200     28.9%     $ 6,505,520     8.0%      $ 8,131,900   10.0%
Tier I Capital (to Risk Weighted
   Weighted Assets)                       22,739,023     27.9%       3,252,760     4.0%        4,879,140    6.0%
Tier I Capital (to Average Assets)        22,739,023     13.7%       6,646,440     4.0%        8,308,050    5.0%
Total Tangible Capital (to Total
   tangible Assets)                       23,520,200     13.9%       8,429,911     5.0%        8,429,911    5.0%

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     On September 30, 1996, Congress passed into law a recapitalization plan for the Savings Association Insurance Fund (the "SAIF"), the insurance fund covering deposits of savings institutions. The approved plan provided for a special assessment of 0.66% on certain deposits as of March 31, 1996. The Bank's assessment amounted to approximately $800,000.

12.  MORTGAGE BANKING ACTIVITIES

     Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $24,166,854 and $21,262,067 at December 31, 1998 and 1997, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payment to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Bank does not capitalize mortgage servicing rights related to loans serviced for others due to the fact that the fee received is considered adequate compensation for the costs incurred to service the related loans.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

     The Bank exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Since many unused lines of credit expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     A summary of the contractual amounts of the Bank's exposure to off-balance sheet risk as of December 31, 1998 and 1997 is as follows:

                                                     1998             1997
     Commitments to extend credit:
          Commitments to originate loans         $ 10,178,000     $  8,024,000
          Undrawn balances on lines of credit       5,596,000        4,677,000
                                                 ------------     ------------
                                                 $ 15,774,000     $ 12,701,000
                                                 ------------     ------------

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), requires the disclosure of estimated fair values for financial instruments. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Bank's financial instruments, the fair value of such instruments has been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net realizable value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the Bank taken as a whole.

     Fair values have been estimated using data which management considered the best available, and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimation methodologies, resulting fair values, and recorded carrying amounts at December 31, 1998 and 1997 were as follows:

     Cash and cash equivalents are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value. The estimated fair values of investment securities and mortgage-backed securities are provided in Notes 2 and 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     The fair value of loans held for sale is estimated using quoted market prices or market prices for similar instruments.

     The fair value of the net loan portfolio has been estimated using the present value of expected cash flows, discounted at an interest rate adjusted for servicing costs and giving consideration to estimated prepayment risk and credit loss factors. The fair values of the Bank's loan portfolio at December 31, 1998 and 1997 were as follows:

                                         1998               1997
     Loans:
       Carrying amount               $ 127,229,600       $ 114,545,660
       Estimated fair value            124,685,900         114,259,000

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

     The fair value of deposit liabilities with no stated maturities has been estimated to equal the carrying amount (the amount payable on demand), totaling $34,625,133 and $34,497,115 at December 31, 1998 and 1997,
     respectively. Under Statement 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are considered significant.

     The fair value of certificates of deposits and advances from the FHLB is estimated by discounting the future cash flows using the current rates offered for similar deposits and advances with the same remaining maturities. The carrying values and estimated fair values of certificates of deposit and FHLB advances at December 31, 1998 and 1997 were as follows:

                                             1998              1997
          Certificates of deposits:
             Carrying amount             $ 105,791,400      $ 100,200,083
             Estimated fair value          105,818,200        100,381,000
          Advances from the FHLB:
             Carrying amount             $   5,000,000      $   6,700,000
             Estimated fair value            5,000,000          6,700,000

     There is no material difference between the carrying amount and estimated fair value of off-balance sheet items totaling $15,774,000 and $12,701,000 at December 31, 1998 and 1997, respectively.

     The Bank's remaining assets and liabilities are not considered financial instruments.

15.  CASH FLOW SUPPLEMENTAL DISCLOSURES

     The following information is supplemental information regarding the cash flows for the years ended December 31, 1998, 1997 and 1996:

                                                            1998              1998          1996

     Cash paid for:
       Interest on deposits and borrowed funds           $ 6,681,020       $ 6,730,576    $ 6,385,624
       Income taxes                                          520,000           720,000        280,000

     Summary of noncash investing and financing
       activities:
       Real estate acquired through settlement of loans  $    81,991       $   154,506    $    27,474

COMMUNITY SAVINGS BANK OF BURLINGTON, SSB
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

16.  RECENT DEVELOPMENTS

     In October 1998, the Bank's Board of Directors approved to convert the Bank from a North Carolina - chartered mutual savings bank to a North Carolina - chartered stock savings bank in connection with a proposed initial public offering of common stock. Simultaneous to the stock conversion, the Bank intends to become a wholly-owned subsidiary of First Community Financial Corporation, a savings bank holding company organized under North Carolina law. The conversion is expected to be completed in the second quarter of 1999.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL OR ENTITY HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, ANY SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST COMMUNITY FINANCIAL CORPORATION OR COMMUNITY SAVINGS BANK, SSB. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY, OR ANY OTHER SECURITIES, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST COMMUNITY FINANCIAL CORPORATION OR COMMUNITY SAVINGS BANK, SSB SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                            _______________________

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary                                                                        3
Risk Factors                                                                  10
Selected Financial and Other Data
  of Community Savings                                                        15
Recent Developments                                                           16
First Community Financial Corporation                                         18
Community Savings Bank, SSB                                                   19
Use of Proceeds                                                               19
Dividend Policy                                                               23
Market for Common Stock                                                       24
Capitalization                                                                24
Pro Forma Data                                                                27
Historical and Pro Forma Capital Compliance                                   31
Comparison of Valuation and Pro Forma Information
  with No Foundation                                                          33
Stock Purchases by Directors and Executive Officers                           35
The Conversion                                                                37
Management's Discussion and Analysis of
  Financial Condition and Results of Operations                               58
Business of First Community                                                   70
Business of Community Savings                                                 71
Taxation                                                                      91
Supervision and Regulation                                                    92
Management of First Community                                                104
Management of Community Savings                                              105
Description of Capital Stock                                                 116
Anti-Takeover Provisions Affecting First Community
  and Community Savings                                                      118
Certain Provisions of the Articles of Incorporation and
  Bylaws of First Community                                                  122
Legal Opinions                                                               123
Experts                                                                      123
Registration Requirements                                                    124
Additional Information                                                       124
Index to Consolidated Financial Statements                                   125

Until ______________, 1999, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                     UP TO
                               2,380,500 SHARES




                                FIRST COMMUNITY
                                   FINANCIAL
                                  CORPORATION
                         (Proposed Holding Company for
                         Community Savings Bank, SSB)




                                 COMMON STOCK





                                  PROSPECTUS



                           TRIDENT SECURITIES, INC.



                             _______________, 1999


================================================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Articles of Incorporation provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's By-laws state that any person who at any time serves or has served as a director, officer, employee or agent of the Registrant, or any such person who serves or has served at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against liability and litigation expense arising out of such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals.

     Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-26 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the amount of fees and expenses (other than fees and commissions payable to the selling agent) to be incurred in connection with the issuance and distribution of the shares.

     Registration and Filing Fees...............................................................   $ 40,000
     Postage and Printing ......................................................................    100,000
     Accounting Fees and Expenses...............................................................     75,000
     Fees and Expenses Payable to Appraiser and Business Plan Consultant........................     30,000
     Legal Fees.................................................................................    155,000
     Sales Agent Expenses.......................................................................     35,000
     Conversion Data Processing.................................................................     15,000
     Stock Transfer Agent Fees and Costs of Stock Certificates..................................     10,000
     Blue Sky fees and expenses.................................................................     15,000
     Miscellaneous..............................................................................     90,000
                                                                                                   --------
                                                                                                   $565,000
                                                                                                   ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     In October 1999, Registrant sold one share of common stock, no par value per share, to William R. Gilliam for an aggregate purchase price of $10.00. Such sale was exempt from registration under Section 4(2) of Securities Act of 1933.


ITEM 27. EXHIBITS.

     The following exhibits and financial statement schedules are filed herewith or will, as noted, be filed by amendment.

     (a)  Exhibits

       Exhibit No.
      (Per Exhibit
       Tables in
       Item 601 of
     Regulation S-B)            Description
     ---------------            -----------

          1.1 Engagement letter dated September 22, 1998 between Community Savings Bank, SSB and Trident Securities, Inc.*

          1.2 Form of Sales Agency Agreement among First Community Financial Corporation, Community Savings Bank, SSB and Trident Securities, Inc.*

          2.1 Amended and Restated Plan of Holding Company Conversion of Community Savings Bank, SSB*

          3.1            Articles of Incorporation of First Community Financial
                         Corporation*

          3.2            Bylaws of First Community Financial Corporation*

          4.1 Forms of Stock Certificate for First Community Financial Corporation and Community Savings Bank, SSB*

          5.1 Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to legality of securities to be registered hereby*

          8.1 Revised opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to federal and state tax consequences*

          8.2 Opinion of Ferguson & Company as to the value of subscription rights*

          10.1 Letter Agreement dated August 31, 1998 between Community Savings Bank, SSB and Ferguson & Company for appraisal services*

          10.2 Form of Employment Agreement to be entered into between Community Savings Bank, SSB and William R. Gilliam*

          10.3 Forms of Special Termination Agreements to be entered into between First Community Financial Corporation and Larry H. Hall, Joseph C. Canada, Judy L. Pennington and Christopher B. Redcay*

          10.4 Forms of Employee Stock Ownership Plan and Trust of Community Savings Bank, Inc.*

          10.5 Form of Capital Maintenance Agreement between First Community Financial Corporation and Community Savings Bank, Inc.*

          23.1           Consent of PricewaterhouseCoopers LLP

          23.2           Consent of Ferguson & Company

          23.3           Consent of Brooks, Pierce, McLendon, Humphrey &
                         Leonard, L.L.P.

          27.1           Financial Data Schedule*

          99.1           Appraisal Report of Ferguson & Company*

          99.2           Conversion Valuation Update Report*

          99.3           Revised Form of Stock Order Form

          * Filed previously.

     (b)  Financial Statement Schedules

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.


ITEM 28. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Pre-Effective Amendment Number 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on the 30 day of April, 1999.


                                           FIRST COMMUNITY FINANCIAL CORPORATION



                                           By:   /s/ William R. Gilliam
                                                 -------------------------------
                                                 William R. Gilliam

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment Number 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date: April 30, 1999            By:   /s/ William R. Gilliam
      --------                        ------------------------------------------
                                      William R. Gilliam, President and Director
                                      (Chief Executive Officer)


Date: April 30, 1999                By:   /s/ Christopher B. Redcay
      --------                        ------------------------------------------
                                      Christopher B. Redcay, Treasurer
                                      (Principal Accounting Officer and
                                      Principal Financial Officer)

Date: April 30, 1999            By:   /s/ Jimmy L. Byrd
      --------                        ------------------------------------------
                                      Jimmy L. Byrd, Director

Date: April 30, 1999            By:  /s/ Julian P. Griffin
      --------                       ------------------------------------------
                                     Julian P. Griffin, Director

Date: April 30, 1999            By:  /s/ Edgar L. Hartgrove
      --------                       ------------------------------------------
                                     Edgar L. Hartgrove, Director

Date: April 30, 1999            By:  /s/ William C. Ingold
      --------                       ------------------------------------------
                                     William C. Ingold, Director

Date: April 30, 1999            By:  /s/ Charles A. LeGrand
      --------                       ------------------------------------------
                                     Charles A. LeGrand, Director

Date: April 30, 1999            By:  /s/ James D. Moser, Jr.
      --------                       ------------------------------------------
                                     James D. Moser, Jr., Director

Date: April 30, 1999            By:  /s/ W. Joseph Rich
      ---------                      ------------------------------------------
                                     W. Joseph Rich, Director

Date: April 30, 1999            By:  /s/ Alfred J. Spitzner
      --------                       ------------------------------------------
                                     Alfred J. Spitzner, Director

Date:  May 3  , 1999            By:  /s/ Herbert N. Wellons
      --------                       ------------------------------------------
                                     Herbert N. Wellons, Director

                               INDEX TO EXHIBITS


EXHIBIT NO.
(PER EXHIBIT
TABLES IN
ITEM 601 OF
REGULATION S-B)     DESCRIPTION
---------------     -----------

     1.1 Engagement letter dated September 22, 1998 between Community Savings Bank, SSB and Trident Securities, Inc.*

     1.2 Form of Sales Agency Agreement among First Community Financial Corporation, Community Savings Bank, SSB and Trident Securities, Inc.*

     2.1 Amended and Restated Plan of Holding Company Conversion of Community Savings Bank, SSB*

     3.1            Articles of Incorporation of First Community Financial
                    Corporation*

     3.2            Bylaws of First Community Financial Corporation*

     4.1 Forms of Stock Certificate for First Community Financial Corporation and Community Savings Bank, SSB*

     5.1 Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to legality of securities to be registered hereby*

     8.1 Revised opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to federal and state tax consequences*

     8.2 Opinion of Ferguson & Company as to the value of subscription rights*

     10.1 Letter Agreement dated August 31, 1998 between Community Savings Bank, SSB and Ferguson & Company for appraisal services*

     10.2 Form of Employment Agreement to be entered into between Community Savings Bank, SSB and William R. Gilliam*

     10.3 Forms of Special Termination Agreements to be entered into between First Community Financial Corporation and Larry H. Hall, Joseph C. Canada, Judy L. Pennington and Christopher
                    B. Redcay*

     10.4 Forms of Employee Stock Ownership Plan and Trust of Community Savings Bank, Inc.*

EXHIBIT NO.
(PER EXHIBIT
TABLES IN
ITEM 601 OF
REGULATION S-B)     DESCRIPTION
---------------     -----------

     10.5 Form of Capital Maintenance Agreement between First Community Financial Corporation and Community Savings Bank, Inc.*

     23.1           Consent of PricewaterhouseCoopers LLP

     23.2           Consent of Ferguson & Company

     23.3           Consent of Brooks, Pierce, McLendon, Humphrey & Leonard,
                    L.L.P.

     27.1           Financial Data Schedule*

     99.1           Appraisal Report of Ferguson & Company*

     99.2           Conversion Valuation Update Report*

     99.3           Revised Form of Stock Order Form

     *              Filed previously.